UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2025

ZIMMER BIOMET HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-16407	13-4151777
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 East Main Street Warsaw, Indiana	46580
(Address of Principal Executive Offices)	(Zip Code)

(574) 373-3333

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	ZBH	New York Stock Exchange
2.425% Notes due 2026	ZBH 26	New York Stock Exchange
1.164% Notes due 2027	ZBH 27	New York Stock Exchange
3.518% Notes due 2032	ZBH 32	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Agreement and Plan of Merger

On January 28, 2025, Zimmer, Inc. (“Parent” or “Zimmer”), a Delaware corporation and wholly owned subsidiary of Zimmer Biomet Holdings, Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Paragon 28, Inc., a Delaware corporation (“Paragon 28”), Gazelle Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and, for certain provisions of the Merger Agreement, the Company. Subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into Paragon 28 (the “Merger”), with Paragon 28 continuing as the surviving corporation and a wholly owned subsidiary of Parent.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of Paragon 28 common stock, par value $0.01 per share (other than shares owned by Paragon 28, Parent, Merger Sub or any of their respective subsidiaries (which shares will be canceled) and shares with respect to which appraisal rights are properly exercised and not withdrawn under Delaware law), will automatically be converted into the right to receive (i) $13.00 in cash, without interest (the “Merger Consideration”) and (ii) one contractual contingent value right pursuant to the CVR Agreement (as defined and described below, a “CVR”).

At or prior to the Effective Time, Parent, a rights agent and, for certain provisions, the Company will enter into the Contingent Value Rights Agreement in the form attached as Exhibit A to the Merger Agreement (the “CVR Agreement”).

In addition, as of the Effective Time, each stock option to purchase shares of Paragon 28 common stock (each, a “stock option”) that is outstanding and unexercised as of immediately prior to the Effective Time will vest and be cancelled, with the holder thereof becoming entitled to receive, with respect to each share of Paragon 28 common stock underlying such stock option, (i) an amount in cash, without interest, equal to the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price for such stock option, and (ii) one CVR, in each case subject to applicable withholding taxes. Notwithstanding the foregoing, if the exercise price per share of Paragon 28 common stock of such stock option is equal to or greater than the sum of the Merger Consideration and the maximum Milestone Payment (as defined in the CVR Agreement), such stock option will be cancelled without any cash payment, CVR or other consideration being made in respect thereof, and if the exercise price per share of Paragon 28 common stock of such stock option is equal to or greater than the Merger Consideration, but less than the sum of the Merger Consideration and the maximum Milestone Payment (as defined in the CVR Agreement), such stock option will be cancelled and converted into the right to receive solely one CVR (where the amount payable pursuant to the CVR Agreement, if any, shall be reduced by the portion of such stock option’s per share exercise price that exceeds the Merger Consideration).

As of the Effective Time, each restricted stock unit with respect to Paragon 28 common stock subject solely to time-based vesting conditions (“RSU”) that is outstanding as of immediately prior to the Effective Time will vest and be cancelled, with the holder thereof becoming entitled to receive, with respect to each share of Paragon 28 common stock subject to such RSU, (i) an amount in cash, without interest, equal to the Merger Consideration and (ii) one CVR, in each case subject to applicable withholding taxes.

As of the Effective Time, each restricted stock unit with respect to Paragon 28 common stock subject to both performance-based and time-based vesting conditions (each, a “PSU”) that is outstanding as of immediately prior to the Effective Time will vest, as required pursuant to the award agreements applicable thereto, assuming attainment of performance goals at a level specified in the confidential disclosure letter delivered by Paragon 28 and will be cancelled, with the holder thereof becoming entitled to receive, with respect to each share of Paragon 28 common stock subject to such vested PSU, (i) an amount in cash, without interest, equal to the Merger Consideration and (ii) one CVR, in each case subject to applicable withholding taxes.

Finally, immediately prior to the Effective Time, Paragon 28’s Employee Stock Purchase Plan will be terminated and all accumulated contributions of each participant thereunder will, to the extent not used to purchase shares of Paragon 28 common stock in accordance with an accelerated exercise date pursuant to the terms and conditions of Paragon 28’s Employee Stock Purchase Plan, be refunded to such participant as promptly as practicable following the Effective Time.

The consummation of the Merger is subject to certain closing conditions, including (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Paragon 28 common stock (the “Stockholder Approval”), (ii) the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) certain other foreign regulatory approvals and (iv) the absence of any legal restraints that have the effect of preventing the consummation of the Merger. Additionally, Parent and Merger Sub’s obligations to consummate the Merger is subject to the absence of a Material Adverse Effect (as defined in the Merger Agreement) on Paragon 28 having occurred since the date of the Merger Agreement. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including the accuracy of the other party’s representations and warranties in the Merger Agreement (subject to certain materiality qualifiers) and the other party’s compliance in all material respects with its obligations under the Merger Agreement. Consummation of the Merger is not subject to a financing condition.

The Merger Agreement contains customary representations and warranties of each of Parent, Paragon 28 and Merger Sub relating to their respective businesses and certain matters related to the Merger Agreement. The Merger Agreement contains certain covenants, including covenants providing (i) for each of the parties to use reasonable best efforts to cause the transactions under the Merger Agreement to be consummated, (ii) for Paragon 28 to use reasonable best efforts to carry on its business in the ordinary course of business consistent with past practice during the interim period between the execution of the Merger Agreement and completion of the Merger, including using reasonable best efforts to preserve its business operations, and (iii) for Paragon 28 not to engage in certain kinds of transactions during that period without Parent’s consent.

The Merger Agreement obligates Paragon 28 to abide by customary “no-shop” restrictions on its ability to solicit alternative takeover proposals from third parties and to provide non-public information to and enter into discussions or negotiations with third parties regarding alternative takeover proposals. Notwithstanding this obligation, prior to the receipt of the Stockholder Approval, if Paragon 28 receives an unsolicited alternative takeover proposal that Paragon 28’s Board of Directors determines in good faith (after consultation with Paragon 28’s legal counsel and financial advisor) constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined in the Merger Agreement and summarized below) and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, Paragon 28 may under certain circumstances furnish information to and engage in discussions or negotiations with the third party making such alternative takeover proposal. A “Superior Proposal” generally is any bona fide written takeover proposal to acquire 50% or more of the outstanding shares of Paragon 28 common stock or of the assets of Paragon 28 and Paragon 28’s subsidiaries, which proposal did not result from a breach of the “no-shop” restrictions and, in the good faith determination of Paragon 28’s Board of Directors (after consultation with Paragon 28’s legal counsel and financial advisor), is reasonably likely to be consummated in accordance with its terms and, if consummated, would result in a transaction more favorable from a financial point of view to Paragon 28’s stockholders than the transactions under the Merger Agreement, taking into account changes to the Merger Agreement proposed by Parent in response thereto. Prior to Paragon 28 entering into a written definitive agreement for, or effecting a change in recommendation of Paragon 28’s Board of Directors in connection with, a Superior Proposal, Paragon 28 must provide Parent with advance written notice of its intention to do so and Parent will generally have at least four business days after receipt of such notice to negotiate with Paragon 28 to make such adjustments in the terms and conditions of the Merger Agreement as would permit Paragon 28’s Board of Directors not to enter into such a definitive agreement or change its recommendation.

The Merger Agreement contains certain customary termination rights for Paragon 28 and Parent, including a right to terminate the Merger Agreement if the Merger is not completed by November 28, 2025 (as such date may be extended to January 28, 2026, pursuant to the terms of the Merger Agreement, the “Outside Date”). The Merger Agreement further provides that, upon termination of the Merger Agreement under certain specified circumstances, including, among others, Paragon 28’s termination of the Merger Agreement to enter into a written definitive agreement for a Superior Proposal or following a change in recommendation of Paragon 28’s Board of Directors, Paragon 28 will be obligated to pay Parent a termination fee of $40 million.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Paragon 28, Parent or any of their respective subsidiaries or affiliates. The representations and warranties of the parties contained in the Merger Agreement have been made solely for the benefit of the parties thereto. In addition, such representations and warranties (i) have been made only for purposes of the Merger Agreement, (ii) may be subject to limits or exceptions agreed upon by the contracting parties, (iii) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (iv) were made only as of the date of the Merger Agreement or other specific dates and (v) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Paragon 28, Parent or Merger Sub or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Contingent Value Rights Agreement

At or immediately prior to the Effective Time, Zimmer, a rights agent and, for certain provisions of the CVR Agreement, the Company, will enter into the CVR Agreement, governing the terms of the CVRs to be received by Paragon 28’s stockholders. The CVRs are not transferable except under certain limited circumstances, will not be evidenced by a certificate or other instrument and will not be registered or listed for trading. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in the Company, Zimmer, Merger Sub, Paragon 28 or any of their affiliates.

Each CVR represents the right to receive a cash payment of up to $1.00 per CVR. The cash payment will become payable upon achievement of Net Revenue (as defined in the CVR Agreement) in excess of $346 million during the period from January 1, 2026 through December 31, 2026 and will be determined linearly based on Net Revenue in excess of $346 million up to $361 million, with no payment being payable if Net Revenue during the applicable period is less than $346 million and the full cash payment of $1.00 per CVR being payable if Net Revenue during the applicable period is at least $361 million.

There can be no assurance that the milestone will be achieved during the relevant period, and that the resulting milestone payments will occur.

The foregoing description of the CVR Agreement is not complete and is qualified in its entirety by reference to the Form of CVR Agreement, which is attached as Exhibit A to the Merger Agreement in Exhibit 2.1, and is incorporated herein by reference.

Voting Agreement

On January 28, 2025, concurrently with the execution of the Merger Agreement, Parent and Merger Sub entered into a voting agreement (the “Voting Agreement”) with Albert DaCosta, Paragon 28’s Chairman, President and Chief Executive Officer, in his capacity as a stockholder of Paragon 28, pursuant to which, among other things, Mr. DaCosta agreed to vote all of his shares of Paragon 28 common stock beneficially owned (i) in favor of the adoption and approval of the Merger Agreement and approval of the Merger, (ii) against any takeover proposal from a third party and (iii) against any other action that is intended or could reasonably be expected to materially impede, interfere with or delay the consummation of the Merger.

The Voting Agreement will terminate upon the earliest of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) a material modification or amendment to the Merger Agreement, without the consent of Mr. DaCosta, that reduces the amount, changes the form or otherwise affects the consideration payable under the Merger Agreement, and (iv) the mutual consent of the parties.

The foregoing description of the Voting Agreement and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to the form of Voting Agreement, a copy of which is filed as Exhibit 99.1 hereto and the terms of which are incorporated herein by reference.

Offer Letter

In connection with the execution of the Merger Agreement, Mr. DaCosta, entered into an offer letter with the Company (the “Offer Letter”). Pursuant to the terms of the Offer Letter, subject to and effective as of the closing date of the Merger, Mr. DaCosta will hold the position of Global President, Foot and Ankle.

Forward-Looking Statements

This communication, and any documents to which the Company refers in this communication, contain not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “forecast,” “expect,” “believe,” “will,” “intend,” “plan,” and words of similar substance. Such forward-looking statements include the expected completion and timing of the proposed transaction and other information relating to the proposed transaction. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or performance to differ materially from those expressed in or contemplated by the forward-looking statements, including the following: (i) risks related to the satisfaction of the conditions to closing the Merger (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as whether the stockholders of Paragon 28 will approve the acquisition and the possibility that the acquisition does not close; (ii) risks related to the possibility that competing offers or acquisition proposal for Paragon 28 will be made; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (iv) risks related to the ability to realize the anticipated benefits of the Merger, including the possibility that the expected benefits from the Merger will not be realized or will not be realized within the expected time period; (v) the risk that the businesses will not be integrated successfully; (vi) risks relating to the achievement, in part or at all, of the revenue milestone necessary for the payment of any contingent value rights; (vii) disruption from the pending Merger making it more difficult to maintain business and operational relationships, including with customers, vendors, service providers, independent sales representatives, agents or agencies; (viii) risk related to the pending Merger diverting Company management’s attention from the ongoing business operations of its business; (ix) negative effects of the announcement of the Merger or the consummation of the Merger on the market price the Company’s common stock and on the Company’s operating results; (x) significant transaction costs; (xi) unknown liabilities; (xii) the risk of litigation, including shareholder litigation, and/or regulatory actions, including any conditions, limitations or restrictions placed on approvals by any applicable governmental entities, related to the Merger; and (xiii) (A) other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and the Company’s subsequent Quarterly Reports on Form 10-Q (in particular, the risk factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in such Annual Report and Quarterly Reports), and (B) other risk factors identified from time to time in other filings with the U.S. Securities and Exchange Commission (the “SEC”).

The list of factors that may affect actual results and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to update any of these forward-looking statements as the result of new information or to reflect events or circumstances after the date of this communication or to reflect actual outcomes, expect as required by law, and expressly disclaims any obligation to revise or update any forward-looking statement to reflect future events or circumstances.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed transaction, Paragon 28 will be filing documents with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction. The definitive proxy statement will be mailed to Paragon 28’s stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, and on Paragon 28’s website at www.paragon28.com. In addition, the proxy statement and other documents may be obtained free of charge by directing a request to Paragon 28, Inc., Robert McCormack, 14445 Grasslands Drive, Englewood, Colorado, telephone: (720) 912-1332.

Participants in the Solicitation

The Company and Paragon 28 and their respective directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Paragon 28 in connection with the proposed transaction. Information regarding the Company’s directors and executive officers can be found in the Company’s definitive proxy statement filed with the SEC on March 27, 2024. Information regarding Paragon 28’s directors and executive officers can be found in Paragon 28’s definitive proxy statement filed with the SEC on April 5, 2024. Additional information regarding the interests of Paragon 28’s directors and executive officers in the proposed transaction will be included in the proxy statement described above. These documents are available free of charge at the SEC’s web site at www.sec.gov, on the Company’s website at www.zimmerbiomet.com and on Paragon 28’s website at www.paragon28.com.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
2.1*	Agreement and Plan of Merger, dated January 28, 2025, by and among Zimmer, Inc., Paragon 28, Inc., Gazelle Merger Sub I and Zimmer Biomet Holdings, Inc.

99.1*	Voting Agreement, dated January 28, 2025, by and among Zimmer, Inc., Gazelle Merger Sub I, Inc. and Albert DaCosta

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Zimmer Biomet Holdings, Inc.

Date: January 29, 2025	By:	/s/ Chad F. Phipps
Chad F. Phipps Senior Vice President, General Counsel and Secretary

Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

ZIMMER, INC.,

GAZELLE MERGER SUB I, INC.,

PARAGON 28, INC.

and, solely for purposes of Section 8.15,

ZIMMER BIOMET HOLDINGS, INC.

Dated as of January 28, 2025

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	Form of CVR Agreement
Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation

-iii-

This AGREEMENT AND PLAN OF MERGER, dated as of January 28, 2025 (this “Agreement”), is by and among (i) Zimmer, Inc., a Delaware corporation (“Parent”), (ii) Gazelle Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), (iii) Paragon 28, Inc., a Delaware corporation (the “Company”) and (iv) solely as provided by Section 8.15, Zimmer Biomet Holdings, Inc., a Delaware corporation (“Guarantor”). Certain capitalized terms used in this Agreement are defined in Section 8.12.

WHEREAS, pursuant to this Agreement, Merger Sub shall be merged with and into the Company (the “Merger”) with the Company surviving the Merger as the surviving corporation in the Merger and as a wholly owned Subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and on the terms and subject to the conditions set forth in this Agreement, pursuant to which each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) as of the Effective Time (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01.b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.07), shall be converted into the right to receive an amount equal to (i) $13.00 per share of Company Common Stock (the “Cash Amount”), without interest and subject to applicable withholding Taxes, plus (ii) one contractual contingent value right per share of Company Common Stock (each, a “CVR”), which shall represent the right to receive a Milestone Payment (as such term is defined in the CVR Agreement) (the Cash Amount plus the CVR, collectively, being the “Merger Consideration”), in cash, net of applicable Taxes and without interest, on the terms and subject to the conditions set forth in this Agreement and the CVR Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously adopted resolutions (i) approving (including for the purposes of Section 203 of the DGCL) and declaring advisable this Agreement, the execution, delivery and performance thereof and the consummation of the transactions contemplated hereby, including the Merger, and approving the CVR Agreement and the transactions contemplated thereby, (ii) determining that the CVR Agreement, the Merger and the other transactions contemplated by this Agreement and the CVR Agreement are advisable, fair to, and in the best interests of, the Company and the stockholders of the Company, and (iii) resolving to recommend that the holders of Company Common Stock approve the adoption of this Agreement (the “Company Board Recommendation”) and directing that this Agreement be submitted to the Company’s stockholders entitled to vote thereon at the Company Stockholders Meeting for approval of the adoption thereof;

WHEREAS, the Board of Directors of each of Parent and Guarantor have duly approved the execution, delivery and performance of this Agreement and the CVR Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, and declared it advisable to enter into this Agreement;

WHEREAS, the sole member of the Board of Directors of Merger Sub has acted by written consent (i) approving and declaring advisable this Agreement, the execution, delivery and performance thereof and the CVR Agreement, (ii) resolving to submit this Agreement and the transactions contemplated thereby, including the Merger, to the sole stockholder of Merger Sub approval of the adoption thereof, and (iii) resolving to recommend that the sole stockholder of Merger Sub approve the adoption of this Agreement and the CVR Agreement;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, will approve and adopt this Agreement, the CVR Agreement, and the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement and the CVR Agreement by written consent immediately following the execution of this Agreement;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the CVR Agreement and the Merger and also prescribe various conditions to the CVR Agreement and the Merger; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Guarantor’s, Parent’s and Merger Sub’s willingness to enter into this Agreement, certain holders of the Company Common Stock are entering into a voting and support agreement (the “Voting Agreement”) with Parent and Merger Sub.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

The Merger

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation”.

Section 1.02. Merger Closing. Unless this Agreement has been terminated pursuant to Article VII, the closing of the Merger (the “Merger Closing”) shall take place at 8:00 a.m. (New York City time), at the offices of Cravath, Swaine & Moore LLP, Two Manhattan West, 375 Ninth Avenue, New York, New York 10001 or remotely by exchange of documents and signatures (or their electronic counterparts), on the date that is the fifth Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of those conditions), or at such other place, time and date as shall be agreed to in writing by the parties hereto. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date”.

Section 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Merger Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the “Secretary of State of Delaware”) executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL to effectuate the Merger. The Merger shall become effective at the time that the Certificate of Merger is duly filed with the Secretary of State of Delaware or, to the extent permitted by applicable Law, at such later date and time as is agreed to in writing by Parent and the Company prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.04. Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 259, of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05. Certificate of Incorporation and Bylaws of the Surviving Corporation. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Company, Parent or Merger Sub, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety as set forth on Exhibit B hereto, and as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable Law and the certificate of incorporation of the Surviving Corporation (and subject to the requirements set forth in Section 5.07).

(b) Subject to Section 5.07, the parties shall take the actions necessary so that, at the Effective Time, the bylaws of the Company shall be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation (and subject to the requirements set forth in Section 5.07).

Section 1.06. Directors and Officers of the Surviving Corporation. (a) The parties shall take all requisite action so that, from and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation immediately following the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or designated and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b) The parties hereto shall take all requisite action so that, from and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(c) Prior to the Merger Closing, the Company shall use reasonable best efforts to cause (x) each director of the Company and, (y) if so requested by Parent, each officer of the Company and each officer and director of each of the Company’s Subsidiaries to execute and deliver a letter effectuating his or her resignation as an officer or as a member of the board of directors of the Company or applicable Subsidiary, respectively, to be effective as of immediately prior to, and contingent upon the occurrence of, the Effective Time.

ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates;

Equity-Based Awards

Section 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any securities of Company, Parent or Merger Sub:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation upon consummation of the Merger.

(b) Cancelation of Certain Shares of Capital Stock. Each issued share of Company Common Stock that is owned by the Company as a treasury share as of immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor. Each issued and outstanding share of Company Common Stock held by Parent or Merger Sub or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01.b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.07) shall be converted automatically into and shall thereafter represent only the right to receive the Merger Consideration, subject to any applicable withholding Taxes. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Share Certificate”) or uncertificated shares of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor.

Section 2.02. Exchange Matters. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the holders of shares of Company Common Stock to receive the aggregate Merger Consideration to which holders of such shares of Company Common Stock shall become entitled to receive in accordance with this Article II and, in connection therewith, prior to the Effective Time shall enter into an agreement with the Paying Agent, in a form reasonably acceptable to the Company. On or prior to the Merger Closing Date, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to make payment of the aggregate Merger Consideration (the “Payment Fund”). For the avoidance of doubt, Parent shall not be required to deposit any funds related to the CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. Pending its disbursement in accordance with this Section 2.02, the Payment Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America (“U.S.”), (ii) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent or its designated Affiliate. In the event the Payment Fund shall be insufficient to pay the aggregate Merger Consideration, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment. The Payment Fund shall not be used for any purpose other than to pay the Merger Consideration in accordance herewith, except as otherwise expressly provided for in this Agreement. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein.

(b) Payment Procedures.

(i) As promptly as practicable after the Effective Time (but in no event more than five Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to deliver to each Person who was, immediately prior to the Effective Time, a holder of a Share Certificate or Book-Entry Shares not held, directly or indirectly, through The Depository Trust Company (“DTC”) (other than a Share Certificate representing (i) shares of Company Common Stock to be canceled in accordance with Section 2.01.b) or (ii) Appraisal Shares, which shall be treated in accordance with Section 2.07) (x) a letter of transmittal, which shall be in reasonable and customary form (and which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon delivery of the Share Certificates (or affidavits in lieu thereof in accordance with Section 2.02.d)) to the Paying Agent or, in the case of such Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (y) instructions for use in effecting the surrender of the Share Certificates or Book-Entry Shares to the Paying Agent, as applicable, in exchange for payment of the Merger Consideration as provided in Section 2.01.c).

(ii) Upon delivery of a letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), and either (A) surrender to the Paying Agent of Share Certificates (or affidavits in lieu thereof in accordance with Section 2.02.d)) or (B) transfer of Book-Entry Shares not held through DTC, by book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares as the Paying Agent may reasonably request), in each case as contemplated in subsection (i) of this Section 2.02.b), the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Share Certificates or Book-Entry Shares, and the Share Certificates so surrendered shall forthwith be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Share Certificates or Book-Entry Shares for the benefit of the holder thereof. Until surrendered as contemplated by this Section 2.02, each Share Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(iii) The Persons who were, immediately prior to the Effective Time, holders of Book-Entry Shares (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01.b) or (ii) Appraisal Shares, which shall be treated in accordance with Section 2.07) held, directly or indirectly, through DTC shall not be required to deliver a Share Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Section 2.02. With respect to such Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries, the aggregate Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Section 2.02.

(iv) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Share Certificate is registered, it shall be a condition of payment that the Share Certificate (or effective affidavits of loss in lieu thereof) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Paying Agent and Parent that any applicable stock transfer or similar Taxes have been paid or are not applicable. None of Parent, Merger Sub and the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in the immediately preceding sentence under any circumstance. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Persons in whose name such Book-Entry Shares are registered in the stock transfer records of the Company.

(c) Transfer Books; No Further Ownership Rights. The Merger Consideration paid in respect of the shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all ownership rights in such common stock and at the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02.e), if, at any time after the Effective Time, Share Certificates or Book-Entry Shares are presented to the Surviving Corporation, for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Share Certificate, the applicable Merger Consideration to be paid (less any amounts entitled to be deducted or withheld pursuant to this Agreement) in respect of the shares of Company Common Stock formerly represented by such Share Certificate as contemplated by this Article II, and subject to the terms and conditions of this Agreement.

(e) Termination of Payment Fund. At any time following the first anniversary of the Merger Closing Date, Parent shall be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund (including any interest received with respect thereto) which has not been disbursed to holders of Share Certificates or Book-Entry Shares, and thereafter such holders who have not heretofore complied with this Article II shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Law) as general creditors thereof with respect to payment of their claims for the Merger Consideration pursuant to the provisions of this Article II. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law. If any Share Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Share Certificate would otherwise escheat to or become the property of any Governmental Authority, any Merger Consideration in respect of such Share Certificate shall, to the extent permitted by applicable Law, immediately prior to such date, become the property of the Surviving Corporation, subject to the claims of any holder of Company Common Stock entitled to payment of Merger Consideration who has not heretofore complied with this Article II.

(g) Withholding. Each of Parent, Merger Sub, the Company, the Surviving Corporation, the Rights Agent, the Paying Agent and their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement or the CVR Agreement (including any Milestone Payment in respect of the CVR) such amounts as are required to be deducted or withheld under applicable Tax Law (including with respect to any amounts treated as interest under Section 483 of the Code). Except with respect to compensatory amounts, if any of Parent, Merger Sub, the Company, the Surviving Corporation, the Rights Agent, the Paying Agent or their respective Affiliates determines that it is required to deduct and withhold any amount payable pursuant to this Agreement, then it shall reasonably cooperate with the Company to obtain any affidavits, certificates and other documents as may reasonably be expected to afford to the Company and its stockholders reduction of, or relief from, such deduction or withholding. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.03. Treatment of Equity-Based Awards. Prior to the Effective Time, the Company Board (or, if appropriate, any duly authorized committee thereof administering the Equity Plans) shall adopt such resolutions and take such other actions as may be required (under the Equity Plans and the applicable award agreements, applicable Law or otherwise) to (i) effect the treatment of the Equity-Based Awards pursuant to Section 2.03.a)-(c) (including amending the Company’s 2011 Omnibus Stock Option and Award Plan to permit the treatment of such holder’s Company Stock Options pursuant to Section 2.03.b)), (ii) terminate the Equity Plans, as of immediately prior to the Effective Time and (iii) ensure that, on and following the Effective Time, no holder of any Equity-Based Awards shall have any rights to receive any payments, benefits, or property (including the right to acquire or receive any equity interest in Parent, Merger Sub, the Company, the Surviving Corporation, or any of their respective Subsidiaries or Affiliates) in respect thereof, other than as set forth in this Agreement.

(a) Each restricted stock unit with respect to Company Common Stock subject solely to time-based vesting conditions (each, a “Company RSU”) outstanding immediately prior to the Effective Time shall, as of the Effective Time, vest and be canceled, and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, for each share of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, (i) the Cash Amount, and (ii) one CVR issued pursuant to and in accordance with the CVR Agreement.

(b) Each restricted stock unit with respect to Company Common Stock that was granted subject to both performance-based and time-based vesting conditions (each, a “Company PSU”) outstanding immediately prior to the Effective Time shall, as of the Effective Time, vest and be canceled, and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, for each share of Company Common Stock subject to such Company PSU immediately prior to the Effective Time (with the number of shares subject to such Company PSU determined as provided on Section 2.03(b) of the Company Disclosure Letter, (i) the Cash Amount, and (ii) one CVR issued pursuant to and in accordance with the CVR Agreement.

(c) Each option to purchase shares of Company Common Stock other than options granted pursuant to the Company ESPP (each, a “Company Stock Option”) outstanding and unexercised immediately prior to the Effective Time shall, as of the Effective Time, vest and be canceled, and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, for each share of Company Common Stock underlying such Company Stock Option, (i) an amount in cash, without interest, equal to the excess, if any, of the Cash Amount over the per share exercise price of such Company Stock Option, and (ii) one CVR issued pursuant to and in accordance with the CVR Agreement; provided, however, that any such Company Stock Option with a per share exercise price that is equal to or greater than the sum of the Cash Amount and the maximum Milestone Payment shall be canceled as of the Effective Time for no consideration; provided, further, however, that any such Company Stock Option with a per share exercise price that is equal to or greater than the Cash Amount but less than the sum of the Cash Amount and the maximum Milestone Payment shall be cancelled (and the holder shall not be entitled to any payment of the Cash Amount at the Effective Time) and converted into the right to receive solely, in full satisfaction of the rights of such holder with respect thereto for each share of Company Common Stock underlying such Company Stock Option, one CVR issued pursuant to and in accordance with the CVR Agreement.

Section 2.04. Payments with Respect to Equity-Based Awards. Notwithstanding anything in this Agreement to the contrary, (a) any payments in respect of the Cash Amount payable pursuant to Section 2.03.a)-(c) shall be paid as promptly as reasonably practicable after the Effective Time (but in any event, no later than the first regularly-scheduled payroll date that occurs more than five Business Days after the Effective Time) by (or caused to be paid by) the Surviving Corporation or any of its Subsidiaries through an applicable payroll system, less applicable Tax withholdings and other required deductions, to the holders of the Equity-Based Awards (or such other method as the Company typically utilizes for such payments), and (b) any payments in respect of the Milestone Payment for each CVR issued to holders of Equity-Based Awards shall be paid, less applicable Tax withholdings and other required deductions, in accordance with the CVR Agreement; provided, however, that to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code (“Section 409A”), such amounts shall instead be paid at the earliest time such payment would not cause or reasonably be expected to cause an impermissible acceleration event under Section 409A.

Section 2.05. Treatment of Company ESPP. In connection with execution of this Agreement or as soon as reasonably practicable following thereafter, the Company shall take all actions required pursuant to the terms of the Company ESPP or otherwise (including, as the case may be, amending the Company ESPP) to (i) ensure that no new “offering period” or “purchase period” (as such terms are defined in the Company ESPP) shall be commenced under the Company ESPP after the date of this Agreement, (ii) provide that no new participants may elect to participate in the Company ESPP after the date of this Agreement, (iii) provide that no participant may increase their payroll deductions as of the date of this Agreement and (iv) if the Effective Time shall occur prior to the end of any offering period in existence under the Company ESPP as of the Effective Time, the Company shall take all reasonable actions required to (A) cause a new exercise date to be set under the Company ESPP, which date shall be no later than ten Business Days prior to the Effective Time, for the automatic exercise of such options on such date, (B) provide that the amount of the accumulated contributions of each participant under the Company ESPP shall, to the extent not used to purchase Company Common Stock in accordance with the terms and conditions of the Company ESPP (as amended pursuant to this Section 2.05), be refunded to such participant as promptly as practicable following the Effective Time (but no later than the first regularly-scheduled payroll date that occurs more than five Business Days after the Effective Time). Prior to the Effective Time, the Company Board (or, if appropriate, any duly authorized committee thereof administering the Company ESPP) shall adopt such resolutions and take such other actions as may be required to terminate the Company ESPP, as of immediately prior to the Effective Time.

Section 2.06. Adjustments. If during the time period between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, then the Merger Consideration and any other amounts payable pursuant to this Article II shall be equitably adjusted to reflect such stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change; provided, however, that nothing in this Section 2.06 shall be construed to permit or require the Company to take any action with respect to the shares of Company Common Stock that is prohibited by the terms of this Agreement.

Section 2.07. Appraisal Rights. (a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who (i) has not voted in favor of the Merger or consented to it in writing and (ii) is entitled to demand and has properly demanded appraisal rights with respect to such shares pursuant to, and who complies in all respects with, all provisions of Section 262 of the DGCL concerning the rights of Persons holding shares of Company Common Stock to demand appraisal of such shares of Company Common Stock in connection with the Merger (such shares, “Appraisal Shares” and such section of the DGCL, “Section 262”) (until such time as such Person fails to perfect, effectively withdraws, waives or otherwise loses such Person’s appraisal rights under the DGCL with respect to his or her Appraisal Shares, at which time such shares shall cease to be Appraisal Shares, as applicable) shall not be converted into or represent the right to receive the Merger Consideration as provided in Section 2.01.c), unless and until such Person shall have failed to perfect or shall have effectively withdrawn, waived or otherwise lost such Person’s right to appraisal under the DGCL, but instead and in lieu thereof the Persons holding Appraisal Shares shall be entitled to receive only those rights and payments provided to Persons holding Appraisal Shares under Section 262 with respect to the Appraisal Shares. From and after the Effective Time, all Appraisal Shares shall no longer be outstanding and shall be cancelled and cease to exist, and each Person holding Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if, after the Effective Time, any such Person holding Appraisal Shares shall have failed to properly perfect or shall have effectively withdrawn, waived or otherwise lost the right to appraisal under Section 262, or a court of competent jurisdiction determines that such Person is not entitled to the relief provided by Section 262 with respect to any shares of Company Common Stock, then the right of such Person to receive those rights under Section 262 and to be paid the fair value of such Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been cancelled and converted as of the Effective Time into the right to receive the applicable Merger Consideration as provided in Section 2.01.c), without interest thereon and subject to any withholding of Taxes required by applicable Law, and shall not thereafter be deemed to be Appraisal Shares.

(b) Prior to the Effective Time, the Company shall give prompt notice to Parent of any written demands received by the Company for appraisal of any shares of Company Common Stock, attempted withdrawals of any such demand and any other documents or instruments served pursuant to applicable Law and received by the Company relating to rights of appraisal in accordance with Section 262, and Parent shall have the right to direct and participate in all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, settle or offer to settle, approve any withdrawal, or make any payment or deliver any consideration with respect to, or settle or compromise, any such demands or notices of dissent, or approve of any withdrawal of any such demands, or agree or commit to do any of the foregoing. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), require the Company to make any payment with respect to any demands for appraisal or notices of dissent or offer to settle or settle any such demands or notices.

Section 2.08. Further Action. The parties agree to take all necessary action to cause the Merger to become effective in accordance with this Article II as soon as practicable following the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Merger Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions). If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement (x) to which there is a cross-reference to such information, item or matter or (y) to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Company since October 1, 2023 and publicly available at least one Business Day prior to the execution of this Agreement (the “Filed SEC Documents”), other than any general cautionary or forward-looking statements contained in the “Risk Factors” section of any such Filed SEC Document; provided that this clause (B) shall not apply to the representations and warranties set forth in Section 3.02 (Capitalization), Section 3.03 (Authority; Noncontravention), and Section 3.22 (Brokers and Other Advisors):

Section 3.01. Organization; Standing. (a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, is in good standing with the Secretary of State of Delaware and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted and to own and use its assets in the manner in which its assets are currently owned and used, except (other than with respect to the Company’s due organization and valid existence) has not had, individually or in the aggregate, a Material Adverse Effect. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents. The Company is not in violation of any provision of the Company Charter Documents.

(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted and to own and use its assets in the manner in which its assets are currently owned and used, except where the failure to be so organized, existing and in good standing would not have, individually or in the aggregate, a Material Adverse Effect. The Company has delivered or made available to Parent true and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each of the Company’s Subsidiaries as in effect as of the date hereof, including all amendments thereto. No Subsidiary of the Company is in violation of any provision of its organizational documents, except as would not have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company (and each of its Subsidiaries) is qualified or licensed to do business as a foreign corporation, and is in good standing (where such concept is recognized under applicable Law), in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.02. Capitalization. (a) The authorized shares of the Company consist of 300,000,000 shares of Company Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on January 24, 2025 (the “Capitalization Date”), (i) 83,860,532 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding. As of the Capitalization Date, 18,914,725 shares of Company Common Stock were reserved and available for issuance pursuant to the Equity Plans, of which amount (A) 2,527,040 shares of Company Common Stock were subject to outstanding Company RSUs, (B) 345,078 shares of Company Common Stock were subject to outstanding Company PSUs (assuming attainment of the target level of performance) and 804,827 shares of Company Common Stock were subject to outstanding Company PSUs (assuming attainment of the maximum level of performance) and (C) 4,679,409 shares of Company Common Stock were subject to outstanding Company Stock Options. As of the Capitalization Date, 4,307,605 shares of Company Common Stock where reserved and available for issuance under the Company ESPP. From the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has issued any Company Securities other than, in each case, pursuant to the vesting, settlement or exercise of Equity-Based Awards, or the forfeiture of, or withholding of Taxes with respect to, Equity-Based Awards, in all cases, in accordance with their terms. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) Section 3.02.b) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a list of each holder of an Equity-Based Award, including the holder’s jurisdiction, the date of grant of each such Equity-Based Award, the number of shares of Company Common Stock subject to each Equity-Based Award (including both the target and the maximum number of shares of Company Common Stock subject to each Company PSU), the exercise or purchase price per share of Company Common Stock subject to each Equity-Based Award, the expiration date of such Equity-Based Award, the Equity Plan under which such Equity-Based Award was granted, the vesting schedule of such Equity-Based Award and the performance conditions associated with any Equity-Based Award that is subject to performance-based vesting, whether such Equity-Based Award is intended to be treated as an “incentive stock option” pursuant to Section 422 of the Code, and whether such Equity-Based Award is subject to Section 409A.

(c) Except as described in Section 3.02(a) and Section 3.02.b), as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities.

(d) Other than the Equity Plans, there are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the forfeiture of, or withholding of Taxes with respect to, Equity-Based Awards), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal, stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Securities. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities.

(e) Each Equity-Based Award (i) was granted under an Equity Plan, (ii) was granted in compliance with all applicable securities Laws or exemptions therefrom and in accordance with the terms of the applicable Equity Plan and (iii) is evidenced by a written award agreement substantially in a form that has been made available to Parent. Each Company Stock Option has an exercise price per share that is no less than the fair market value, as of the grant date of such Company Stock Option, per share of Company Common Stock subject to such Company Stock Option, determined in a manner consistent with Section 409A.

(f) All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary are owned directly or indirectly, beneficially and of record, by the Company or its Subsidiaries free and clear of all Encumbrances and transfer restrictions, except for Permitted Encumbrances and such Encumbrances and transfer restrictions as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary.

Section 3.03. Authority; Noncontravention. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval and assuming the representations and warranties set forth in Section 4.10 are true and correct, to consummate the Transactions. The execution, delivery and performance by the Company of this

Agreement, and, assuming the representations and warranties set forth in Section 4.10 are true and correct and, subject to obtaining the Company Stockholder Approval, the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Guarantor, Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).

(b) The Company Board (at a meeting duly called and held) has unanimously adopted resolutions (i) approving (including for the purposes of Section 203 of the DGCL) and declaring advisable this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and approving the CVR Agreement and the transactions contemplated thereby, (ii) determining that the terms of this Agreement, the CVR Agreement, the Merger and the other transactions contemplated by this Agreement and the CVR Agreement are fair to, and in the best interests of, the Company and the stockholders of the Company, (iii) resolving to recommend the Company Board Recommendation and direct that this Agreement be submitted to the Company’s stockholders at the Company Stockholders Meeting for approval of the adoption of this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way.

(c) Assuming the representations and warranties set forth in Section 4.10 are true and correct, except for the approval of the adoption of this Agreement by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement at the Company Stockholders Meeting, or any adjournment or postponement thereof (the “Company Stockholder Approval”), no other vote or approval of the holders of Company Common Stock or any other equity interests of the Company or any other corporate action (except as contemplated in Section 3.03.a)) on the part of the Company is necessary to adopt this Agreement and approve the Merger and the transactions contemplated hereby.

(d) The execution and delivery of this Agreement by the Company, the consummation of the Merger and the other transactions contemplated by this Agreement, and the performance or compliance by the Company with any of the terms or provisions hereof, will not (i) conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the consents, approvals, filings, licenses, permits, authorizations, declarations, notifications and registrations referred to in Section 3.04 are obtained prior to the Effective Time and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to the

Company or any of its Subsidiaries, (y) require any approval under, conflict with, result in a breach of, violate or constitute a default under any of the terms or provisions of any Material Contract or Permit, or give rise to any right of termination, acceleration, cancellation or give others any right to receive any payment (in all cases, with or without notice or lapse of time or both) any of the terms or provisions of any Material Contract or Permit or (z) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.04. Governmental Approvals. Except for (a) the filings required under and compliance with other applicable requirements of the HSR Act and any other applicable Antitrust Laws or Foreign Investment Laws, (b) the filing with the SEC of (i) the letter to stockholders, notice of meeting, form of proxy and proxy statement relating to the Company Stockholders Meeting and any annexes, schedules or exhibits filed in connection therewith, in each case as amended or supplemented from time to time (collectively, the “Proxy Statement”) and (ii) such filings under the Securities Act or Securities Exchange Act of 1934 (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement or the CVR Agreement, (c) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (d) such filings as may be required under the rules and regulations of the New York Stock Exchange (“NYSE”) and (e) compliance with any applicable state securities or blue sky laws, no consent, approval, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, other than such other consents, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.05. Company SEC Documents; Undisclosed Liabilities. (a) The Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2022 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as (x) may be indicated in the notes thereto or (y) as permitted by Regulation S-X) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations and consolidated statements of cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments that are not, individually or in the aggregate, material).

(c) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of December 31, 2023 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) incurred pursuant to the terms of this Agreement or in connection with the Transactions or (iv) as would not, individually or in the aggregate, have a Material Adverse Effect.

(d) The Company maintains, and since January 1, 2022 has maintained, disclosure controls and procedures and a system of “internal controls over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective and disclosed to the Company’s independent registered public accounting firm and audit committee of the Company Board (A) all significant deficiencies and material weakness in the design or operation of internal control over financial reporting utilized by the Company which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2022, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of (i) any “significant deficiencies”, “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting utilized by the Company which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated or (ii) or any fraud that involves the management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.

(e) The Company maintains disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all material information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with all current listing and corporate governance requirements of NYSE.

(f) There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents are the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened in writing, in each case regarding any accounting practices of the Company.

(g) Neither the Company nor any of its Subsidiaries is a party to, or has any obligation or other commitment to become a party to, (i) any securitization transaction, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand) or (ii) any “off-balance sheet arrangements” (as defined in Item 303(b) of Regulation S-K under the Exchange Act).

(h) Since January 1, 2022, to the Knowledge of the Company, the Company has not received any material complaint, allegation, assertion or claim (whether written or oral), regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

Section 3.06. Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Proxy Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the time such document is filed with the SEC, comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein. The information with respect to the Company (or any of its Subsidiaries) that the Company furnishes to Parent or Merger Sub specifically for use in the Proxy Statement, at the time of the filing of, at any time the Proxy Statement is amended or supplemented and at the time of any distribution or dissemination of the Proxy Statement, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.07. Absence of Certain Changes. (a) From the Balance Sheet Date through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business.

(b) From the Balance Sheet Date through the date of this Agreement, there has not been or occurred any effect, change, event, circumstance, condition, development, state of facts or occurrence that has had, individually or in the aggregate, a Material Adverse Effect.

(c) From September 30, 2024 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would have constituted a breach of Section 5.01(b)(ii), Section 5.01(b)(iii), Section 5.01(b)(iv), Section 5.01(b)(vi), Section 5.01(b)(viii), Section 5.01(b)(xi), Section 5.01(b)(xiii), Section 5.01(b)(xiv), Section 5.01(b)(xv), Section 5.01(b)(xvi), Section 5.01(b)(xix) or Section 5.01(b)(xxi) had such action been taken after the execution of this Agreement without the prior consent of Parent.

Section 3.08. Legal Proceedings. Except as would not, individually or in the aggregate, be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there is no (i) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), charge, complaint, claim, demand, counterclaim, litigation, suit, investigation, arbitration, audit or action, or any appeal therefrom (an “Action”) against the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, pending, or threatened, Action against any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such or (iii) outstanding order, judgment, injunction (whether pending, preliminary or permanent), ruling, writ or decree of any Governmental Authority (a “Judgment”) imposed upon the Company or any of its Subsidiaries, in the cases of each of clauses (i), (ii) and (iii), by or before any Governmental Authority. Except as would not, individually or in the aggregate, be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, no investigation or review (excluding routine inquiries and inspections) by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or is being threatened.

Section 3.09. Compliance with Laws; Permits. (a) The Company and each of its Subsidiaries are, and have been since January 1, 2022, in compliance with all state, federal, local, municipal, international, multinational, supranational or other Laws or Judgments, applicable to the Company or any of its Subsidiaries, except for instances of non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect. Since January 1, 2022, neither the Company nor any of its Subsidiaries has been given written notice of, or been charged with, any violation of, any applicable Law, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, consents, approvals, identification numbers and authorizations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses (including to lawfully own, lease or otherwise hold and operate their properties and business), except where the failure to hold the same would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Permits held by the Company or any of its Subsidiaries are valid and in full force and effect, and the Company and its applicable Subsidiary are in compliance in with the terms and requirements thereof.

(c) The Company, each of its Subsidiaries and each of its and their respective directors, officers and employees acting in such capacity are and, to the Knowledge of the Company, each of its and their other agents acting on its or their behalf are, and have been since January 1, 2022, in compliance with the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any rules and regulations promulgated thereunder or any other applicable Laws relating to bribery, corruption, kick-backs or money laundering (collectively, “Anti-Bribery Laws”). Neither the Company, nor any of its Subsidiaries, have received any written communication that alleges material violation of any Anti-Bribery Law. To the Knowledge of the Company there is not currently and, since January 1, 2022, there has not been, any audit or investigation by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Anti-Bribery Law. Since January 1, 2022, none of the Company, any of its Company Subsidiaries any of its or their respective directors or officers, nor to the Knowledge of the Company any of its or their respective employees, or agents, has offered, paid, authorized or promised to pay anything of value to any Person for the purpose of improperly influencing any decision of any officer, employee, representative or body of any Governmental Authority (including any entity owned or controlled by any Governmental Authority) or improperly obtaining or retaining business or a business advantage in violation of any Anti-Bribery Law.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2022, the Company and each of its Subsidiaries have complied in all respects with all applicable Export Laws. Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2022, neither the Company nor any of the Company’s Subsidiaries has (i) received written notice of any actual, alleged or potential violation of any Export Law or (ii) been a party to or the subject of any pending (or to the Knowledge of the Company, threatened) Action, or, to the Knowledge of the Company, any audit or investigation, by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

Section 3.10. Tax Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) The Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by it, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate.

(b) All Taxes owed by the Company or any of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP.

(c) Neither the Company nor any of its Subsidiaries is subject to any audits, examinations, investigations, proposed adjustments, claims or other proceedings that are pending or have been threatened in respect of any Taxes.

(d) No written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(e) Since January 1, 2020, neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock that was purported or intended to be governed by Section 355 or Section 361 of the Code (or any similar provision of state, local or non-U.S. Law).

(f) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing an affiliated, consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local or foreign Law), by reason of having been a member of an affiliated, consolidated, combined, unitary, group relief or similar Tax group, as a transferee or successor. Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code.

(g) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, or any liability with respect to, any Tax sharing Contract other than (i) Contracts solely among the Company and its Subsidiaries and (ii) customary Tax indemnification provisions in any Contract the primary purpose of which does not relate to Taxes.

(h) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment, collection, or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(i) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j) The Company and each of its Subsidiaries have complied in all respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder or other third party.

(k) There are no Encumbrances for Taxes upon the assets or properties of the Company nor any of its Subsidiaries except for Taxes not yet due and payable.

(l) The Company will not be required to include any items of income in a taxable period ending after the Merger Closing Date as a result of: (i) any installment sale that occurred prior to the Merger Closing Date, (ii) any prepaid amounts or deferred revenue received outside the ordinary course of business received prior to the Merger Closing Date, an intercompany transaction (within the meaning of the Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state or local or foreign Tax Law)) or an excess loss account (within the meaning of the Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state or local or foreign Tax Law)) existing at the Merger Closing or (iii) any change in accounting method pursuant to Section 481 of the Code or comparable provisions of state, local or foreign applicable Law as a result of transactions or events occurring prior to the Merger Closing Date.

(m) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any (i) closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), which agreement will be binding on the Company, as applicable, after the Merger Closing Date or (ii) private letter ruling of the IRS or comparable ruling of any Governmental Authority.

(n) The Company and each of its Subsidiaries have complied with Section 482 of the Code or any similar provision of U.S. state or local or foreign Tax Law relating to transfer pricing.

Section 3.11. Employee Benefits. (a) Section 3.11.a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan.

(b) The Company shall provide to Parent within 10 Business Days following the date of this Agreement, (i) a true and complete list of each Company Plan that provides compensation or benefits exclusively or primarily to Persons whose services for the Company or any of its Subsidiaries are performed exclusively or primarily in a country other than the United States (a “Non-U.S. Benefit Plan”) and (ii) copies of each of the documents set forth in Section 3.11(c) applicable to such Non-U.S. Benefit Plan; provided, notwithstanding this Section 3.11(b), Section 3.11(a) of the Company Disclosure Letter shall include any Non-U.S. Benefit Plan that provides non-statutory, unfunded, defined benefit pension, defined benefit leave or other similar obligations.

(c) With respect to each Company Plan that is not a Non-U.S. Benefit Plan, the Company has made available to Parent true and complete copies (to the extent applicable and including all amendments, schedules, attachments and riders) of the following: (i) the current plan document, or if the Company Plan is not written a written summary of the material terms thereof, (ii) the current summary plan description (and all summaries of material modifications thereon), (iii) the most recent determination letter (or opinion letter for pre-approved plan) received from the IRS, (iv) copies of the three most recently filed Form 5500 annual reports (including all schedules and attachments thereto), (v) the three most recent actuarial valuation or similar reports, (vi) the results of coverage and non-discrimination testing for the three most recently-completed plan years, (vii) all current trust agreements and funding agreements, (viii) all material notices to or from the IRS or any office or representative of the United States Department of Labor or any other applicable Governmental Authorities and (ix) each insurance or group annuity contract or other funding vehicle.

(d) Each Company Plan has been established, administered and funded in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(e) Except as would not be material to the Company and its Subsidiaries, taken as a whole, with respect to each Company Plan, all contributions and premiums to, and payments from, such Company Plan required to be made in accordance with the terms of such Company Plan, and, when applicable, the applicable Laws of the jurisdiction in which such Company Plan is maintained, have been timely made.

(f) Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion letter issued by the IRS. No such determination letter or opinion letter has been revoked, no Governmental Authority has threatened to revoke any such determination or opinion letter, and to the Knowledge of the Company no circumstances exist nor have any events occurred that will or could reasonably be expected to cause the loss of any such qualification status.

(g) There are no pending, or to the Knowledge of the Company, threatened claims (other than routine claims for benefits) or other Actions, by, on behalf of or against any Company Plan or any trust related thereto and no audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened with respect to any Company Plan, any fiduciary thereof or any service provider thereto. Neither the Company, any of its Subsidiaries nor any of their respective directors, employees or agents has, with respect to any Company Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4875 of the Code or Section 406 of ERISA, that could reasonably be expected to result in the imposition of a future penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code applicable to the Company, any of its Subsidiaries or any of their respective directors, employees or agents, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(h) Neither the Company, nor any Commonly Controlled Entity maintains, sponsors, contributes to or is required to contribute to, or within the past six years has maintained, sponsored, contributed to or been required to contribute to, or has or may have any direct or indirect liability under or with respect to, any (i) plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (whether or not subject to ERISA), (ii) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), or (iii) a plan that has two or more contributing sponsors, at least two of whom are not under common control or that is otherwise treated together with the Company as a single employer within the meaning of Section 414 of the Code. Neither the Company nor any Commonly Controlled Entity has incurred any Controlled Group Liability that has not been paid in full, nor to the Knowledge of the Company, do any circumstances exist that could reasonably be expected to result in any Controlled Group Liability becoming a liability of Parent or Merger Sub or any of their respective Affiliates. No Company Plan holds or invests in any “qualifying employer securities” within the meaning of Section 407(d)(5) of ERISA.

(i) No Company Plan provides, and neither the Company nor any of its Subsidiaries has or may have any obligations to provide, benefits or coverage in the nature of health, life disability insurance or any similar benefits following employment or retirement for retired, former or current officers, directors, managers, consultants, employees, or individual contractors of the Company (or any of their eligible dependents or beneficiaries), other than benefits or coverage (i) required to be provided under COBRA and (ii) the full cost of which is borne by the recipient (or any of their beneficiaries).

(j) Except as set forth in this Agreement, the consummation of the Transactions will not, either alone or in combination with another event, (i) accelerate the time of payment or vesting, or trigger any payment or funding, or increase the amount of compensation due to any director, officer, employee or any other individual service provider of the Company or any of its Subsidiaries under any Company Plan, (ii) cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Plan, (iii) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time, (iv) entitle any current or former director, officer, employee or individual service provider of the Company or any of its Subsidiaries to any new type of compensation or benefit or (v) result in the payment or provision of any amount (whether in cash or property or the vesting of property) to any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries under any Company Plan or otherwise that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(k) Neither the Company nor any of its Subsidiaries is a party to, and is not otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement (or similar “make whole” payments or indemnities) of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax) or otherwise.

(l) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and each of its Subsidiaries have complied with all applicable filing, reporting, and notice requirements, (ii) each Non-U.S. Benefit Plan which is intended to qualify for special Tax treatment meets all requirements for such Tax treatment, and (iii) each Non-U.S. Benefit Plan that is intended to be funded or book reserved, is fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 3.12. Labor Matters. (a) The Company has made available to Parent a list of all current Company Employees, which accurately sets forth with respect to each such Company Employee such Company Employee’s (i) employing entity, (ii) date of hire; (iii) position; (iv) current annual base salary or hourly wage; (v) work location; (vi) status as a full-time or part-time employee; (vii) Fair Labor Standards Act or applicable state law classification as exempt or non-exempt; (viii) status as a temporary or permanent employee; (ix) status as a regular or leased employee; (x) status as an active or inactive employee and, if such employee is inactive, the date of commencement of leave and expected return date; (xi) any other compensation payable to such employee (including any housing allowance and any compensation payable pursuant to any bonus, target incentive compensation, deferred compensation or commission arrangement or other compensation); (xii) the value of such employee’s accrued vacation time and sick leave or other paid time off; (xiii) whether such employee is a U.S. Company Employee working in the United States or working outside the United States (a “Non-U.S. Company Employee”) and, if such employee is a Non-U.S. Company Employee, the country in which such Non-U.S. Company Employee exclusively or primarily performs services for the Company and (xiv) employing entity. The Company (including its Subsidiaries) is not, and since January 1, 2022 has not been party to, nor has, and since January 1, 2022, has not had a duty to bargain for or negotiate in connection with entering into, any Collective Bargaining Agreements. There is no pending or threatened labor strike, lockout, slowdown or work stoppage by or with respect to any Company Employees. There is no unfair labor practice charge or complaint or other Action presently pending or, to the Knowledge of the Company, threatened against the Company or any of the Company’s Subsidiaries before the National Labor Relations Board or any equivalent state or local Governmental Authority. .

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2022, have been in compliance with all applicable Laws relating to wages, hours, benefits, labor, leave, harassment, retaliation, overtime compensation, equal employment opportunity, reasonable accommodations, break and meal periods, occupational safety and health, workers’ compensation, immigration, promotion and termination of employees, pay transparency, and other terms and conditions of employment (including the proper classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state and local Laws), Laws in respect of any reduction in force, including notice, information, and consultation requirements, and the Immigration and Nationality Act, 8 U.S.C. Sections 1101 et seq. and its implementing regulations. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no labor- or employment-related Action against the Company or any of its Subsidiaries pending, or, to the Knowledge of the Company, threatened. All employees of the Company are lawfully authorized to work in the country in which the applicable employee provides services, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) To the Knowledge of the Company, since January 1, 2022, (i) no Governmental Authority has threatened or initiated any complaints, charges, lawsuits, grievances, claims, arbitrations, administrative proceedings or other proceeding(s) or investigation(s) with respect to the Company or its Subsidiaries arising out of, in connection with, or otherwise relating to any Laws governing labor or employment and (ii) no Governmental Authority has issued or, to the Knowledge of the Company, threatened to issue any citation, order, Judgment, fine or decree against the Company or any of its Subsidiaries with respect to any Laws governing labor or employment, in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2022 (i) no allegation, complaint, charge, or claim, whether formal or informal, of harassment on the basis of gender, sex or race, sexual assault, sexual misconduct, gender discrimination, racial or ethnic discrimination or similar behavior (a “Misconduct Allegation”) has been made against any Person who is or was an officer, director or other managerial employee of the Company or its Subsidiaries in such Person’s capacity as such, or in any such capacity and (ii) the Company has not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, relating directly or indirectly to any Misconduct Allegation against the Company or its Subsidiaries, or any Person who is or was an officer, director or other managerial employee of the Company or its Subsidiaries.

(e) Since January 1, 2022, the Company has complied with WARN, and it has no plans to undertake any action that would trigger WARN.

(f) The Company and its Subsidiaries are in material compliance with Section 503 of the Rehabilitation Act, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, and other Laws administered by the Department of Labor’s Office of Federal Contract Compliance Programs, whether as a prime contractor or subcontractor.

(g) To the Knowledge of the Company, no employee, contractor or consultant of the Company or any of its Subsidiaries is (i) bound by or otherwise subject to any Contract restricting them from performing their duties for the Company or any of its Subsidiaries or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality due to their activities as an employee, contractor or consultant of the Company or any of its Subsidiaries.

Section 3.13. Environmental Matters. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and each of its Subsidiaries is, and since January 1, 2022, has been in compliance with all applicable Environmental Laws, and the Company has not received any written notice since January 1, 2022 (or earlier for any unresolved matters) alleging that the Company or any of its Subsidiaries is in violation of or has any liability under any Environmental Law, (ii)(A) the Company and its Subsidiaries possess and are in compliance with all Permits issued or required under Environmental Laws for the operation of their respective businesses as presently operated, all of which Permits are valid and in full force and effect, and (B) no Action is pending or, to the Knowledge of the Company, threatened to revoke, materially modify, suspend or terminate any such Permit, (iii) there is no, and since January 1, 2022, has not been any, pending or, to the Knowledge of the Company, threatened (A) information request from a Governmental Authority to the Company or any of its Subsidiaries; or (B) Action against the Company or any of its Subsidiaries under any

Environmental Law or with respect to any Release of or exposure to Hazardous Substances, (iv) neither the Company nor any of its Subsidiaries is subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws or with respect to any Release of or exposure to Hazardous Substances, and (v) (A) there has been no Release of any Hazardous Substances at the Real Property or any real property formerly leased, owned or operated by the Company or any of its Subsidiaries and (B) neither the Company nor any of its Subsidiaries has arranged, by Contract or otherwise, for the disposal or treatment of Hazardous Substances at any third-party location.

(b) The Company has made available to Parent all material Phase I and Phase II environmental site assessments, material Permits issued to the Company or any of its Subsidiaries under any Environmental Law and material written audits, in each case that relate to the Company’s or any of its Subsidiaries’ compliance with Environmental Laws since January 1, 2022, or to the environmental condition of the Real Property or any real property the Company or any of its Subsidiaries formerly owned, operated or leased, and that are in the possession or control of the Company.

Section 3.14. Intellectual Property. (a) Section 3.14.a) of the Company Disclosure Letter lists, as of the date of this Agreement, all material Registered Company Intellectual Property. Section 3.14.a) of the Company Disclosure Letter includes for each item of Registered Company Intellectual Property: (A) the record owner; (B) the jurisdiction in which it was registered or filed; (C) the application, registration or serial number and filing or registration date; and (D) any other Person that has an ownership interest in it and the nature of such ownership interest. The Company and its Subsidiaries own all right, title and interest in and to the Owned Company Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances), and all of the Registered Company Intellectual Property is subsisting, valid and enforceable.

(b) Each item of material Registered Company Intellectual Property is in compliance with all requirements relating to registrations, filings, payments (including maintenance fees), renewals and other actions that are or have been required to be paid, made or taken with the relevant Governmental Authority or domain name registrar in the U.S. or non-U.S. jurisdictions, as the case may be. All registrations, filings, payments, maintenance, renewal and other actions with respect to each item of material Registered Company Intellectual Property have been paid, made or taken by the applicable deadline.

(c) The Company and its Subsidiaries own, or have a valid license or other right to use and otherwise exploit (in the manner used or otherwise exploited by, or necessary for the conduct of business by, the Company and its Subsidiaries), all material Intellectual Property used or otherwise exploited in, or necessary for, the conduct of the business of the Company and its Subsidiaries (including the business of the Company and its Subsidiaries related to the Products); provided that nothing in this Section 3.14(c) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement, misappropriation or dilution of any of the Intellectual Property of any other Person, which is the subject of Section 3.14(g). Other than pursuant to this Agreement, the Company and its Subsidiaries have not agreed to grant to any Person (other than Parent or its Affiliates), as a result of the Merger, any ownership interest, license or other right with respect to any Intellectual Property used or otherwise exploited in, or necessary for, the conduct of the business of the Company and its Subsidiaries (including the business of the Company and its Subsidiaries related to the Products). The Company and its Subsidiaries collectively own, or have a valid license or other right to use and otherwise exploit, all material Intellectual Property incorporated or embodied in each Product.

(d) Section 3.14(d) of the Company Disclosure Letter lists, as of the date of this Agreement, each Contract: (i) pursuant to which the Company or any of its Subsidiaries has been granted any license, under, in or to, or has otherwise received or acquired any right, title, or interest (including a right to receive a license) under, in or to any Intellectual Property (“Inbound License”) or (ii) pursuant to which the Company or any of its Subsidiaries has granted to any Person any license under, in or to, or has otherwise granted any right, title or interest (including a right to receive a license) under, in or to any Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property (“Outbound License”), excluding (A) solely in the case of clause (i), non-exclusive licenses to off-the-shelf Software or other Software generally available on standard terms and conditions for less than $10,000, which is not distributed or made available by the Company or any of its Subsidiaries to any third party and is not incorporated into any Product and is not otherwise material to the business of the Company and its Subsidiaries, (B) solely in the case of clause (ii), non-exclusive licenses granted to end customers solely for their internal use of Products purchased from the Company or its Subsidiaries or to suppliers solely for their provision of components or parts to the Company or any of its Subsidiaries, in each case in the ordinary course of business and which do not otherwise limit or restrict the ability of the Company or any of its Subsidiaries to assert or enforce any Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property, (C) solely in the case of clause (i), non-exclusive licenses to the Company or any of its Subsidiaries of the Intellectual Property of any other Person that are incidental to the transaction contemplated in the Contract under which such licenses are granted and where such Intellectual Property is not distributed or made available by the Company or any of its Subsidiaries to any third party and is not incorporated by or for the Company or any of its Subsidiaries into any Product and is not otherwise material to the business of the Company and its Subsidiaries, (D) in the case of each of clauses (i) and (ii), confidentiality and non-disclosure agreements entered into in the ordinary course of business that do not contain an express license; and (E) solely in the case of clause (i), Contracts with employees, contractors, and consultants on the Company’s standard form of Intellectual Property assignment agreement provided to Parent. The Company has made available to Parent true, complete and correct copies of all Inbound Licenses and Outbound Licenses, including all material modifications, amendments and supplements thereto. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Inbound License and each Outbound License is valid and binding on the Company or one of its Subsidiaries in accordance with its terms and is in full force and effect.

Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company or any of its applicable Subsidiaries nor, to the Company’s Knowledge, any other party to any material Inbound License or Outbound License (i) is or has been in material breach of or default under any such Inbound License or Outbound License, (ii) has provided or received any notice of breach of, or default under, any such Inbound License or Outbound License or (iii) has provided or received any intention to terminate any material Inbound License or Outbound License. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no event, circumstance or condition exists which (with or without notice, lapse of time or both) would constitute a material breach or default under the provisions of any Inbound License or Outbound License or would give rise to any right to terminate any material Inbound License or Outbound License. For purposes of this Section 3.14, any covenant not to assert, waiver or other immunity in, to or under any Intellectual Property will be deemed to constitute a license.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are taking and, since January 1, 2022, have taken, reasonable measures to secure, protect and maintain the confidentiality and value of any and all Trade Secrets material to the business conducted by the Company and its Subsidiaries or included in the Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property, or which a third party has provided to the Company or any of its Subsidiaries under an obligation of confidentiality, including measures designed to protect against unauthorized disclosure and requiring each Person with access to such Trade Secrets to execute a written and binding confidentiality agreement to the extent such Person is not otherwise bound by substantially similar confidentiality obligations by virtue of such Person’s role or status. To the Knowledge of the Company, there has been no material misappropriation, violation, or infringement of, or unauthorized access to or disclosure of, any Trade Secret material to the business conducted by the Company and its Subsidiaries or included in the Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property, or which a third party has provided to the Company or any of its Subsidiaries under an obligation of confidentiality.

(f) All current and former employees, contractors and consultants of the Company and its Subsidiaries who have made material contributions to the creation or development of any material Intellectual Property for the Company or any of its Subsidiaries (including Intellectual Property in or pertaining to any Product) (each such current or former employee, contractor or consultant, a “Contributor”) have entered into valid and binding agreements containing a present assignment of all right, title and interest in such Intellectual Property to the Company or any of its Subsidiaries and confidentiality provisions protecting the Trade Secrets of the Company and its Subsidiaries. No Contributor owns (or has any claim or right, whether or not currently exercisable, to any ownership interest in or to) any Intellectual Property which would otherwise be considered Owned Company Intellectual Property.

(g) The Company and its Subsidiaries are not infringing, diluting, misappropriating or otherwise violating and, since January 1, 2022, have not infringed, diluted, misappropriated or otherwise violated any Intellectual Property of any other Person (directly, contributorily, by inducement or otherwise). None of the Products infringes upon, dilutes, misappropriates or otherwise violates any Intellectual Property of any other Person (directly, contributorily, by inducement or otherwise). No adverse third-party Actions are, and since January 1, 2022, there have been no adverse third-party Actions, pending or threatened against the Company or any of its Subsidiaries (i) challenging the ownership, scope, validity, enforceability or use by the Company or any of its Subsidiaries of any material Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property (including any interference, opposition, reissue, reexamination or other Actions) or (ii) alleging that the Company or any of its Subsidiaries is or has been infringing, misappropriating or diluting the Intellectual Property of any Person (directly, contributorily, by inducement or otherwise) in any material respect. Since January 1, 2022, neither the Company nor any of its Subsidiaries have received any written notices or written requests for indemnification from any Person related to any obligation of the Company or any of its Subsidiaries to indemnify, defend, hold harmless or reimburse any other Person with respect to any existing or potential Intellectual Property infringement, dilution, misappropriation or violation. Neither the Company nor any of its Subsidiaries is subject to any Action that restricts, or if adversely determined could restrict, in any material manner the use, transfer, assignment, registration or licensing of, or adversely affect the validity or enforceability of, any material Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property.

(h) Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Person is or, since January 1, 2022, has been, infringing, misappropriating or otherwise violating or diluting the rights of the Company or any of its Subsidiaries with respect to any Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property. None of the Company or any of its Subsidiaries has made any written claims, filed any Actions or given written notice to any other Person related to any of the foregoing.

(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are complying, and since January 1, 2022, have complied with the requirements of the licenses for any Open Source Software incorporated into, linked with or distributed or made available with any Software included in the Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property and (ii) neither the Company nor any of its Subsidiaries is required (including by Contract) to provide any source code of Software included in the Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property (other than the third-party Open Source Software itself) to any party pursuant to any of the licenses for Open Source Software or as a result of using modifying, creating a derivative work of or distributing any Open Source Software.

(j) Except as would not, individually or in the aggregate, have a Material Adverse Effect, no funding, facilities or personnel of any Governmental Authority or any university, college or other academic organization has been used to create, in whole or in part, any material Intellectual Property where such funding or use of facilities or personnel results in the Governmental Authority or academic organization obtaining (i) ownership of or other exclusive rights in Intellectual Property that is, or would otherwise constitute, Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property, (ii) license rights, pricing rights or access rights to Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property, (iii) march-in rights or rights to share in revenue associated with Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property, or (iv) rights to direct manufacturing, or require manufacturing in the U.S. or other specific jurisdiction, of products incorporating or embodying Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property. No Contributor has, to the Knowledge of the Company, performed services for a Governmental Authority or academic institution related to the business of the Company and its Subsidiaries during which time such Contributor was also performing services for the Company or any of its Subsidiaries.

(k) The Company and each of its Subsidiaries (i) is not, and since January 1, 2022, has not been, a member of, or subject to any Contract with, any forum, consortium, patent pool or standards body, in each case, as a result of which the Company or any of its Subsidiaries is or will be obligated to grant or offer a license or other right or immunity in, to or under any material Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property, or the ownership or control by the Company or any of its Subsidiaries of any material Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property is or will be impaired; and (ii) since January 1, 2022, has not received a request in writing from any Person for any license or other right or immunity in, to or under any Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property in connection with the Company’s or any of its Subsidiaries’ membership of, submission or contribution to, or Contract with any patent pool, forum, consortium, or standards body. No material Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property is subject to any FRAND, RAND, compulsory licensing or similar commitment that requires or will require the grant of any license or right or immunity in, to or under any material Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property to any Person or otherwise limits or will limit the Company’s or any of its Subsidiaries’ control of any material Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property.

(l) Neither the Company nor any of its Subsidiaries has (i) sold, assigned or otherwise transferred any ownership interest in, (ii) abandoned, canceled or allowed to lapse (other than, in the case of this clause (ii), as would not be material), (iii) exclusively licensed, or (iv) pledged, encumbered or otherwise subjected to any Encumbrance (other than, in the case of this clause (iv), any Permitted Encumbrance) any Intellectual Property in or pertaining to any Product. Neither the Company nor any of its Subsidiaries is a party to any Contract that restricts in any material respect the right or ability of the Company or any of its Subsidiaries (and, following the Merger Closing, Parent and its Affiliates), to conduct any activities with respect to any Product or any Intellectual Property in or pertaining to any Product.

(m) To the Knowledge of the Company, none of the Software included in the Owned Company Intellectual Property or any Exclusively Licensed Company Intellectual Property contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “malware,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or impeding the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging, destroying, encrypting or denying access to any data or file without the user’s consent.

(n) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Software included in the Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property is fit for its intended uses and conforms in all material respects with its documentation.

(o) No source code for any Software included in the Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property has been delivered, licensed or made available (and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or making available of any source code for any Software included in the Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property) to any escrow agent or other Person who is not, as of the date of this Agreement, subject to a binding, written agreement imposing on such Person confidentiality and non-use obligations with respect to such source code in favor of the Company or any of its Subsidiaries and that prohibits disclosure outside the Company or any of its Subsidiaries or any use other than for the conduct of the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any source code for Software included in the Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property to any (i) other Person who is not, as of the date of this Agreement, subject to a binding, written agreement imposing on such Person confidentiality and non-use obligations with respect to such source code in favor of the Company or any of its Subsidiaries and that prohibits disclosure outside the Company or any of its Subsidiaries or any use other than for the conduct of the business of the Company and its Subsidiaries, or (ii) escrow agent.

Section 3.15. Data Privacy and Technology; Information Security. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2022 have been, in material compliance with (i) applicable Data Protection Laws regarding the collection, storage, processing, disclosure and use of Personal Information, (ii) all obligations regarding the collection, storage, processing, disclosure and use of Personal Information to which it is bound under Contract or consents obtained from individuals who are the subject of that Personal Information, and (iii) the Company’s and its Subsidiaries’ publicly posted external privacy policies regarding the Company’s and its

Subsidiaries’ collection, storage, processing, disclosure and use of Personal Information. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries has at all times since January 1, 2022 made all disclosures to, and obtained any necessary consents from, users, consumers, customers, employees, contractors, and other applicable individuals as required to comply with applicable Data Protection Laws and has filed any required registrations required to comply with applicable Data Protection Laws with the applicable data protection authority. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries have entered into any required “business associate agreements” under HIPAA (whether acting as “business associate” or “subcontractor business associate”) and any required data processing instruments governing the international transfer of Personal Information.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2022, neither the Company nor any of its Subsidiaries has experienced any breaches, outages or unauthorized uses of or accesses to the Company IT Assets or any breaches or unauthorized uses of or accesses to Protected Information within the possession or control of the Company or any of its Subsidiaries.

(c) Since January 1, 2022, the Company and each of its Subsidiaries has implemented and maintains an information security plan that: (i) identifies internal and external risks to the security of any proprietary or confidential information in its possession, including Protected Information; (ii) monitors and protects Protected Information and all IT Assets against any unauthorized use, access, interruption, modification or corruption; (iii) implements, monitors and maintains reasonable administrative, technical, and physical safeguards to control those risks; and (iv) maintains incident response and notification procedures in the case of any breach of security compromising Protected Information. The Company and each of its Subsidiaries takes and, since January 1, 2022, has taken commercially reasonable steps to ensure that any Protected Information collected or handled by authorized third parties acting on behalf of the Company or its Subsidiary has been collected or handled with similar safeguards, in each case, in compliance with applicable Data Protection Laws and consistent with general industry standards.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company IT Assets operate and perform as necessary to permit the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date hereof. Since January 1, 2022, the Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to protect the Company IT Assets from unauthorized access, interruption or disruption and from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement or destruction of, Software or proprietary data.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2022, there has been no breach or other violation of HIPAA by the Company or its “workforce” (as defined under HIPAA) with respect to “protected health information” (as defined under HIPAA) in the possession or under the control of the Company and its Subsidiaries and no unauthorized access, use, acquisition or disclosure of any “protected health information” (as defined under HIPAA) processed by or on behalf of the Company or its Subsidiaries.

(f) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the Company and each of its Subsidiaries has entered into a business associate agreement with the applicable third party in each instance where the Company or its Subsidiaries (as the case may be) provides protected health information (as defined in 45 C.F.R. § 160.103) to that third party, in each case, as required by, and in conformity with HIPAA and the applicable Contracts to which the Company or its Subsidiaries is a party.

(g) Since January 1, 2022, employees of each of the Company and each of its Subsidiaries who have access to Personal Information have received documented training (in accordance with industry standards) with respect to compliance in all material respects with all applicable Data Protection Laws and, to the extent applicable, the PCI DSS.

Section 3.16. Property. (a) Section 3.16.a) of the Company Disclosure Letter lists, as of the date of this Agreement, the address of each Owned Real Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and valid fee simple title to each Owned Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances), (ii) no Owned Real Property is subject to any lease, sublease, license or use and occupancy agreement pursuant to which the Company or any Subsidiary has granted any third party the right to use or occupy all or any portion of any Owned Real Property (other than Permitted Encumbrances), (iii) there are no outstanding options or rights of first offer or refusal for the benefit of a third party to purchase any Owned Real Property and (iv) neither the Company nor any of its Subsidiaries has received written notice of any Actions in eminent domain, condemnation or other similar Actions that are pending, and, to the Knowledge of the Company, there are no such Actions threatened, in each case, affecting any portion of the Owned Real Property.

(b) Section 3.16.b) of the Company Disclosure Letter lists, as of the date of this Agreement, the address of each Leased Real Property and the Company Lease with respect thereto. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company or one of its Subsidiaries has a good and valid leasehold, subleasehold or license interest (as lessee, sublessee or licensee) in each Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances), subject to the terms of the applicable Company Lease, (ii) neither the Company nor any of its Subsidiaries has received written notice of any Actions in eminent domain, condemnation or other similar Actions that are pending, and, to the Knowledge of the Company, there are no such Actions threatened, in each case, affecting any portion of the Leased Real Property and (iii) no Leased Real Property is subject to any license, sublease or use and occupancy agreement pursuant to which the Company has granted any third party the right to use or occupy all or any portion of any Leased Real Property.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all buildings, structures, fixtures and other improvements located on the Owned Real Property or on the Leased Real Property for which the Company or any Subsidiary is responsible (i) are in good operating condition and repair, are free of any material defect, (ii) are adequate for use in the ordinary course of business consistent with past practice of the Company and (iii) do not materially encroach on any real property (that is not part of the Owned Real Property or Leased Real Property which it is on) and there are no buildings or improvements that encroach onto the Real Property that materially impair the ability to use any such Real Property in the ordinary course of business consistent with past practice of the Company.

(d) Except as would not, individually on in the aggregate, have a Material Adverse Effect, (i) each Real Property has adequate rights of way and access to water, sanitary sewer and storm drain facilities and all other public utilities necessary for the current use and occupancy of the Company, (ii) neither the Company nor any Subsidiary has received any written notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for the Real Property and (iii) the Real Property has access to public roads, streets or the like or valid perpetual easements over private streets, roads or other private property for such ingress to and egress from such property.

Section 3.17. Contracts. (a) Section 3.17.a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Material Contract and identifies, with respect to each Material Contract, the clause of Section 3.17.a) to which it applies. For purposes of this Agreement, “Material Contract” means any Contract (but excluding any Company Plan set forth on Section 3.11(a) of the Company Disclosure Letter) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) is filed as an exhibit to the Company’s Annual Report on Form 10-K or is otherwise a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) is a joint venture, collaboration partnership or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole, other than with respect to any partnership that is wholly owned by the Company or any of its Subsidiaries;

(iii) provides for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount or relates to any swap, forward, futures or other similar derivative transaction, other than Indebtedness solely between or among any of the Company and its Subsidiaries;

(iv) relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract (A) that was entered into after January 1, 2022 or (B) pursuant to which any earn-out, indemnification (other than the standard assumption of post-closing liabilities) or deferred or contingent payment obligations remain outstanding, other than in the case of clause (A), (x) acquisitions or dispositions of inventory in the ordinary course of business or (y) repurchases by the Company of Company Common Stock;

(v) obligates or is reasonably expected to require, the payment or delivery of cash or other consideration to or by the Company or any of its Subsidiaries in an amount in excess of $1,000,000 in any calendar year, other than obligations or requirements with respect to contingent sales commissions payable to sales agents or agencies;

(vi) is a Company Lease;

(vii) pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving (A) milestone or similar payments, including upon the achievement of development, regulatory, or commercial milestones or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any of its Subsidiaries, in the case of each of clauses (A) and (B), which would reasonably be expected to exceed $100,000 in any calendar year;

(viii) is a Collective Bargaining Agreement;

(ix) contains provisions that prohibit or limit in a material respect the Company or any of its Subsidiaries from competing in or conducting any line of business, grants a right of exclusivity to any Person that prevents or limits in a material respect the Company or any of its Subsidiaries from entering any geographic territory, or contains any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company or any of its Subsidiaries;

(x) is a Contract that provides change of control, severance or termination pay, retention, transaction-based or similar compensation or benefits (including any accelerated rights to payment, funding or vesting in connection with the transactions contemplated by this Agreement) to any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries;

(xi) is a distribution or wholesale Contract that would reasonably be expected to involve payments by the Company or any of its Subsidiaries of more than $100,000 in any calendar year;

(xii) is a settlement, conciliation or similar agreement with or approved by any Governmental Authority or any third party and pursuant to which (A) the Company or any Subsidiary will be required after the date of this Agreement to pay any monetary obligations in excess of $100,000 individually or (B) that contains any material obligations or material limitations on the Company’s or any Subsidiary’s conduct (other than customary releases of claims and non-disclosure obligations);

(xiii) prohibits (A) the declaration or payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, (B) the pledging of the capital stock or other equity interest of the Company or any of its Subsidiaries or (C) the issuance of any guaranty by the Company or any of its Subsidiaries;

(xiv) require the Company or any of its Subsidiaries (or any successor to or acquirer of) to make any material payment to another Person as a result of a change of control of the Company (or any indirect change of control of any of the Company’s Subsidiaries) (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(xv) is with any Governmental Authority involving or reasonably likely to involve payments in excess of $100,000 in any calendar year, except for pricing agreements with universities, municipalities or hospitals, clinical study agreements, materials transfer agreements, statutory rebate agreements and non-disclosure agreements entered into in the ordinary course of business; or

(xvi) is a Contract relating to an Affiliate Transaction.

(b) Except with respect to any Contract that has expired in accordance with its terms or been terminated, restated or replaced, (i) subject to the Bankruptcy and Equity Exception, each Material Contract is valid and binding on the Company or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Material Contract and is not in breach or default, except where such nonperformance, breach or default would not, individually or in the aggregate, have a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries have received written notice, or to the Knowledge of the Company, any oral notice, of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract that has not since been cured, except where such breach or default would not, individually or in the aggregate, have a Material Adverse Effect, and (iv) to the Knowledge of the Company, the counterparty under such Material Contract is not in breach or default thereof, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) The Company has made available to Parent true, correct and complete copies of the Material Contracts.

(d) The Company has made available to Parent true, correct and complete copies of each Contract with contingent sales commissions payable to sales agents or agencies that obligate or is reasonably expected to require, the payment or delivery of cash or other consideration to or by the Company or any of its Subsidiaries in an amount in excess of $1,000,000 in any calendar year.

Section 3.18. Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks consistent with normal industry practice for companies in similar lines of business and industry of similar size and stage of development as the Company, (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof, (c) no written notice of cancelation or modification has been received other than in connection with ordinary renewals and (d) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured under such insurance policies. To the Knowledge of the Company, there is no claim pending under any insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies except for such claims as have not had, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent a copy of all material insurance policies relating to the business, assets and operations of the Company and its Subsidiaries.

Section 3.19. Company Product Regulatory Matters. (a) The Company and each of its Subsidiaries are and have been in compliance in all material respects with all Health Care Laws by which any Product is bound.

(b) Each Product (including any CE-marked Product) has been studied, developed, designed, manufactured, tested, labeled, supplied, sold, advertised, marketed, promoted, distributed, imported, exported, stored, serviced, handled, provided, paid for, processed, packaged, and commercialized in compliance in all material respects with all applicable Health Care Laws.

(c) To the Knowledge of the Company, since January 1, 2022, no conditions have existed or currently exist that actually or have the potential to restrain the Company or its Subsidiaries from their ability to carry on their activities (as currently conducted or planned by the Company to be conducted) in compliance in all material respects with all applicable Health Care Laws.

(d) Since January 1, 2022, neither the Company nor any of its Subsidiaries have introduced any Product into commercial distribution that was, upon its shipment, adulterated or misbranded in material violation of any applicable Law, including 21 U.S.C. § 331 or EU Laws and Regulations.

(e) Since January 1, 2022, all Products are and have been labeled, promoted, marketed, and advertised in all material respects in accordance with their intended use, intended purpose, and Health Care Permit, if applicable. Since January 1, 2022, neither the Company nor any of its Subsidiaries has received any material notice or other material communication from the FDA or any other Governmental Authority: (A) contesting a Health Care Permit, including any premarket clearance, approval, or CE-mark; (B) contesting the uses of or the labeling and promotion of any Product; (C) otherwise alleging a material violation of any Health Care Law applicable to any Product; or (D) alleging that the Company or any of its Subsidiaries has illegitimately affixed the CE mark to any CE-marked Product or that Products are not in compliance with EU Laws and Regulations.

(f) Since January 1, 2022, none of the Company or any of its Subsidiaries, any of its or their respective directors, officers or employees, or to the Knowledge of the Company any distributors, resellers, suppliers, consultants, agents, clinical investigators, or other third parties acting on behalf of the Company or any of its Subsidiaries have received written notice of or been subject to, or have any reason to believe it will receive written notice or be subject to: (i) any material adverse inspectional finding, nor any data integrity review, corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order or other similar agreement, investigation, penalty, fine, reprimand, sanction, assessment, request for corrective or remedial action, warning letter, regulatory letter, untitled letter, It Has Come To Our Attention Letter, FDA Form 483, request for additional information, notice of action for import detentions or refusals, institutional review board or ethics committee alleging material noncompliance with any Health Care Laws (including EU Laws and Regulations); (ii) other material compliance or enforcement notices, orders, complaints, communications or other material correspondences from FDA or any other Governmental Authority (including any notified body) related to any Product, property, or asset, including matters that are civil, criminal, or regulatory in nature; (iii) any material communication from a Governmental Authority regarding prior or ongoing preclinical or clinical studies, including requiring or threatening a clinical hold or the termination, suspension, or material modification of such studies; or (iv) any other communications requesting additional information pertaining to potential material violations of any Health Care Laws, or indicating an investigation into actual or potential material violations of any Health Care Laws. Since January 1, 2022, no such order, action, or communication described in any of clauses (i), (ii), (iii), or (iv) above has been received or occurred, or is currently anticipated, contemplated, proposed, or to the Knowledge of the Company, pending.

(g) Since January 1, 2022, the Company and its Subsidiaries have been and are in compliance in all material respects with all applicable Laws of Governmental Authorities governing the import and export of Products.

(h) Since January 1, 2022, the Company and its Subsidiaries have been and continue to be certified and in material conformance with ISO 13485. Since January 1, 2022, the Company and its Subsidiaries have prepared and submitted timely responses and, as applicable, any corrective action plans required to be prepared and submitted in response to any inspections, audits or examinations performed by any Governmental Authority, and have implemented all of the corrective actions described in such corrective action plans, or have received approval by any Governmental Authority of all corrective action plans.

(i) All Products are the subject of an appropriate Health Care Permit, as required, and duly held by the Company, unless such Product is otherwise exempt from such Health Care Permit.

(j) All material Health Care Permits of the Company are valid, in full force and effect, and not subject to any material probation, conditions, or limitations. The Company and its Subsidiaries are and, since January 1, 2022, have been in compliance in all material respects with all such Health Care Permits and with all Laws applicable to the Company, its Subsidiaries, and any of its Products.

(k) Since January 1, 2022, neither the Company nor its Subsidiaries has received, and the Company does not believe that it or any of its Subsidiaries may receive, any notice from a Governmental Authority alleging material non-compliance, breach, or alleged material breach of any term of the Health Care Permits. No suspension, cancellation, modification, revocation, restriction, limitation, or nonrenewal of any Health Care Permit is pending, or, to the Knowledge of the Company, threatened or anticipated to be threatened or pending, and, to the Knowledge of the Company, there is no reason why any such Health Care Permit may be varied, suspended, cancelled, revoked, or not renewed on the same terms. No material Health Care Permit is held in the name of any employee, officer, director, stockholder, agent, or otherwise on behalf of the Company. Since January 1, 2022, neither the Company nor any of its Subsidiaries have ever been denied a Health Care Permit due to Product non-conformities.

(l) No Product is currently and, since January 1, 2022, no Product has been subject to any field action, including any recall, correction, removal, market withdrawal or any other corrective action, including those that would be required to be reported to the FDA or documented under 21 C.F.R. Part 806 (collectively, a “Field Action”), nor is any Field Action currently under consideration by the Company or any of its Subsidiaries.

(m) Since January 1, 2022, neither the Company nor any of its Subsidiaries has entered into any consent decree or order pursuant to any Health Care Law, and the Company and its Subsidiaries are not, and since January 1, 2022, have not been, party or subject to any Judgment pursuant to any Health Care Law. To the Knowledge of the Company, there is not, and, since January 1, 2022 there has not been, any act, omission, event, or circumstance that could give rise to or lead to any such Action.

(n) Since January 1, 2022, none of the Company, any of its Subsidiaries, any of the its or their respective directors, officers or employees, or to the Knowledge of the Company any distributors, resellers, consultants, suppliers, agents or any other third party acting for or on behalf of the Company or its Subsidiaries, have (i) made an untrue statement of material fact or fraudulent statement to FDA or any other Governmental Authority (including orally, or in any records or documentation prepared, maintained, or submitted to Governmental Authorities), including with respect to any Product or the business of the Company and its Subsidiaries; (ii) failed to disclose a material fact with respect to any Product required to be disclosed to any Governmental Authority; (iii) been the subject of any material investigation by the FDA, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services, Department of Justice, or any other comparable Governmental Authority, including with respect to data or healthcare program fraud; or (iv) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, or for any Governmental Authority to invoke any similar policy. To the Knowledge of the Company, none of the above listed individuals or entities are subject or, since January 1, 2022, have been subject to any actual, threatened, or pending investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, or by any Governmental Authority pursuant to any similar policy.

(o) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their officers, directors and employees (in each case, in their capacity as such) have made or offered any payment, gratuity or other thing of value that is prohibited by any Law to personnel of the FDA or any similar Governmental Authority since January 1, 2022.

(p) Since January 1, 2022, neither the Company nor any of its Subsidiaries nor any of their employees, nor, to the Knowledge of the Company, any of its agents and distributors acting on its or their behalf (i) has materially violated or caused a material violation of any federal or state health care fraud and abuse or false claims statute or regulation, including the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the False Claims Act, and related regulations, that is applicable to the Company or any of its Subsidiaries, (ii) has been debarred, excluded, suspended or threatened with debarment or exclusion under any Law, including under 21 U.S.C. § 335a, 42 U.S.C. § 1320a-7, and relevant regulations in 42 C.F.R. Part 1001 or (iii) has been assessed or threatened with assessment of civil money penalties pursuant to 21 U.S.C. § 335b, 21 C.F.R. Part 17 or 42 U.S.C. Part 1003.

(q) There is not pending, or, to the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to, any civil, criminal, or administrative actions or suits alleging any: (i) hazard or defect in design, manufacture, service, handling, materials, workmanship with respect to any Product, (ii) failure to warn or breach of any express or implied warranty or representation; or (iii) concern with the safety, efficacy or performance of any Product.

Section 3.20. No Rights Agreement; Anti-Takeover Provisions. (a) As of the date hereof, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.10, as a result of the approval by the Company Board referred to in Section 3.03.b), the Company has taken all action required to be taken thereby in order to exempt this Agreement, the Merger, and the other transactions contemplated by this Agreement from the requirements or restrictions of any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law, including Section 203 of the DGCL (each, a “Takeover Law”).

Section 3.21. Opinion of Financial Advisor. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of Piper Sandler & Co. (“PSC”) to the effect that, as of the date of such opinion and based upon and subject to the assumptions, procedures, limitations, qualifications and conditions set forth in the executed copy thereof, and such other factors as PSC consider relevant, the per share Cash Amount is fair, from a financial point of view, to the holders of Company Common Stock. It is agreed and understood that such opinion is solely for the benefit of the Company Board and may not be relied on by Parent or Merger Sub.

Section 3.22. Brokers and Other Advisors. Except for PSC, the fees and expenses of which will be paid by the Company or the Surviving Corporation, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.23. Affiliate Transactions. No present officer or director of the Company and no family member thereof, or, to the Knowledge of the Company, any Person owning 5% or more of the Company Common Stock, and no family member of any such natural Person, is a party to any Contract with or binding upon the Company or any of its properties or assets, or has any material interest in any property owned, leased or occupied by the Company, or has engaged in any material transaction with any of the foregoing within the 12 months preceding the date of this Agreement that would be required to be disclosed and has been disclosed under Item 404 under Regulation S-K under the Securities Act (such transactions, an “Affiliate Transaction”).

Section 3.24. Acknowledgment by Company. Except for the representations and warranties made by Parent and Merger Sub in Article IV and the representations and warranties made by Guarantor in Section 8.15, the Company (for itself and on behalf of its Affiliates and Representatives) acknowledges that none of Guarantor, Parent, Merger Sub nor any of the Subsidiaries of Guarantor, Parent or Merger Sub, nor any other Person, has made or is making, and the Company and its Affiliates and respective Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to Guarantor, Parent or Merger Sub or any of the Subsidiaries of Guarantor, Parent or Merger Sub or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Guarantor, Parent or Merger Sub and the

Subsidiaries of Guarantor, Parent or Merger Sub, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by the Company or any of its Affiliates or respective Representatives.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that:

Section 4.01. Organization; Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Merger Sub is a corporation duly incorporated, validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware. Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.02. Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, the CVR Agreement and all other agreements and documents consummated hereby and thereby and to perform its obligations hereunder and to consummate the Transactions, subject, in the case of the Merger, to the approval of the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). The Board of Directors of each of Parent and Merger Sub have adopted resolutions unanimously approving and declaring advisable this Agreement, the execution, delivery and performance thereof and the CVR Agreement and the transactions contemplated hereby and thereby, including the Merger. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the CVR Agreement or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement or the CVR Agreement. Parent, as the sole stockholder of Merger Sub, will approve the adoption of this Agreement, the CVR Agreement and the Transactions (which approval shall be provided for by written consent of Parent) immediately following the execution and delivery of this Agreement. Except as expressly set forth in this Section 4.02.a), no other corporate action (including any stockholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement, the CVR Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement and the CVR Agreement have been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company and the other parties thereto, as applicable, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, as applicable, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement and the CVR Agreement by Parent and Merger Sub, and the consummation by Parent or Merger Sub of the Transactions, and the performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof and thereof, will not (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or Merger Sub or (ii) assuming that the consents, approvals, filings, licenses, permits, authorizations, declarations, notifications and registrations referred to in Section 4.03 are obtained prior to the Effective Time and the filings referred to in Section 4.03 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to Parent or Merger Sub or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub are a party or accelerate Parent’s or Merger Sub’s obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.03. Governmental Approvals. Except for (a) the filings required under and compliance with other applicable requirements of the HSR Act and any other applicable Antitrust Laws or Foreign Investment Laws, (b) the filing with the SEC of (i) the Proxy Statement and (ii) such reports under the Securities Act or Exchange Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement or the CVR Agreement, (c) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (d) such filings as may be required under the rules and regulations of NYSE and (e) compliance with any applicable state securities or blue sky laws no consent, approval, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement or the CVR Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of its obligations hereunder or thereunder and the consummation by Parent and Merger Sub of the Merger or the other Transactions, other than such other consents, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.04. Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding shares of Merger Sub, free and clear of all Encumbrances, except for encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities law. Merger Sub was formed solely for the purpose of entering into the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

Section 4.05. Available Funds. Guarantor has available, and has the authority to cause it to make available to purchase, access to funds sufficient to consummate the Merger and the other transactions on the terms contemplated by this Agreement and, at the expiration of the Effective Time, Parent and Merger Sub will have access to sufficient funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Merger, as the case may be, to pay all fees and expenses in connection therewith and to perform their respective obligations under this Agreement. No obligation of Parent, Merger Sub or any Affiliate thereof to consummate the Merger is in any way contingent upon or otherwise subject to Parent’s or Merger Sub’s (or any of Parent’s or Merger Sub’s Affiliates) consummation of any financing arrangements, Parent’s or Merger Sub’s obtaining (or any of Parent’s or Merger Sub’s Affiliates’ obtaining) of any financing or the availability, grant, provision or extension of any financing to Parent or Merger Sub (or to any of Parent’s or Merger Sub’s Affiliates).

Section 4.06. Certain Arrangements. Except as contemplated by this Agreement, the Voting Agreement, or as set forth in Section 4.06 of the disclosure letter delivered by the Parent and Merger Sub to the Company concurrently with or prior to the execution of this Agreement, there are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or Company Board or, to the knowledge of Guarantor or Parent, any beneficial owner of shares of Company Common Stock, on the other hand, that relate in any way to the Company or any of its businesses or Subsidiaries (including those businesses and Subsidiaries following the Merger Closing) or the Transactions (including as to continuing employment).

Section 4.07. Brokers and Other Advisors. Except for Goldman Sachs, the fees and expenses of which will be paid by Parent or Merger Sub, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries.

Section 4.08. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the time such documents are filed with the SEC, comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 4.09. Legal Proceedings. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the knowledge of Parent, threatened Action against Parent or any of its Subsidiaries (including Merger Sub) or (b) Judgment imposed upon or affecting Parent or any of its Subsidiaries (including Merger Sub), in the cases of each of clauses (a) and (b), by or before any Governmental Authority.

Section 4.10. Ownership of Equity of the Company. Neither Parent nor Merger Sub nor any of their controlled Affiliates own, directly or indirectly (including pursuant to a derivatives contract) any shares of Company Common Stock or are or have been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company during the three years prior to the date hereof.

Section 4.11. No Other Company Representations or Warranties. Except for the representations and warranties made by the Company in Article III, Parent and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, have made or are making, and each of Parent, Merger Sub and their Affiliates and respective Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their Affiliates or respective Representatives.

Section 4.12. Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub and their Affiliates and respective Representatives, the negotiations of this Agreement or the course of the Transactions, Parent, Merger Sub and their Affiliates and respective Representatives have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements and that Parent, Merger Sub, their Affiliates and respective Representatives have not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or, except for the representations and warranties set forth in Article III, any rights hereunder with respect thereto.

ARTICLE V

Additional Covenants and Agreements

Section 5.01. Conduct of Business. (a) Except as required by applicable Law, Judgment, as expressly required by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Article VII), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to use reasonable best efforts (i) to carry on its business in the ordinary course consistent with past practices and in compliance with applicable Law and (ii) to preserve substantially intact its and each of its Subsidiaries’ material assets, properties, Contracts and Permits, current business organizations, current employees and consultants (other than any terminations for cause or voluntary resignations) (provided that nothing in foregoing shall require the Company to take any action restricted by Section 5.01(b)(xii)), relationships and goodwill with customers, suppliers, licensors, licensees, distributors, contractors, partners and others having material business dealings with the Company or any of its Subsidiaries; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by Section 5.01(b) shall be deemed to be a breach of this Section 5.01(a) unless such action would constitute a breach of Section 5.01(b).

(b) Except as required by applicable Law or Judgment, as expressly required by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Article VII), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) issue, sell, grant deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer or encumbrance or grant of, any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests); provided that the Company may issue shares of Company Common Stock (A) as required pursuant to the terms and conditions as of the date of this Agreement of Equity-Based Awards outstanding as of the date of this Agreement under any Equity Plan or (B) as required to comply with Section 3.05 with respect to the Company ESPP;

(ii) directly or indirectly, redeem, purchase or otherwise acquire any shares of the Company’s capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of the Company’s capital stock or other equity or voting interests (including any rights, warrants or options to purchase any shares of the Company’s capital stock or other equity or voting interests) (other than pursuant to the forfeiture of, or withholding to satisfy the exercise price or Tax obligations with respect to, Equity-Based Awards outstanding as of the date of this Agreement under any Equity Plan, in each case in accordance with the terms and conditions as of the date of this Agreement or the forfeiture of Equity-Based Awards granted after the date of this Agreement in accordance with this Agreement);

(iii) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of, any shares of its capital stock or other equity or voting interests (other than dividends paid by a wholly-owned Subsidiary to the Company or to another wholly-owned Subsidiary of the Company);

(iv) split, combine, subdivide or reclassify any shares of the Company’s capital stock or other equity or voting interests;

(v) forgive any loan or incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or other arrangement having the economic effect of any of the foregoing (collectively, “Indebtedness”), except for (A) intercompany Indebtedness among the Company and its Subsidiaries, (B) extensions of trade credit in the ordinary course of business and (C) additional Indebtedness incurred under existing revolving credit facilities, lines of credit or other existing arrangements (including in respect of letters of credit issued in the ordinary course of business), in each case, for working capital and other purposes in the ordinary course of business consistent with past practice (and excluding incurrence under any delayed draw term loan facilities or other incremental credit facilities with respect to the Company Credit Agreement) and not to exceed $10,000,000;

(vi) enter into any swap or hedging transaction or other derivative agreements;

(vii) make any loans, capital contributions, investments in or advances to any Person other than (A) to the Company or any Subsidiary of the Company, (B) as permitted under Section 5.01.b)xi) or (C) advances of commission payments in the ordinary course of business consistent with past practice;

(viii) transfer, sell, lease, pledge or otherwise dispose of, in a single transaction or series of related transactions, any material properties or assets (excluding Owned Company Intellectual Property and Exclusively Licensed Company Intellectual Property), except (A) between and among the Company and its Subsidiaries, (B) dispositions of assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, or (C) dispositions of assets for consideration not to exceed $2,000,000 individually or $5,000,000 in the aggregate;

(ix) (A) transfer, sell, lease, license or subject to an Encumbrance (other than a Permitted Encumbrance) any of the Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property (or any of the rights, including under any Contract, of the Company or any of its Subsidiaries in the foregoing) or (B) except, in each case, in the ordinary course of business consistent with past practice or at the end of its statutory life, cancel, abandon or allow to lapse or expire any of the Owned Company Intellectual Property;

(x) grant any Encumbrance (other than a Permitted Encumbrance) on any of its material assets, other than to a wholly owned Subsidiary of the Company;

(xi) make any acquisition, directly or indirectly (including by merger, consolidation, acquisition of stock or assets or any other business combination), if the aggregate amount of consideration paid by the Company and its Subsidiaries in connection with all such transactions would exceed $5,000,000 or, if such acquisition involves stock or a business combination, and the Company (or the applicable Subsidiary of the Company) is not the sole stockholder, member or other equity holder following the acquisition;

(xii) except as required pursuant to the terms of any Company Plan in effect on the date of this Agreement that has been made available to Parent or adopted, established, entered into or amended after the date of this Agreement not in violation of this Agreement, (A) grant to any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries any increase in compensation (including bonus compensation, base salary compensation or other incentive compensation) or any other benefits (including any increase in severance, termination pay, change in control, retention, or other similar compensation or benefits), (B) grant to any current or former director, officer, employee, or other individual service provider of the Company or any of its Subsidiaries any new or increase to compensation or benefits or any Tax gross-up payment that would not be deductible by reason of Section 280G of the Code or that would otherwise be subject to an excise tax under Section 4999 of the Code, (C) establish, negotiate, adopt, enter into, amend in any material respect or terminate any Collective Bargaining Agreement or Company Plan, including any change in control, severance or termination agreement with any director, officer, employee or individual service provider of the Company or any of its Subsidiaries, (D) take any action to accelerate any rights or benefits under any Company Plan or the funding of any payments or benefits under any Company Plan, (E) terminate the employment or services of any current director, officer, employee or other individual service provider of the Company or any of its Subsidiaries (other than for cause) or change the terms of employment or services of any current director, officer, employee or other individual service provider of the Company or any of its Subsidiaries such as to create good reason for such individual to resign, (F) grant, pay or award, or commit to grant, pay or award, any bonuses, incentive compensation, Equity-Based Awards or any other equity or equity-based compensation, or (G) hire any new employee or other individual service provider of the Company or any of its Subsidiaries; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from providing employees who are newly hired in accordance with the foregoing clause (G) with plans, agreements, benefits and compensation arrangements that have a value that is consistent with the value of the plans, agreements, benefits and compensation arrangements previously provided to newly hired employees in similar positions, other than any severance, termination pay, change in control, retention, Equity-Based Awards, other equity or equity-based compensation or other similar compensation or benefits;

(xiii) make any material changes in financial accounting methods, principles or practices, except insofar as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law, including Regulation S-X under the Securities Act or (C) by any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(xiv) make, change or revoke any material Tax election, adopt or change any Tax accounting method or change any Tax accounting period, settle or compromise any audit or proceeding in respect of any material Tax liability, file any material amended Tax Return, fail to timely file any income or other material Tax Return required to be filed or pay any Tax that is due or payable, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), surrender any right to claim a material Tax refund, consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, or enter into any Tax indemnification, sharing, allocation, reimbursement or similar agreement, arrangement or understanding (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes);

(xv) (A) amend the Company Charter Documents, (B) form any Person that would constitute a Subsidiary or Affiliate of the Company or (C) acquire any equity interest in any other Person or enter into any joint venture, development, partnership or similar arrangement; except, in the case of this clause (C), as permitted under Section 5.01.b)xi);

(xvi) settle, release, pay, discharge, waive, compromise or satisfy any pending or threatened Action against the Company or any of its Subsidiaries, other than any pending or threatened Action that both (A) does not relate to any Action or claim brought by the stockholders of the Company against the Company or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby, and either (B) (x) (1) results solely in a monetary obligation involving only the payment of monies by the Company of not more than $100,000 individually or $500,000 in the aggregate (excluding any settlements made under the following clause (2)) or would obligate the Company to take any action or impose restrictions on the business of the Company; (2) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company and the payment of monies by the Company that are not more than $100,000 individually or $500,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); or (3) results in no monetary obligation of the Company or the Company’s receipt of payment and (y) does not involve any admission of guilt or impose any restrictions or limitations upon the operations or business of or other conduct, remedy or injunctive relief applicable to the Company (other than customary releases of claims and non-disclosure obligations), whether before, on or after the Effective Time;

(xvii) make or authorize any capital expenditure other than capital expenditures in the ordinary course of business consistent with past practice that do not exceed, in the aggregate, 125% of the amount included in the Company’s capital expenditure budget included on Section 5.01.b)xvii) of the Company Disclosure Letter;

(xviii) except as otherwise permitted by this Section 5.01.b) or otherwise in the ordinary course of business, (A) accelerate, terminate, consent to the termination of, amend or modify in any material respect, grant any waiver of any material right under, or voluntarily terminate, any Material Contract, or any Contract which if entered into prior to the date hereof would have been a Material Contract or (B) enter into any Contract which if entered into prior to the date hereof would have been a Material Contract;

(xix) adopt or implement any stockholder rights plan (or similar plans or arrangements);

(xx) terminate, allow to lapse or expire, suspend, modify or otherwise take any step to limit the effectiveness or validity of, or fail to maintain as valid and in full force and effect, any applicable material Permit used in or required for the operation of the business of the Company and its Subsidiaries (as currently conducted or planned by the Company to be conducted);

(xxi) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xxii) acquire any real property; or

(xxiii) commit or agree, in writing or otherwise, to take any of the foregoing actions.

(c) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.02. No Solicitation; Change in Recommendation. (a) Except as permitted by this Section 5.02, from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VII, the Company shall, and shall cause each of its Subsidiaries, and its and their respective officers, directors and employees to, and shall instruct, and use reasonable best efforts to cause, its other Representatives retained by it and acting on its behalf to, (i) immediately cease any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal or any proposal that would reasonably be expected to lead to a Takeover Proposal, and cease providing any information to any such Person or its Representatives; (ii) not, directly or indirectly, (A) initiate, solicit or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding any Takeover Proposal (except to notify any Person of the provisions of this Section 5.02), (C) furnish to any other Person any non-public information concerning the Company or any of its Subsidiaries to any Person, or afford access to the business, assets, properties, books or records, other information or employees or other Representatives of the Company or any of its Subsidiaries in connection with, for the purpose of encouraging or facilitating, with the intent to induce, or that would reasonably be expected to lead to, a Takeover Proposal, (D) approve, adopt, endorse or recommend or enter into any letter of intent, memorandum of understanding, term sheet, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal or any proposal or offer that would reasonably be expected to lead to a Takeover Proposal (other than an Acceptable Confidentiality Agreement), (E) take any action to exempt any Person (other than Parent and its Subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the Company’s organizational and other governing documents, (F) terminate, waive, amend or modify any provision of any existing Acceptable Confidentiality Agreement with respect to a potential Takeover Proposal or any proposal that would reasonably be expected to lead to a Takeover Proposal; or (G) waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract (it being understood that the Company may waive or release any such standstill provision solely to the extent reasonably necessary to permit the applicable Person (if such Person has not been solicited in breach of this Section 5.02) to make, on a confidential basis, a Takeover Proposal, if the Company Board has determined in good faith, after consultation with outside legal counsel, that failure to so waive or release such standstill would be inconsistent with its fiduciary duties under applicable Law); or (iii) resolve or agree to do any of the foregoing. The Company shall, promptly following the date hereof (and in any event within one Business Day of the date hereof), discontinue all electronic or physical data room access (or other diligence access) granted to any Person and its Representatives (other than Guarantor and Parent, their Affiliates and their respective Representatives). The Company shall, promptly following the date hereof (and in any event within two Business Days of the date hereof), request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all confidential information or documents previously furnished to any Person (other than Guarantor and Parent, their Affiliates and their respective Representatives) and all material incorporating such information created by any such Person. It is agreed that any violation of the restrictions on the Company set forth in this Section 5.02 by any Representative of the Company or any Subsidiary of the Company acting with the authority of the Company or any Subsidiary of the Company shall be a breach of this Section 5.02 by the Company.

(b) Notwithstanding anything contained in Section 5.02.a) or any other provision of this Agreement to the contrary, if at any time on or after the date of this Agreement and prior to the receipt of the Company Stockholder Approval, but not after, or, if earlier, the valid termination of this Agreement in accordance with Article VII, the Company or any of its Representatives receives a written bona fide Takeover Proposal, which Takeover Proposal did not result from a material breach of this Section 5.02, (i) the Company and its Representatives may contact such Person or group of Persons making the Takeover Proposal or its or their Representatives solely to the extent reasonably necessary to clarify the terms and conditions thereof or to notify such Person or group of Persons or its or their Representatives of the provisions of this Section 5.02 and (ii) if the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal and that the failure to take such action described in clauses (x) and (y) below would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company and any of its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives; provided that such information has previously been made available to Parent or, if such information has not previously been made available to Parent, the Company shall as promptly as practicable (and in any event within 24 hours) provide to Parent any such non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and its or their Representatives; provided, in the case of clauses (x) and (y), that concurrently with the first time the Company furnishes any information to or participates in any discussions or negotiations with, any Person on or after the date of this Agreement, the Company shall provide written notice to Parent of such determination in good faith by the Board of Directors as provided above. The parties acknowledge and agree that any contacts, disclosures, discussions or negotiations expressly permitted under this Section 5.02.b), including any public announcement that the Company or the Company Board (or any duly authorized committee thereof) has made any determination contemplated under this Section 5.02.b) to take or engage in any such actions, shall not, in and of themselves, constitute an Adverse Recommendation Change.

(c) From and after the date of this Agreement and prior to the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VII, the Company shall promptly (and, in any event, within 24 hours) notify Parent orally and in writing in the event that: (i) the Company or any of its Representatives receives a Takeover Proposal or any inquiries, proposals or offers that would reasonably be expected to lead to a Takeover Proposal; (ii) any non-public information is requested in connection with any potential Takeover Proposal or (iii) any discussions or negotiations with respect to a Takeover Proposal or that would reasonably be expected to lead to a Takeover Proposal are sought to be initiated or continued with the Company, and shall promptly disclose to Parent the material terms and conditions of any such proposals or offers (including a copy of any written Takeover Proposal (including any proposed term sheet, letter of intent, acquisition or other agreement with respect thereto, or any written communication or materials provided to the Company)), a summary of any unwritten material terms and conditions thereof and the identity of the Person or group of Persons making such Takeover Proposal, and the Company shall keep Parent reasonably informed of the status and terms of any such proposals or offers (including any material changes thereto) and the status of any material developments, discussions or negotiations with respect to any such Takeover Proposal (including copies of all communications delivered by or on behalf of such Person in connection with such proposal or offer) on a prompt basis (and in any event within 24 hours of receipt). For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02 will be subject to the terms of the Confidentiality Agreement.

(d) Except as permitted by this Section 5.02, from and after the date of this Agreement and prior to the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VII, neither the Company Board nor any committee thereof shall: (i) (A) fail to include the Company Board Recommendation in the Proxy Statement when filed with the SEC or disseminated to the Company’s stockholders, (B) withdraw or withhold (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation, (C) declare advisable, recommend the approval or adoption of, or approve or adopt, or publicly propose to declare advisable, recommend, approve or adopt, any Takeover Proposal, (D) after public announcement of a Takeover Proposal (other than a tender offer or exchange offer), fail to publicly reaffirm the Company Board Recommendation (or refer to the prior Company Board Recommendation) within five Business Days after a written request by Parent to do so (or, if relating to any Takeover Proposal or material amendments, revisions or changes to the terms of any such previously publicly disclosed Takeover Proposal that are publicly disclosed within the last five Business Days prior to the then-scheduled Company Stockholders Meeting, by the close of business on the Business Day immediately preceding the then-scheduled Company Stockholders Meeting), provided that Parent may only make such request once with respect to any Takeover Proposal (provided that each time a Determination Notice is given Parent shall, subject to the following provision, be entitled to make a new such request); and provided, further, that the Company shall not be required to provide any such reaffirmation (or reference to the prior Company Board Recommendation) during the three or four Business Day periods, as applicable, following the giving of a Determination Notice, or (E)

following the commencement of a tender offer or exchange offer relating to the shares of Company Common Stock by a Person unaffiliated with Parent, fail to publicly reaffirm (including in any statement under Rule 14d-9(f) or Rule 14e-2 promulgated under the Exchange Act) the Company Board Recommendation (or refer to the prior Company Board Recommendation) and recommend that the Company’s stockholders reject such tender offer or exchange offer within ten Business Days after the commencement of such tender offer or exchange offer (or, if earlier, by the close of business on the Business Day immediately preceding the then-scheduled Company Stockholders Meeting); (any action described in this clause (i), being referred to as an “Adverse Recommendation Change”), or (ii) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, or cause or allow the Company to execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any Contract, letter of intent, memorandum of understanding, agreement in principle, term sheet, acquisition agreement, merger agreement, option agreement or other similar agreement providing for, or that is intended to or would reasonably be expected to lead to, a Takeover Proposal (each, a “Company Acquisition Agreement”) or would reasonably be expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, after the date of this Agreement and prior to obtaining the Company Stockholder Approval, but not after, the Company Board (or any duly authorized committee thereof), may (I) make an Adverse Recommendation Change or (II) with respect to a Takeover Proposal that did not result from a material breach of this Section 5.02, cause the Company to enter into a Company Acquisition Agreement with respect to a Takeover Proposal and terminate this Agreement pursuant to Section 7.01.d)ii), in either case, if and only if the Company Board (or any duly authorized committee thereof) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) in the case of clause (I) where the Adverse Recommendation Change is not made in response to a Takeover Proposal, such Adverse Recommendation Change is made in response to an Intervening Event, and failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) in the case of (A) clause (I) where such Adverse Recommendation Change is made in response to a Takeover Proposal or (B) clause (II), such Takeover Proposal constitutes a Superior Proposal; provided, however, that the Company Board (or any duly authorized committee thereof) shall not, and shall cause the Company not to, take any action set forth in clause (II) or, in the event such action is proposed to be taken in connection with an Intervening Event or a Superior Proposal, take any action set forth in clause (I) unless (1) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action (which notice shall state that the Company has received a written Takeover Proposal that constitutes a Superior Proposal, specify the identity of the Person or group of Persons making such Superior Proposal and the material terms and conditions thereof or, if in response to an Intervening Event, shall have specified in reasonable detail the facts and circumstances describing the Intervening Event and the rationale for the Adverse Recommendation Change, and shall state that the Company Board has determined to make an Adverse Recommendation Change) (each such notice, a “Determination

Notice”), (2) prior to making such an Adverse Recommendation Change or terminating this Agreement in accordance with Article VIII, as applicable, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms and conditions of this Agreement or make another proposal such that it would cause such Superior Proposal to no longer constitute a Superior Proposal or, if any Intervening Event, to effect revisions to this Agreement or make another proposal so that the Adverse Recommendation Change would no longer be necessary and (3) following the end of such notice period, the Company Board (or any duly authorized committee thereof) shall have considered in good faith such binding offer, and shall, after consultation with its financial advisors and outside legal counsel, have determined that the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect or, if the Determination Notice related to an Intervening Event, taking into account any revised terms committed to in writing by Parent, that failure to make an Adverse Recommendation Change would be inconsistent with the director’s fiduciary duties under applicable Law (it being understood that foregoing provisions shall also apply to any material change to the facts and circumstances specified by the Company in a Determination Notice and require a new Determination Notice; provided that for the purposes of such subsequent notice, all references to “four Business Days” shall be deemed to be “three Business Days”); and provided further that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect unless the termination is in accordance with Article VII and, to the extent required under the terms of this Agreement, the Company pays or causes to be paid to Parent the applicable Company Termination Fee in accordance with Section 7.03 (to the extent due and payable thereunder) prior to or concurrently with such termination so long as Parent has provided the Company with wire instructions for such payment. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into a Company Acquisition Agreement before this Agreement has been validly terminated in accordance with its terms.

(e) Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Company Board (or any duly authorized committee thereof) from (i) issuing any “stop, look and listen” or similar communication by or on behalf of the Company to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (ii) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of the Company that is required by applicable Law or if the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board or any duly authorized committee thereof to make such disclosure would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that the Company Board shall not effect an Adverse Recommendation Change except in accordance with Section 5.02.d).

(f) As used in this Agreement, “Acceptable Confidentiality Agreement” means (x) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains (i) provisions that are not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 5.02 or otherwise prohibit the Company from complying with its obligations under this Section 5.02, or (y) any confidentiality agreement entered into prior to the date of this Agreement.

(g) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Guarantor and Parent and their Subsidiaries), including any amendment or modification to any existing proposal or offer, relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition or license of 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Company Board (or any duly authorized committee thereof)), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (ii) issuance or acquisition of securities representing 20% or more of the voting power of the then outstanding Company Common Stock or 20% of more of the any class of equity securities of one or more Subsidiaries of the Company whose assets, individually or in the aggregate, constitute 20% of more of any the consolidated assets of the Company and its Subsidiaries, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning securities representing 20% or more of the voting power of the then outstanding Company Common Stock or 20% or more of any class of equity securities of one or more Subsidiaries of the Company whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Company Board (or any duly authorized committee thereof)) or securities representing 20% or more of the aggregate voting power of the Company’s then outstanding securities or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or 20% or more of any class of equity securities of one or more Subsidiaries of the Company whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries, in each case, other than the Transactions; provided, however, that this Agreement and the Transactions shall not be deemed a Takeover Proposal.

(h) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal made after the date hereof that the Company Board (or any duly authorized committee thereof) has determined in good faith, after consultation with its financial advisors and outside legal counsel, (i) would, if consummated, be more favorable to the stockholders of the Company (solely in their capacity as such) than the Transactions from a financial point of view (including after giving effect to proposals, if any, made by Parent pursuant to Section 5.02.d)) and (ii) is reasonably likely to be completed in accordance with its terms, taking into account all legal, regulatory, financial, financing and other aspects of such proposal that the Company Board deems relevant, the Person making the proposal and the terms of this Agreement; provided that, for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.

Section 5.03. Reserved.

Section 5.04. Efforts. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use, and shall cause its Affiliates to use, reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to as promptly as reasonably practicable, and in any event, prior to the Outside Date, (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Merger Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary, proper and advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any Action brought by any Governmental Authority or a third party or any Judgment that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use, and shall cause their respective Affiliates to use, reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c) Parent and the Company shall use reasonable best efforts to cooperate and coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, any Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto. Notwithstanding anything to the contrary in this Section 5.04, Parent shall be entitled to direct, devise and implement the strategy and defense of the Transactions in any action by, or negotiations with, any Governmental Authority or other Person relating to the Transactions or regulatory filings, and shall lead all communications with any Governmental Authority.

(d) In furtherance and not in limitation of the foregoing, Parent, Merger Sub and Company agree to make, and to cause its Affiliates to make, (x) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement (and, in any event, within ten days following the date hereof); provided that if the date of this Agreement is after or within ten days of the effective date of the changes in the applicable regulations under the HSR Act published in the Federal Register on November 12, 2024, the parties shall use reasonable best efforts to file the Notification and Report Forms required by the HSR Act as promptly as practicable thereafter and (y) appropriate filings with the Governmental Authorities set forth on Section 5.04(d) of the Company Disclosure Letter within fifteen days of the date hereof, to supply, and to cause its Affiliates to use reasonable best efforts to supply, as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law or Foreign Investment Laws and to use reasonable best efforts to promptly take, and to cause its Affiliates to take, any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions. Without limiting the foregoing, Parent and Company shall use reasonable best efforts to promptly take, and cause their respective Affiliates to take, all actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other applicable Antitrust Law or Foreign Investment Laws and resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act or any other applicable Law raised by any Governmental Authority, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Restraint that would prevent, prohibit, restrict or delay the consummation of the Merger and the other transactions contemplated by this Agreement, including (i) (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person, (B) agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time, (C) permitting the Company to sell, divest or otherwise convey or hold separate any of the particular assets or categories of assets or businesses of the Company or any of its Subsidiaries prior to the Effective Time, (D) terminating existing relationships, contractual rights or obligations of (x) the Company or its Affiliates or (y) Guarantor, Parent, their Subsidiaries or any their respective Affiliates, (E) creating any relationship, contractual right or obligation of (x) the Company or its Affiliates or (y) Guarantor, Parent, their Subsidiaries or any of their respective Affiliates or (F) effectuating any other change or restructuring of (x) the Company or its Affiliates or (y) Guarantor, Parent, their Subsidiaries or any of their respective Affiliates (and, in each case, entering into agreements or stipulating to the entry of any Judgment by, or filing appropriate applications with, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority in connection with any of the foregoing and, in the case of actions by or with respect to the Company, by consenting to such action by the Company (including any consents required under this Agreement with respect to such action)); provided that any such action may, at the discretion of the Company, be conditioned upon the Merger Closing (any such action described in clauses (A) through (F), a “Restriction”) and (ii) defending through litigation any claim asserted in court or administrative or other tribunal by any Person (including any Governmental Authority) in order to avoid the entry of, or to have vacated or terminated, any Restraint that would prevent the Merger Closing prior to the Outside Date. Parent shall have the unilateral right to determine whether to commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or any other applicable Antitrust Laws, pull and refile under the HSR Act or any other applicable Antitrust Laws or enter into a timing agreement with any Governmental Authority; provided that such action would not be reasonably expected to delay the Merger Closing beyond the Outside Date. Parent is not required to obtain the Company’s consent but shall consult with the Company on the foregoing and consider in good faith the Company’s views. Parent shall use reasonable best efforts to respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority with respect to the Transactions. Each of the Company, Parent and Merger Sub shall not knowingly take (and each of the Company and Parent shall cause their respective Affiliates not to knowingly take) any action with the intention to, or that would reasonably be expected to, hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval of the DOJ or FTC as necessary. Nothing in this Agreement shall require any party to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Merger Closing.

(e) Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, nothing in this Section 5.04 or otherwise in this Agreement shall (i) require Guarantor, Parent or any of their Subsidiaries or the Company or any of its Subsidiaries or (ii) permit the Company or any of its Subsidiaries without the prior written consent of Parent to agree to, accept or undertake (or to consent to the Company or any its Subsidiaries agreeing to, accepting or undertaking) any Restriction: (A) with respect to any assets, categories of assets or portions of any business of the Company or any of its Subsidiaries if, in each case, any such Restriction would, individually or when taken together with all other actions undertaken with respect to the matters contemplated by this Section 5.04, reasonably be expected to (x) be material to the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or (y) be materially detrimental to the benefits that Parent or any of its Affiliates (including Guarantor) expect as a result of the Transactions contemplated by this Agreement; or (B) with respect to any assets, categories of assets or portions of any business of Parent or any of its Affiliates (including Guarantor).

(f) Subject to the other terms and conditions of this Agreement, if any Action or Judgment or other order, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging, hindering, impeding, interfering with or delaying any transaction contemplated by this Agreement as violating any Antitrust Law or Foreign Investment Law, each of the Company (and its Subsidiaries) and Parent (and its Subsidiaries and Affiliates) shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Judgment or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

(g) In furtherance and not in limitation of the foregoing, each of the parties hereto shall use (and shall cause their respective Affiliates to use) reasonable best efforts to (i) promptly cooperate in all respects with each other in connection with any necessary, proper or advisable submissions, consents, approvals, filings, petitions, statements, licenses, permits, authorizations, declarations, notifications, registrations, submissions of information, applications, reports, waivers, exemptions, clearances, orders, confirmations and other documents with the FTC, the DOJ or any other Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before the FTC, the DOJ or any other Governmental Authority relating to the Transactions or any proceeding initiated by a private Person, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material written or verbal communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Authority (including by promptly sending the other parties a copy of all documents, information, correspondence or other communications) and of any material written or verbal communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) subject to applicable Laws and the Confidentiality Agreement relating to the exchange of information, and to the extent reasonably practicable, promptly consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or the FTC, the DOJ or any other Governmental Authority in connection with the Transactions, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, promptly give the other parties hereto the opportunity to attend and participate in such meetings and conferences (whether in person, by telephone or otherwise) and (v) promptly obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, the FTC, the DOJ and any other Governmental Authority. Prior to submitting any document or any information relating to the Transactions or the parties (whether formally or informally, in draft form or final form) to the FTC, the DOJ or any other Governmental Authority, a party shall send the other parties such document or information reasonably in advance of such submission, and shall provide the other parties a reasonable opportunity to review such document or information and consider the other parties’ comments on such document or information in good faith.

Section 5.05. Public Announcements. Parent and the Company shall consult (and shall cause their respective Affiliates to consult) with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions (except to the extent any such statements related to an Adverse Recommendation Change), and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system, in each case as determined after consultation with outside legal counsel. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the foregoing, this Section 5.05 shall not apply to any press release or other public statement made by the Company, Parent or Guarantor (a) that substantially reiterates (and is not inconsistent with) the Announcement and the terms of this Agreement and does not contain any information relating to the Company or Parent or the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate to or refer to this Agreement, the Transactions or Parent (or any of its Affiliates). None of the parties hereto need consult with the other in connection with such portion of any press release, public statement or filing to be issued with respect to any Takeover Proposal or Adverse Recommendation Change (but without limiting the Company’s obligations under Section 5.02).

Section 5.06. Access to Information; Confidentiality. Subject to applicable Laws and any applicable Judgment, during the period from the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Article VII, upon reasonable notice, the Company shall afford, and shall cause its Subsidiaries and each of their respective Representatives to afford, to Parent and its Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ officers, employees, agents, properties, assets, books, Contracts, work pagers, reports, correspondence records and other documents and information relating to the Company or any of its Subsidiaries (other than any of the foregoing that relate to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or relating to any deliberation of the Company Board (or any duly authorized committee thereof) regarding any Takeover Proposal or Adverse Recommendation Change) and the Company shall furnish promptly to Parent and Parent’s Representatives such information concerning its and its Subsidiaries’ business, personnel, assets, liabilities and properties as Parent may reasonably request (other than any information that the Company determines in its reasonable judgment relates to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or relating to any deliberation of the Company Board (or any duly authorized committee thereof) regarding any Takeover Proposal or Adverse Recommendation Change), in each case, for any reasonable purpose in connection with the consummation of the Transactions (including for integration planning); provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, however, that (a) the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would (i) result in the disclosure of Trade Secrets or competitively sensitive information to third parties, (ii) violate applicable Law, an applicable Judgment, a Contract or binding confidentiality obligation owing to a third party or (iii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, and (b) the Company shall not be required to provide access to Parent or its Representatives to conduct any environmental sampling or testing without the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed); provided further, however, in each case, so long as the Company has used reasonable best efforts to cooperate and used reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such applicable privilege, Law or agreement including disclosure of such information through the use of customary “clean room” arrangements pursuant to which non-employee Representatives of Parent could be provided access to such information. Until the Effective Time, all information provided under this Section 5.06 will be subject to the terms of the letter agreement dated as of September 23, 2024, by and between the Company and Parent (the “Confidentiality Agreement”).

Section 5.07. Indemnification and Insurance. (a) For a period of six years immediately after the Effective Time, Parent shall cause the Surviving Corporation to, in each case to the fullest extent permissible by applicable Law, (i) indemnify and hold harmless each current or former director or officer of the Company or its Subsidiaries and each other Person who immediately prior to the Effective Time is serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person who is indemnified or entitled to be indemnified by the Company or its Subsidiaries pursuant to the Company Charter Documents and the organizational documents of the Company’s Subsidiaries or any indemnification agreement between such director or officer or other Person and the Company or any of its Subsidiaries, in each case, as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and such Person, in each case, as made available to Parent or disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC prior to the date of this Agreement (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director, officer or manager of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as such (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or expense advancement right of any Indemnitee) and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries or any indemnification agreement between the Company or its Subsidiaries and such Indemnitee, in each case as in effect on the date of this Agreement.

(b) Without limiting the foregoing, for a period of six years immediately after the Effective Time, to the fullest extent permissible by applicable Law, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation, and the Surviving Corporation shall cause the organizational documents of its Subsidiaries, to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities, indemnification, advancement of expenses and exculpation, in each case, than are set forth as of the date of this Agreement in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any of the Indemnitees. In addition, from the Effective Time, Parent shall, and shall cause the Surviving Corporation to advance any expenses (including reasonable fees and expenses of legal counsel of any Indemnitee) under this Section 5.07 in each case in accordance with and as required by the Company Charter Documents; provided that, if and only to the extent any Indemnitee to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Indemnitee is not entitled to indemnification.

(c) Parent agrees that it shall not, and shall cause the Surviving Corporation and its Subsidiaries not to, settle, compromise or consent to the entry of any judgment in any threatened or actual Action relating to any acts or omissions covered under this Section 5.07 (each, a “Claim”) for which indemnification could be sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Parent agrees to cause the Surviving Corporation and its Subsidiaries to cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(d) For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are, as of the date of this Agreement (and any additional individuals who prior to the Effective Time become), covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy) except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies an annual premium greater than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.07.d) the Surviving Corporation shall obtain as much comparable insurance as possible for the years within such six-year period for a premium equal to the Maximum Amount. The Company shall have the right prior to the Effective Time to purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions; provided that, in no event shall the cost of any such tail policy exceed the Maximum Amount. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.07.d), and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to cause such policy to be maintained in full force and effect, for its full six-year term, and to honor all of its obligations thereunder.

(e) The provisions of this Section 5.07 (i) shall survive the consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnitees) and his or her heirs, successors, assigns and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.07 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.07 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.07 applies and each Indemnitee’s heirs and representatives shall be third-party beneficiaries of this Section 5.07).

(f) In the event that (i) the Surviving Corporation or any of its respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.07.

Section 5.08. Employee Matters. (a) Parent shall, or shall cause the Surviving Corporation and/or its Subsidiaries to, provide each Company Employee as of immediately prior to the Effective Time who continues employment with the Surviving Corporation or any of its Subsidiaries as of the Effective Time (each, a “Continuing Employee”) with (i) for a period of two years following the Effective Time (or the applicable Continuing Employee’s earlier termination of employment), (A) a base salary or wage rate that is no less favorable than such Continuing Employee’s base salary or wage rate in effect as of immediately prior to the Effective Time, (B) target cash incentive or target cash commission opportunities that are substantially similar to the target cash incentive or target cash commission opportunities provided to such Continuing Employee as of immediately prior to the Effective Time (excluding in each case any change in control, retention, or similar opportunities), provided that any such opportunity shall be pro-rated for the calendar year that includes the Effective Time based on service following the Effective Time, (C) commencing no later than sixty (60) days following the Effective Time, a long-term incentive opportunity with a grant date fair value that is substantially similar to such Continuing Employee’s target grant date fair value for long-term incentive opportunities set forth on Section 5.08(a) of the Company Disclosure Letter and (D) for any Continuing Employee who is not subject to an individualized agreement that provides for severance protections, severance benefits no less favorable than those provided to similarly-situated employees of Parent pursuant to Parent’s broad-based severance plan; and (ii) for a period up to the end of the calendar year that includes the Effective Time, retirement and health and welfare benefits that are substantially comparable, in the aggregate, to those provided to such Continuing Employee as of immediately prior to the Effective Time (excluding in each case severance, long-term incentive, nonqualified deferred compensation, defined benefit plans, and retiree health and welfare benefits).

(b) Parent and the Company hereby acknowledge that the consummation of the Transactions constitutes a “change in control”, “change of control” or other term of similar import for purposes of any Company Plan that contains a definition of “change in control”, “change of control” or other term of similar import, as applicable.

(c) With respect to all employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries in which Continuing Employees (and their eligible dependents) are eligible to participate from and after the Effective Time (including any vacation, paid time-off and severance plans and excluding any equity-based incentive compensation, nonqualified deferred compensation, defined benefit plans and retiree health and welfare benefits), each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with Parent, any predecessor employer of the Company or any such Subsidiary under a comparable Company Plan as of the Effective Time, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary under a comparable Company Plan) shall be treated as service with Parent, the Surviving Corporation or any of their respective Subsidiaries for purposes of determining eligibility to participate, vesting, and solely for vacation, paid time off or severance, level of benefits; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service. Parent and the Company shall coordinate to ensure that required payouts of leave for any accrued leave balances (if any) occur in compliance with applicable Laws.

(d) Without limiting the generality of Section 5.08.a), Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any group health plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which Continuing Employees (and their eligible dependents) are eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. To the extent that a Continuing Employee (and his or her eligible dependents) cease participation in a Company Plan that provides group health benefits during the middle of such Company Plan’s plan year and become eligible to participate in a group health plan of Parent, the Surviving Corporation or any of their respective Subsidiaries, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) under such Company Plan during the Company Plan’s plan year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under such group health plan of Parent, the Surviving Corporation or any of their respective Subsidiaries for the plan year of such group health plan of Parent, the Surviving Corporation or any of their respective Subsidiaries; provided that in each case, solely to the extent permitted under the terms and conditions of the applicable insurance contracts as of the Effective Time.

(e) For each Company Employee who is eligible as of immediately prior to the Effective Time to receive an annual cash bonus under a Company Plan set forth on Section 3.11(a) of the Company Disclosure Letter, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, pay such Company Employee a cash bonus payment for the calendar year in which the Effective Time occurs in accordance with Section 5.08(e) of the Company Disclosure Letter

(f) Prior to the Merger Closing Date, (i) the Company (or the Company Board or other authorized body) shall take all actions necessary and appropriate (including providing notices) to implement a blackout period in connection with the exercise of Company Stock Options, effective as of the later of five Business Days prior to the Merger Closing Date and (ii) the Company shall use best efforts to take, or cause to be taken, all actions necessary or advisable, to comply with the obligations set forth in Section 5.08(f) of the Company Disclosure Letter.

(g) If requested by Parent in writing at least five Business Days prior to the Merger Closing Date, the Company shall terminate (or terminate participation in) any and all Company Plans intended to qualify under Section 401(k) of the Code (“401(k) Plan”), effective not later than the Business Day immediately preceding the Merger Closing Date, and Parent shall then permit each Continuing Employee who is a participant in any Company 401(k) Plan as of immediately prior to the Effective Time and who remains employed as of the applicable entry date to become a participant in a plan sponsored or maintained by Parent or any of its Affiliates intended to qualify under Section 401(k) of the Code as soon as administratively practicable following the Merger Closing Date; provided that, the Company shall provide Parent for its review, comment and approval, advance copies of all resolutions, consents, notices, communications with Company Employees and other documentation relating to such actions and evidence that such actions have been implemented; and with an advance copy of the written resolutions terminating the Company 401(k) Plan and a reasonable period of time to review and comment thereon prior to adoption or execution, which comments shall be implemented in good faith.

(h) Prior to making any broad-based communications to current or former Company Employees pertaining to compensation or benefits matters that are affected by the transactions contemplated by this Agreement, the Company shall (i) provide Parent with a copy or written summary of the intended communication, (ii) give Parent a reasonable period of time to review and comment on the intended communication and (iii) consider any such comments in good faith.

(i) Notwithstanding the foregoing, no provision of this Agreement shall create any right in any current or former officer, director, employee, or other individual service provider of the Company or its Subsidiaries to continued employment by the Company, Parent, Surviving Corporation or any of their respective Affiliates, or preclude the ability of the Company, Parent, Surviving Corporation or any of their respective Affiliates to terminate the employment of any employee for any reason. This Section 5.08 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.08, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.08 or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, arrangement or policy of the Company, Parent, Surviving Corporation or any of their respective Affiliates. No current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement pursuant to this Section 5.08 and this Section 5.08 shall not create such rights in any such Person.

Section 5.09. Notification of Certain Matters; Stockholder Litigation. Prior to the Effective Time or the termination of this Agreement, the Company shall give prompt notice to Parent of (a) to the extent permitted under applicable Law, any notice or other communication received by the Company from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions and (b) any Actions commenced or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (including, as it relates to the Company, against any of its directors) or otherwise relating, involving or affecting the Company or its Subsidiaries, in each case in connection with, arising from or otherwise relating to this Agreement or the Transactions (whether directly or on behalf of the Company or any of its Subsidiaries or otherwise), including in each case demands for appraisal pursuant to Section 262 of the DGCL. The Company shall (i) give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company or the Company’s directors relating to this Agreement or the Transactions and shall keep Parent reasonably and promptly informed of the status of and any material developments with respect to any such litigation (whether or not Parent exercises its right to participate in the defense of such litigation), (ii) give Parent the right to review and comment on all material filings or responses made by the Company in connection with any such litigation and (iii) not settle or provide any payment or other compensation with respect to any stockholder demand or litigation against the Company or the Company’s directors relating to this Agreement or the Transactions without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Section 5.10. Communications and Interactions with Regulatory Authorities; Certain Proceedings.

(a) Without limiting any of the parties’ respective obligations in Section 5.01 and Section 5.04, prior to the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall promptly inform Parent of (i) any requested, proposed, or scheduled meeting with the FDA or any other similar Governmental Authority relating to any Product, Health Care Permit, or the Company’s compliance with applicable Health Care Laws, (ii) of any communication (written or oral) from the FDA or any other similar Governmental Authority relating to any Product, Health Care Permit, or the Company’s compliance with applicable Health Care Laws or (iii) any reports or other material communication of any safety information or reportable event (as such term is defined or described at 21 C.F.R. 803.3(o)), or material Field Action relating to any Product; provided that, in each case, confidential competitively sensitive business information may be redacted from such exchanges. In addition to the foregoing, the Company shall inform Parent of, and provide Parent with a reasonable opportunity to review and comment on any non-routine filing proposed to be made by or on behalf of the Company, and any non-routine correspondence or other non-routine communication proposed to be submitted or transmitted to the FDA relating to any Product, Health Care Permit, or, regardless of whether routine or non-routine, the Company’s compliance with applicable Health Care Laws (which comments shall be provided promptly and be considered in good faith; provided that the Company shall be under no obligation to incorporate such comments into such submissions or transmittal).

(b) Without limiting any of the parties’ respective obligations in this Agreement, (i) the Company shall promptly inform Parent of any material correspondence or other material communications (written or oral) by or on behalf of the Company or any of its Representatives to any third party or from any third party to the Company related to the matters set forth on Section 5.10 of the Company Disclosure Letter (each, an “Applicable Proceeding”) and shall promptly provide Parent with copies of any such correspondence or other communications, (ii) the Company shall promptly inform Parent with notice and copies of any material correspondence or other material communications (written or oral) by or on behalf of the Company or any of its Representatives to any third party related to any potential settlement, mediation, resolution, or disposition of any Applicable Proceeding and shall provide Parent with a reasonable opportunity to review and comment thereon (which comments shall be provided promptly and be considered in good faith; provided that the Company shall be under no obligation to incorporate such comments), prior to sending or relaying such correspondence or other communication, and (iii) none of the Company or any of its Representatives shall agree to or propose any settlement, resolution or disposition of any Applicable Proceeding without Parent’s prior written consent. Notwithstanding any of the foregoing, nothing in this Section 5.10.b) shall require the Company to have any communications with Parent that would result in the loss of the protection of an attorney-client privilege, attorney work product protection or other legal privilege; provided, however, the Company shall use reasonable best efforts to cooperate and use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such applicable privilege, protection, Law or agreement including disclosure of such information through the use of customary “clean room” arrangements pursuant to which non-employee Representatives of Parent could be provided access to such information.

(c) Parent acknowledges and agrees that nothing contained in this Section 5.10 is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time in violation of applicable Law. The Company acknowledges and agrees that nothing contained in this Section 5.10 is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or Merger Sub prior to the Effective Time in violation of applicable Law.

Section 5.11. Approval of the Merger. (a) Notwithstanding any Adverse Recommendation Change, but subject to Section 5.11(b) and applicable Law and to the extent not prohibited by any Judgment, the Company shall take all necessary actions in accordance with applicable Law, the Company Charter Documents and the rules and regulations of NYSE to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval as soon as reasonably practicable after (i) the SEC confirms that it has no further comments on the Proxy Statement or (ii) if there is or has been no review of the Proxy Statement by the SEC, the expiration of the SEC review period therefor. Subject to Section 5.02, the Company shall take all lawful action reasonably necessary to solicit and obtain the Company Stockholder Approval, including engaging a proxy solicitation firm for the purpose of assisting in the solicitation of proxies for the Company Stockholders Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company may, after consultation with Parent, adjourn, recess or postpone the Company Stockholders Meeting only (1) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement that the Company Board determines in good faith (after consultation with outside legal counsel) is required by applicable Law or the rules and regulations of the NYSE to be disseminated and reviewed by the stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting, (2) to the extent required by a court of competent jurisdiction in connection with any Actions in connection with this Agreement or the Transactions, (3) if, as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (4) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, in the case of each of clauses (1), (2), (3) and (4), for the minimum duration necessary to remedy the circumstances giving rise to such adjournment, recess or postponement (and in the case of each of clauses (1), (3) or (4), without the written consent of Parent); provided that the Company shall not, without the written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), unless otherwise required by applicable Law or a court of competent jurisdiction, adjourn, recess or postpone the Company Stockholders Meeting beyond the earlier of (x) the date that is 30 days after the date that the Company Stockholders Meeting was originally scheduled (or, if applicable, 30 days after the newly scheduled date for any such originally scheduled Company Stockholders Meeting that is adjourned, recessed or postponed in accordance with this Section 5.11) and (y) the date that is three Business Days prior to the Outside Date; provided, further, that, in the case of clause (4), Parent may require the Company to adjourn, recess or postpone the meeting to solicit additional proxies for no more than 30 days after the date that the Company Stockholders Meeting was originally scheduled. Notwithstanding anything to the contrary herein (including any Adverse Recommendation Change), unless this Agreement has been terminated in accordance with its terms prior to the time of the Company Stockholders Meeting, the Company Stockholders Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval in accordance with the terms of this Agreement, and nothing contained herein shall be deemed to relieve the Company of such obligations.

(b) As promptly as reasonably practicable (but in any event no later than 30 days) after the execution of this Agreement and subject to applicable Law, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC. Subject to Section 5.02, the Company Board shall include the Company Board Recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Guarantor, Parent, Merger Sub and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Guarantor, Parent and Merger Sub shall, as promptly as reasonably practicable, correct any information with respect to it or provided by it for use in the Proxy Statement if and to the extent, in the absence of such a correction, the Proxy Statement would contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall disseminate such correction to the stockholders of the Company in an amendment or supplement mutually acceptable to Parent and the Company. The Company shall notify Parent promptly upon the receipt of any comments (whether written or oral) from the SEC and of any request (whether written or oral) by the SEC for amendments or supplements to the Proxy Statement and shall promptly supply Parent with copies of all such comments, requests and any other written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the resolution of any such comments or, if there is or has been no review of the Proxy Statement by the SEC, the expiration of the SEC review period therefor a. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response, which comments the Company shall consider in good faith.

Section 5.12. Other Investors. Prior to the Effective Time, without the prior written consent of the Company (which shall not be unreasonably withheld), Parent shall not permit or agree to permit any Person (other than Parent or any wholly-owned Subsidiary of Parent) to obtain any equity interests (or rights to obtain any equity interests) in Merger Sub or any Person (other than Parent) of which Merger Sub is a direct or indirect Subsidiary.

Section 5.13. Parent Vote. (a) Parent shall vote or cause to be voted any shares of Company Common Stock beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the approval of the adoption of this Agreement at the Company Stockholders Meeting.

(b) Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the adoption of this Agreement in accordance with the DGCL.

Section 5.14. Stock Exchange De-listing. Parent shall use reasonable best efforts to cause (and the Company shall reasonably cooperate with Parent to cause) the shares of Company Common Stock to be de-listed from NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 5.15. Company Indebtedness. To the extent reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions required to facilitate (a) the termination of commitments in respect of the Company Credit Agreement and Zions Facility and the repayment in full of all obligations in respect of any Indebtedness incurred under the Company Credit Agreement or the Zions Facility, and (b) the termination, repayment, redemption or defeasance of any other Indebtedness for borrowed money incurred by any of the Company and its Subsidiaries after the date of this Agreement and the repayment in full of all obligations in respect of such Indebtedness (it being understood that the Company shall promptly and, in any event, no later than ten days prior to the Merger Closing Date notify Parent of the amount of any such Indebtedness incurred or to be incurred and expected to be outstanding on the Merger Closing Date), and the release of any Encumbrances securing any such Indebtedness described in the foregoing clauses (a) and (b) and guarantees in connection therewith on the Merger Closing Date. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall deliver to Parent (A) at least three Business Days prior to the Merger Closing Date, a draft payoff letter and (B) at least one Business Days prior to the Merger Closing Date, executed payoff letters, with respect to the Company Credit Agreement and the Zions Facility (the “Company Payoff Letters”) in form and substance customary for transactions of this type and in all events subject to Parent’s reasonable consent, from the lenders or other applicable third party (or an authorized agent on behalf thereof) to whom such Indebtedness is owed, which Company Payoff Letters together with any related release documentation shall, among other things, include the payoff amount (the “Company Payoff Amounts”) and provide that Encumbrances (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing the Company Credit Agreement and Zions Facility and any other obligations secured thereby, shall, upon the payment of the Company Payoff Amounts at or prior to the Merger Closing, be released and terminated (and, as promptly as possible following the Merger Closing if not delivered prior to such time, as applicable, termination instruments or release filings of all such Encumbrances securing such Indebtedness, in form and substance reasonably satisfactory to Parent).

Section 5.16. Section 16 Matters. Prior to the Effective Time, the Company will be permitted to take appropriate actions to cause the dispositions of equity securities of the Company (including any derivative securities) in connection with this Agreement by each individual who is an officer or director of the Company subject to Section 16 of the Exchange Act to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

Section 5.17. Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent, Merger Sub and the Company and their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

Section 5.18. Financing Assistance and Cooperation.

(a) The Company shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to provide to Parent, at Parent’s sole cost and expense, all cooperation and assistance that is customary and reasonably requested by Parent in connection with (i) any outstanding Indebtedness of the Company or any of its Subsidiaries or (ii) any financing sought by Parent in connection with the Transactions.

(b) Notwithstanding anything to the contrary contained herein, nothing in this Section 5.18 shall require any such cooperation or assistance to the extent that it could result in the Company or any of its Subsidiaries being required to:

(i) pledge any assets as collateral prior to the Effective Time;

(ii) pay any fee, bear any cost or expense, enter into any definitive agreement that becomes effective prior to Merger Closing, incur any other liability or give any indemnities to any third party or otherwise commit to take any similar action in connection with any financing undertaken by Parent in connection with the Transactions prior to the Merger Closing;

(iii) take any actions to the extent such actions would, in the Company’s reasonable judgment, (A) unreasonably interfere with the ongoing business or operations of the Company or any of its Subsidiaries, (B) subject any director, manager, officer or employee of the Company or any of its Affiliates to any actual or potential personal liability, (C) conflict with, or result in any violation or breach of, or default (with or without notice, or lapse of time or both) under, the Company Charter Documents, any applicable Law or Judgment or any Material Contract, (D) require any such entity to change any fiscal period or (E) cause (x) any closing condition set forth in Article VI of this Agreement to fail to be satisfied or (y) any other breach of this Agreement;

(iv) waive or amend any terms of this Agreement;

(v) commit to take any action under any certificate, document or instrument that is not contingent upon the Merger Closing;

(vi) provide access to or disclose information that the Company reasonably determines would jeopardize any attorney-client privilege of the Company or its applicable Subsidiary; provided, that the Company or such Subsidiary shall use commercially reasonable efforts to provide an alternative means of disclosing or providing such information;

(vii) cause any director, manager or equivalent, or any officer or employee of the Company or any of its Subsidiaries to pass resolutions to approve any such financing or authorize the creation of any agreements, documents or actions in connection therewith, or to execute or deliver any certificate in connection with any such financing (other than any director, manager or equivalent, or officer or employee of the Company or any of its Subsidiaries who will continue in such a position following the Merger Closing and the passing of such resolutions), in each case that are not contingent on the Merger Closing or would be effective prior to the Merger Closing;

(viii) deliver any legal opinion or negative assurance letter (other than legal opinions or letters required to be delivered in connection with any offer to purchase or exchange, or any consent solicitations with respect to, any outstanding Indebtedness of the Company undertaken in connection with the Transactions and contingent on the Merger Closing, to the extent such opinions or letters would not conflict with applicable Law and would be accurate in light of the facts and circumstances at the time delivered); or

(ix) provide or prepare (A) pro forma financial statements, pro forma adjustments, projections, an as-adjusted capitalization table, information related to synergies, cost savings, ownership or other post-Merger Closing adjustments, or other prospective information, (B) any description of all or any component of any financing undertaken by Parent in connection with the Transactions, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, (C) risk factors relating to all or any component of the any financing undertaken by Parent in connection with the Transactions, (D) “segment reporting”, subsidiary financial statements or any information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, (E) any information required by Regulation S-K Item 402 or by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A or (F) any information that is not readily available from the Company’s financial records.

For the avoidance of doubt, any failure of the Company to fulfill its obligations under this Section 5.18 shall not be deemed a breach of this Agreement or excuse the performance of Parent or Merger Sub or any Affiliate thereof to consummate the Merger, so long as the Company or its Representative is acting reasonably in good faith to fulfill such obligations.

(c) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable, documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries and their respective Representatives in connection with any financing to be undertaken by Parent in connection with the Transactions, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 5.18, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of any financing undertaken by Parent in connection with the Transactions and any information used in connection with the foregoing, except to the extent such liabilities arise from (x) the gross negligence, bad faith or willful misconduct of the Company or any of its Subsidiaries and their respective Representatives, (y) any intentional misrepresentation in any financial statements or information provided by the Company specifically for use in connection with any financing undertaken by Parent in connection with the Transactions or (z) a material breach of this Agreement by the Company, in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision.

Section 5.19. Financial Statement Cooperation. Without limiting the Company’s obligations under Section 5.11, the Company shall use its commercially reasonable efforts to properly prepare and timely file any filings or reports required under the Exchange Act (collectively, the “Other Filings”). The Company shall promptly notify Parent of the receipt of any comments on any of the Other Filings by the SEC, and the Company shall supply Parent with copies of all correspondence between it and each of its representatives, on the one hand, and the SEC or the members of its staff, on the other hand, with respect to any of the Other Filings, except, in each case, that confidential competitively sensitive business information may be redacted from such exchanges.

ARTICLE VI

Conditions to the Merger

Section 6.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Merger Closing Date of the following conditions:

(a) No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction or any applicable Law, in each case in the U.S. or any other jurisdiction (collectively, “Restraints”), shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger (such condition in this Section 6.01(a), the “Restraint Condition”);

(b) (i) Any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the consummation of the Merger shall have expired or been terminated and (B) any waiting periods shall have expired or been terminated, and any applicable approvals, consents, or waivers shall have been obtained, in each case, with respect to the applicable Antitrust Laws or Foreign Investment Laws of the jurisdictions set forth on Section 6.01(b) of the Company Disclosure Letter (such condition in this Section 6.01(b), the “Regulatory Condition”); and

(c) The Company Stockholder Approval shall have been obtained.

Section 6.02. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or, to the extent permitted by Law, waiver by Parent and Merger Sub) on or prior to the Merger Closing Date of the following conditions:

(a) (i) All of the representations and warranties of the Company set forth in Article III (other than those referred to in clauses (ii) through (iv) below) shall be true and correct as of the Merger Closing Date as if made on and as of the Merger Closing Date, except to the extent such representation and warranty expressly relates to a specified date or period (in which case on and as of such specified date or period), other than for such failures of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Material Adverse Effect”); (ii) all of the representations and warranties of the Company set forth in Section 3.01.a) (Organization; Standing), Section 3.02(d) (Capitalization), the first sentence of Section 3.02(f) (Capitalization), Sections 3.03.a)-(c) and (d)(i) (Authority), Section 3.20 (No Rights; Takeover Laws), Section 3.21 (Opinion of Financial Advisor) and Section 3.22 (Brokers and Other Advisors) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Merger Closing Date as if made on and as of the Merger Closing Date, except to the extent such representation and warranty expressly relates to a specified date or period (in which case on and as of such specified date or period); (iii) all of the representations and warranties of the Company set forth in Section 3.07.b) shall be true and correct in all respects as of the date of this Agreement and at and as of the Merger Closing Date as if made on and as of the Merger Closing Date; and (iv) all of the representations and warranties of the Company set forth in Section 3.02(a) (other than the last sentence thereof) (Capitalization) and Section 3.02.c) (Capitalization) of the Merger Closing Date shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and at and as of the Merger Closing Date as if made on and as of the Merger Closing Date;

(b) The Company shall have complied with or performed in all material respects all obligations to be performed by the Company under this Agreement at or prior to the Effective Time;

(c) Since the date of this Agreement, there shall not have occurred any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually or in the aggregate, has had or would reasonably be expected to have either a Material Adverse Effect; or

(d) Parent and Merger Sub shall have received a certificate executed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses (a), (b) and (c) of this Section 6.02 have been duly satisfied.

Section 6.03. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger is further subject to the satisfaction (or, to the extent permitted by Law, waiver by the Company) on or prior to the Merger Closing Date of the following conditions:

(a) All of the representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Parent Material Adverse Effect”) as of the Merger Closing Date as if made on and as of the Merger Closing Date (except to the extent such representation and warranty expressly relates to a specified date (in which case at and as of such specified date)), other than for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Each of Parent and Merger Sub shall have complied with or performed in all material respects all obligations to be performed by it under this Agreement at or prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate executed on behalf of Parent by a duly authorized officer of Parent confirming that the conditions set forth in clause (a) and (b) of this Section 6.03 have been duly satisfied.

ARTICLE VII

Termination

Section 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and Parent;

(b) by either of the Company or Parent:

(i) if the Effective Time shall not have occurred on or prior to November 28, 2025 (the “Outside Date”); provided that (x) if, on the Outside Date, all of the conditions set forth in Article VI, other than in the case of the Regulatory Condition or the Restraint Condition (in the case of the Restraint Condition, solely to the extent the applicable Restraint relates to or arises under of any Antitrust Laws or Foreign Investment Laws), shall have been satisfied or waived by Parent or Merger Sub, to the extent waivable by Parent or Merger Sub (other than conditions that by their nature are to be satisfied at the Effective Time), then the Outside Date shall automatically be extended to January 28, 2026 and (y) the right to terminate this Agreement under this Section 7.01.b)i) shall not be available to a party if the failure to consummate the Merger by the Outside Date was principally caused by or is primarily the result of a material breach of this Agreement by such party (treating Parent and Merger Sub as one party for this purpose);

(ii) if any Restraint having the effect of permanently preventing or prohibiting the consummation of the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to a party if such party’s (treating Parent and Merger Sub as one party for this purpose) material breach of this Agreement shall have been the principal cause of or resulted in such final and non-appealable Restraint; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor (or any adjournment or postponement thereof) and at which a vote by the Company’s stockholders on the adoption of this Agreement was taken;

(c) by Parent:

(i) if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of the conditions set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured or, if capable of being cured by the Outside Date, shall not have been cured within 30 days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intent to terminate this Agreement pursuant to this Section 7.01.c)i); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01.c)i) if Parent or Merger Sub is then in material breach of its representations, warranties, covenants or agreements hereunder, which breach has not be cured; or

(ii) prior to receipt of the Company Stockholder Approval, if the Company Board (or any duly authorized committee thereof) shall have made an Adverse Recommendation Change; or

(d) by the Company:

(i) if either of Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform is incapable of being cured or, if capable of being cured by the Outside Date, shall not have been cured within 30 days following receipt by Parent of written notice of such breach or failure to perform from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01.d)i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder, whose breach has not been cured; or

(ii) prior to receipt of the Company Stockholder Approval, in order to enter into a binding written Company Acquisition Agreement providing for a Superior Proposal in compliance with the terms of this Agreement, including Section 5.02; provided that prior to or concurrently with such termination the Company pays or causes to be paid the applicable Company Termination Fee under Section 7.03.a) so long as Parent has provided the Company with wire instructions for such payment.

Section 7.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (provided that the Confidentiality Agreement, the last sentence of Section 5.06, Section 5.18(c), this Section 7.02, Section 7.03 and Article VIII shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective former, current or future directors, officers, stockholders, managers, members or Affiliates, except, subject to Section 7.03.c) (including the limitations on liability set forth therein), no such termination shall relieve any party from liability for damages to another party resulting from a knowing and intentional breach of this Agreement prior to the date of termination or from fraud.

Section 7.03. Termination Fee. (a) In the event that:

(i) this Agreement is terminated by the Company or Parent pursuant to Section 7.01.b)i) or Section 7.01(b)(iii) or this Agreement is terminated by Parent pursuant to Section 7.01.c)i) as a result of a knowing and intentional breach by the Company of Section 5.02; provided that, in each case, (A) a bona fide Takeover Proposal shall have been publicly made, proposed or communicated by a third party (or such Takeover Proposal has otherwise been made known to the Company Board and shall have become publicly known) after the date of this Agreement and such Takeover Proposal has not been unconditionally withdrawn prior to the time this Agreement is terminated and (B) within 12 months after such termination, the Company consummates any transaction included within the definition of Takeover Proposal or the Company enters into a definitive agreement with respect to any transaction included within the definition of Takeover Proposal and such transaction is subsequently consummated at any time, in each case, whether or not involving the same Takeover Proposal or the Person or group making the Company the Takeover Proposal referred to in clause (A); provided that, for purposes of clauses (B) of this Section 7.03.a)i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or

(ii) this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) or, if Parent would have been entitled to terminate this Agreement pursuant to Section 7.01(c)(ii) prior to or at the time the Company terminates this Agreement pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or (B) by the Company pursuant to Section 7.01.d)ii);

then, in any such event under clauses (i) or (ii) of this Section 7.03(a), the Company shall pay or cause to be paid the applicable Company Termination Fee to Parent or its designee by wire transfer of same-day funds so long as Parent has provided the Company with wire instructions for such payment (x) in the case of Section 7.03.a)ii)(A), within two Business Days after such termination, (y) in the case of Section 7.03.a)ii)(B), simultaneously with (and as a condition to the effectiveness of) such termination or (z) in the case of Section 7.03.a)i), concurrently with the consummation of the Takeover Proposal referred to therein; it being understood that in no event shall the Company be required to pay or cause to be paid the applicable Company Termination Fee on more than one occasion.

As used herein, “Company Termination Fee” shall mean a cash amount equal to $40,000,000.

(b) Each of the parties hereto acknowledges (i) that the agreements contained in this Section 7.03 are an integral part of the Transactions and (ii) that the Company Termination Fee is not a penalty, but a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and the expectation of the consummation of the Transactions and (iii) that without these agreements, the other parties hereto would not enter into this Agreement. Accordingly, if the Company fails to timely pay or cause to be paid any amount due pursuant to this Section 7.03, and, in order to obtain the payment, Parent commences an Action which results in a Judgment against the Company, for the payment set forth in this Section 7.03, the Company shall pay or cause to be paid Parent’s reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(c) Except in the case of fraud or a knowing and intentional breach of this Agreement by the Company and subject in all respects to Parent’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.08 and the reimbursement obligations of the Company under Section 7.03.b), in the event the applicable Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant to Section 7.03.a), payment of the applicable Company Termination Fee shall be the sole and exclusive monetary damages remedy of Parent against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. While each of the Company and Parent may pursue both a grant of specific performance in accordance with Section 8.08 and the payment of the Company Termination Fee under Section 7.03, under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance that results in a Merger Closing and any money damages, including all or any portion of the Company Termination Fee.

ARTICLE VIII

Miscellaneous

Section 8.01. No Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time.

Section 8.02. Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change of the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval having first been obtained.

Section 8.03. Extension of Time, Waiver, etc. Notwithstanding anything to the contrary contained herein, at any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing clauses (a) through (c)). Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly executed and delivered on behalf of such party.

Section 8.04. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, delayed or conditioned); provided that Merger Sub or Parent may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent (in the case of Merger Sub) or to any direct or indirect wholly owned Subsidiary of Parent. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.

Section 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by DocuSign, facsimile or electronic mail with .pdf attachments), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including its Exhibits), together with the Company Disclosure Letter, the CVR Agreement and the Confidentiality Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company Disclosure Letter and the Exhibits hereto are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. The Confidentiality Agreement shall survive the execution and delivery of this Agreement except that the restrictions on disclosure (to the extent to be included in SEC filings in connection with the Transactions) in the Confidentiality Agreement shall terminate immediately following the execution and delivery of this Agreement solely for purposes of permitting the actions contemplated hereby to be consummated. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (a) if the Effective Time occurs, the right of the stockholders of the Company to receive the Merger Consideration as provided in Section 2.01; (b) if the Effective Time occurs, the right of the holders of Equity-Based Awards to receive such amounts as provided for in Article II; (c) if the Effective Time occurs, the rights of the Indemnitees (and each Indemnitee’s heirs and Representatives) set forth in Section 5.07 of this Agreement, (d) the rights of the Company Related Parties set forth in Section 7.03(c) and (e) following the valid termination of the Agreement pursuant to Article VII, subject to Section 7.02, Section 7.03, and the last sentence of this Section 8.06, the right of the Company, as sole and exclusive agent for and on behalf of the stockholders of the Company (which stockholders shall not be entitled to pursue such damages on their own behalf and who are third-party beneficiaries hereunder solely to the extent necessary for this clause (e) to be enforceable), to pursue any damages on behalf of the stockholders of the Company (including damages based on the loss of the economic benefit of the Transactions to the stockholders of the Company) solely in connection with a knowing and intentional breach of this Agreement by Parent or fraud by Parent, it being understood and agreed that (i) a failure by Parent to consummate the Transactions when required pursuant to this Agreement shall be deemed to be a knowing and intentional breach of this Agreement for purposes of this Section 8.06, and (ii) nothing in this Section 8.06 shall, or is intended to, relieve the Company of any burden of proving that any damages remedy sought is warranted under the circumstances, proving the amount of any damages sought, proving that any such damages were proximately caused by the fraud or knowing and intentional breach of this Agreement by Parent, or otherwise establishing entitlement to relief. Notwithstanding anything herein to the contrary, the rights granted pursuant to clause (e) and the provisions of Section 7.02 with respect to the recovery of damages based on the losses suffered by the stockholders of the Company (including the loss of the economic benefit of the Transactions to the stockholders of the Company) shall only be enforceable on behalf of the stockholders of the Company by the Company in its sole and absolute discretion, as the sole and exclusive agent for the stockholders of the Company (which stockholders shall not be entitled to pursue such enforcement on their own behalf); provided that, in such capacity as sole and exclusive agent for the stockholders of the Company, the Company shall (i) be entitled to reimbursement (from the stockholders of the Company) from any such recovery of damages of its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees determined by reference to standard hourly rates) that have been incurred by the Company in connection with acting as sole and exclusive agent for the stockholders of the Company pursuant to clause (e) and (ii) not be liable to the stockholders of the Company for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Company’s gross negligence or willful misconduct was the cause of any direct loss to the stockholders of the Company.

Section 8.07. Governing Law; Jurisdiction. (a) Other than as provided in Section 8.17, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of laws principles.

(b) Other than as provided in Section 8.17, all Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any Action, any state or federal court within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the Judgment of any such court. The consents to jurisdiction and venue set forth in this Section 8.07.b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement (provided that nothing in this Section 8.07.b) shall affect the right of any party to serve legal process in any other manner permitted by applicable Law). The parties hereto agree that a final Judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court Judgment.

Section 8.08. Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 7.03), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07.b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right none of the Company, Parent and Merger Sub would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the Outside Date, any party hereto brings any action, in each case, in accordance with this Section 8.08, to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended (x) for the period during which such action is pending, plus 20 Business Days or (y) by such other time period established by the court presiding over such action, as the case may be.

Section 8.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

Section 8.10. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

Zimmer, Inc.

345 East Main Street

Warsaw, Indiana 46580

Attn: General Counsel

E-mail: legal.americas@zimmerbiomet.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

555 13th Street NW

Washington, DC 20004

Attention:  Joseph Gilligan

   Gabrielle Witt

Email:    joseph.gilligan@hoganlovells.com

    gabrielle.witt@hoganlovells.com

If to the Company, to it at:

Paragon 28, Inc.

14445 Grasslands Drive

Englewood, Colorado

Attention:  General Counsel & Corporate Secretary

Email:    [*]

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, NY 10001

Attention: Minh Van Ngo

  Andrew M. Wark

Email:  mngo@cravath.com

  awark@cravath.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.11. Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy (as determined by a final judgement), all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 8.12. Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with their correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means a day except a Saturday, a Sunday or other day on which the banking institutions in the City of New York, New York are authorized or required by Law or executive order to be closed.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980(B) of the Code, and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means each collective bargaining, works council or other labor union Contract or labor arrangement covering any employee of the Company or any of its Subsidiaries.

“Commonly Controlled Entity” means any Person, entity, trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is or has ever been considered a single employer or as part of the same “controlled group” as the Company or any of its Subsidiaries under Section 302(d)(3) of ERISA or Section 414 of the Code.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended or restated, as the case may be, and as in effect on the date hereof.

“Company Credit Agreement” means that certain Credit Agreement, dated as of November 2, 2023, by and among the Company, Paragon 28 Advanced Technologies, Inc., certain subsidiaries of the Company from time-to-time party thereto, the lenders from time-to-time party thereto, Ares Capital Corporation, and ACF Finco I LP.

“Company Employee” means an employee of the Company or its Subsidiaries.

“Company ESPP” means the Company’s Employee Stock Purchase Plan, as may be amended or amended and restated from time to time.

“Company IT Assets” means the IT Assets owned by the Company or any of its Subsidiaries and used in the operation of the businesses of the Company or any of its Subsidiaries as conducted as of the date hereof.

“Company Lease” means any lease, sublease, license or other agreement (including any amendments, guaranties or other agreements related thereto) pursuant to which the Company or any of its Subsidiaries’ leases, subleases, licenses, uses or occupies any Leased Real Property.

“Company Plan” means each plan, program, policy, agreement or other arrangement, whether written or oral, active or terminated, that is (a) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), (c) an Equity-Based Award, or any other stock option, stock purchase or other equity or equity-based agreement, program or plan, (d) an employment, individual consulting, change-in-control, severance, retention, change in control, transaction bonus or other similar agreement or (e) a compensation, bonus, incentive, deferred compensation, profit-sharing, retirement, pension, sabbatical, post-retirement, vacation, leave, paid time off, supplemental unemployment, severance or termination pay, perquisite, tax gross-up, or any other benefit or fringe benefit plan, program, policy, agreement or other arrangement, in each case, (i) that is sponsored, maintained or contributed to or entered into by the Company or any of its Subsidiaries or (ii) which the Company or any of its Subsidiaries has or may have any direct or indirect liability (including, as a result of a Commonly Controlled Entity) or any plan, program, policy, agreement or arrangement mandated by applicable Law or any Collective Bargaining Agreement.

“Contract” means any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, warrant, license, contract, subcontract, settlement agreement, instrument, option, commitment, undertaking or other written agreement or legally binding oral arrangement.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 or 4068(a) of ERISA, (c) under Section 430(k) or 4971 of the Code and (d) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code, in the case of each of the foregoing clauses (a) through (d), with respect to the Company or any Commonly Controlled Entity.

“CVR Agreement” means the Contingent Value Right Agreement in the form attached hereto as Exhibit A to be entered into between Parent and a rights agent mutually agreeable to Parent and the Company (the “Rights Agent”), with such revisions thereto requested by such Rights Agent that are not, individually or in the aggregate, detrimental to any Person entitled to receipt of a CVR in the Transactions.

“Data Protection Laws” means all applicable requirements of Law concerning the collection, storage, processing, disclosure and use of Personal Information, and all regulations promulgated and guidance issued by Governmental Authorities thereunder, including, where applicable, HIPAA, state health privacy, data protection and breach notification laws, state social security number protection laws, the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, and any regulations promulgated thereunder; the Colorado Privacy Act of 2021; the Virginia Consumer Data Protection Act of 2021; the Utah Consumer Privacy Act of 2022, as amended; and any other US state consumer privacy or data protection laws; and the General Data Protection Regulation (EU) 2016/679 and all EU member state implementing regulations.

“Encumbrance” means any pledge, lien, charge, mortgage, deed of trust, security interest, lease, sublease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right-of-way or other title defect, third-party right or encumbrance of any kind or nature.

“Environmental Laws” means all Laws relating to the pollution or protection of the environment, human health and safety (as they relate to exposure to materials, substances or wastes), or the Release, cleanup, manufacture, processing, recycling, distribution, use, treatment, storage, labeling, transport or handling of materials, substances or wastes that may impact the environment or human health or safety.

“Equity Plans” means (i) the Company 2021 Incentive Award Plan and (ii) the Omnibus Stock Option and Award Plan, in each case as may be amended or amended and restated from time to time.

“Equity-Based Awards” means, collectively, Company RSUs, Company PSUs and Company Stock Options.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EU” means European Union.

“EU Laws and Regulations” means the EU MDR and all other Laws of EU Member States relating to the development, clinical investigation, CE marking, manufacture, sale, promotion, import, distribution and use of medical devices and biologics.

“EU MDR” means the EU Regulation 2017/745 of the European Parliament and of the Council on medical devices.

“Exclusively Licensed Company Intellectual Property” means all Intellectual Property in which the Company or any of its Subsidiaries has (or purports to have) an exclusive license or similar exclusive right.

“Export Laws” means (i) all applicable Laws imposing trade sanctions on any Person and all anti-boycott or anti-embargo Laws administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union, or any other Governmental Authority with jurisdiction over the Company or any of its Subsidiaries, and all anti-boycott or anti-embargo Laws and (ii) all applicable Laws relating to the import, export, re-export, transfer of information, data, goods, and technology imposed by a Governmental Authority with jurisdiction over the Company or any of its Subsidiaries, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State.

“Foreign Investment Law” means any applicable Law in the relevant jurisdiction that is designed or intended to prohibit, restrict or regulate actions by foreigners or non-domiciled persons to acquire interests in domestic equities, securities, entities, assets, land or interests on national security or public order grounds.

“FDA” means the United States Food and Drug Administration or any successor agency with comparable responsibilities in the United States.

“FDC Act” means the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended.

“GAAP” means generally accepted accounting principles in the U.S., consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, enforcement agency, commission or authority, governmental instrumentality, body, board, department, standard setting organization, supervisory or disciplinary body, or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, regional, state, provincial, local, domestic, foreign or multinational, including any multinational authority that have governmental or quasi-governmental powers, or any other industry self-regulatory authority (including any securities exchange). For the EU, this shall include Notified Bodies, understood as the organizations that have been appointed by competent authorities of EU Member States to conduct conformity assessment procedures for the CE marking of medical devices.

“Hazardous Substances” means any substance, material or waste (regardless of physical form or concentration) defined, listed, restricted or otherwise regulated, or that forms the basis of liability, under Environmental Laws, and includes petroleum (or any fraction thereof), asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, per- and polyfluoroalkyl substances (“PFAS”), 1,4-dioxane, medical wastes, infectious substances, and radioactive materials.

“Health Care Laws” means all Laws, if and to the extent applicable to the Company and its Subsidiaries, relating in any way to: (a) the study, design, development, testing, manufacture, processing, labeling, supply, sale, advertising, labeling, packaging, marketing, promoting, commercializing, distribution, import, export, storage, service, record keeping, traceability, training, reporting (including medical device reporting, adverse event and incident reporting, field alert reporting, and any other reporting required by applicable Laws), handling, provision, or payment for, health care services, equipment, supplies, materials, Medical Devices, biologics, combination products, or precursors, ingredients, or components of Medical Devices, biologics, combination products, Products, goods, or services related to the Company or its Subsidiaries; (b) required Health Care Permits; (c) quality, safety certification, and accreditation standards and requirements related to the study, design, development, testing, manufacture, processing, labeling, supply, sale, advertising, promoting, labeling, packaging, marketing, commercializing, distribution, import, export, storage, service, handling, provision, or payment for health care services, equipment, supplies, materials, Medical Devices, biologics, precursors, ingredients, or components of Medical Devices, biologics, combination products, Products, goods, or services related to the Company or its Subsidiaries; (d) the Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its implementing regulations, including those relating to the study, design, development, testing, manufacture, processing, labeling, supply, sale, advertising, labeling, packaging, marketing, promotion, commercializing, distribution, import, export, storage, service, handling, provision, or payment for health care services, equipment, supplies,

Medical Devices, biologics, precursors, ingredients, materials, or components of Medical Devices, biologics, combination products, Products, goods, or services related to the Company or its Subsidiaries including all applicable rules and requirements of the FDA and the Federal Trade Commission; (e) the Quality System Regulation as set forth in 21 C.F.R. Part 820; (f) the standards for the manufacture, processing, packaging, testing, transportation, handling and holding of Medical Devices and biologics as set forth in the FDC Act and applicable regulations promulgated by the FDA (including, for example, 21 C.F.R. Parts 11) and such standards of good manufacturing practices as are required by applicable Governmental Authorities; (g) all applicable Laws pertaining to the standards for clinical studies and trials for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting (including all applicable requirements relating to protection of human subjects), as set forth in the FDC Act and applicable regulations promulgated by the FDA (including, for example, 21 C.F.R. Parts 11, 50, 54, 56, and 812) and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by any other applicable Governmental Authority; (h) the standards for conducting non-clinical laboratory studies, as set forth in the FDC Act and applicable regulations promulgated by the FDA (including, for example, 21 C.F.R. Parts 11 and 58) and such standards of good laboratory practices as are required by applicable Governmental Authorities in any other jurisdiction; (i) the standards and practices of creating and maintaining records that are accurate, attributable, verified as genuine, legible, contemporaneous and complete, and are created and stored using security measures that protect the confidential nature (if applicable) and integrity of the records, and prevent unauthorized access to, and alteration, corruption or loss of such records in a manner sufficient to satisfy the requirements contained in 21 C.F.R. Parts 58, and all comparable standards of any other applicable Governmental Authority; (j) any and all other Laws including applicable federal, state or local health care laws, rules, codes, regulations, manuals, orders, ordinances, professional or ethical rules, administrative guidance and requirements (including those pursuant to which Health Care Permits are issued), as the same may be amended, modified or supplemented from time to time; (k) the Anti-Kickback Statute (42 U.S.C. § 1320a-7b) and all similar Laws in any jurisdiction; (l) the Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a) and all similar Laws in any jurisdiction; (m) the False Claims Act (31 U.S.C. §§ 3729 et seq.) and all similar Laws in any jurisdiction; (n) the Federal Sunshine Act (42 U.S.C. § 1320a-7h) along with its reporting requirements and all similar Laws in any jurisdiction; and (o) HIPAA and all similar Laws in any jurisdiction. Health Care Laws shall include EU Laws and Regulations as defined herein, in addition to all similar Laws of any Governmental Authority addressing the subject matter of clauses (a) through (o).

“Health Care Permits” means all licenses, approvals, authorizations, permissions, certificates, registrations, or clearances required by any Governmental Authority or issued pursuant to any Laws that are required to carry on the Company and its Subsidiaries’ business in order to study, design, develop, test, manufacture, process, label, supply, sell, advertise, promote, label, package, market, commercialize, distribute, import, export, store, service, handle, provide or pay for any of the Company or its Subsidiaries’ Medical Devices, biologics, combination products, or Products involving the Company or its Subsidiaries, or any products or services in which the Company or its Subsidiaries’ Products are components, parts, or materials including manufacturing materials. Health Care Permits shall include Pre-Market Approvals, Pre-Market Notifications, De Novos, Investigational Device Exemptions, IRB Approvals, Humanitarian Device Exemptions, Biologics License Applications, CE marks, establishment registration and listing with FDA, U.S. state manufacturing, distribution, or wholesale licenses, permits, or registrations, and any supplements or amendments to any Health Care Permits.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act, together with all implementing regulations thereof, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Intellectual Property” means all of the following, including all intellectual property rights arising from or associated with the following, in each case, whether protected, created or arising under the laws of any jurisdiction throughout the world: (a) any patent or patent application, together with all amendments, corrections, counterparts, provisionals, extensions, adjustments, renewals, divisions, continuations, continuations-in-part, reissues and re-examinations, designs, utility models, restorations, revisions, any patent granted as a result of any post-grant proceedings, reviews and substitutions thereof; (b) any trademark, service mark, trade dress, logo, brand name, corporate name, symbol, trade dress, or other indicia of origin, together with the goodwill associated with any of the foregoing, and any application, registration or renewal thereof; (c) published and unpublished works of authorship whether or not copyrightable (including Software) and copyrights, mask works, and moral rights, whether or not registered or sought to be registered and all applications for registration for all of the foregoing; (d) any Internet domain name; (e) any trade secret or confidential know-how or other confidential and proprietary information (collectively, “Trade Secrets”); (f) algorithms, apparatus, biological materials, chemistries and chemical compositions, data and databases, diagrams, formulae, inventions (whether or not patentable), know-how, methods, processes, protocols, schematics, specifications, web sites, and other forms of technology (whether or not embodied in a tangible form); (g) social media accounts, identifiers and designations; and (h) rights to sue for past, present, and future infringement of the rights set forth above.

“Intervening Event” means any change, event, circumstance, condition, development, state of facts or occurrence arising or occurring after the date hereof that was not known or reasonably foreseeable to the Company Board as of the date hereof, or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable to the Company Board as of the date hereof, which event, fact, occurrence, circumstance, condition, development or change becomes known to the Company Board prior to the receipt of the Company Stockholder Approval, other than (a) changes in the market price of the Company Common Stock, in and of itself; provided that the underlying causes of any such change may be considered in determining whether a Intervening Event has occurred, (b) any Takeover Proposal or the receipt, existence or terms thereof or (c) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute an Intervening Event if they are not otherwise excluded from the definition of Intervening Event).

“IRS” means the Internal Revenue Service.

“IT Assets” means computer and other information technology systems, including hardware, Software, computer systems, networks, applications, databases and documentation, reference and resource materials relating thereto.

“Knowledge” means with respect to the Company, the actual knowledge of the individuals listed on Section 8.12 of the Company Disclosure Letter after due inquiry.

“Law” means any statute, law, ordinance, legislation, legislative measure, instrument, regulation, rule, code, constitution, treaty, edict, treaty, guidance, decree, order, common law or principle of common law, executive order of or by any Governmental Authority or NYSE (or other applicable stock exchange) (including any judicial or administrative interpretation thereof), or other standards or requirements of any Governmental Authority, including any Health Care Law.

“Leased Real Property” means any material real property that is leased, subleased or licensed by the Company or any of its Subsidiaries from any third party (in each case whether as tenant or subtenant or by other occupancy arrangement).

“Material Adverse Effect” means any effect, change, event, circumstance, condition, development, state of facts or occurrence that, individually or in the aggregate with all other effects, changes, events, circumstances, conditions, developments, state of facts or occurrences (a) has, or would be reasonably expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (b) prevents, materially impairs or materially delays the consummation of the Transactions on a timely basis and in any event on or before the Outside Date; provided, however, that, solely with respect to clause (a), none of the following, and no effect, change, event, circumstance, condition, development, state of facts or occurrence to the extent arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting the industry in which the Company and its Subsidiaries operate or the economy, credit or financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (B) to the extent arising out of, resulting from or attributable to (1) changes in Law or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory, political or social conditions, (2) the negotiation, execution, announcement or performance of this

Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Sections 3.03.d) and 3.04 or the condition set forth in Section 6.02(a) with respect to Section 3.02), including the impact thereof on relationships, contractual or otherwise, with customers, payors, suppliers, distributors, partners, sales agents, agencies, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (3) acts of war (whether or not declared), cyberattacks, military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), cyberattacks, military activity, sabotage, civil disobedience or terrorism, (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events or other comparable events, (5) any action taken by the Company or its Subsidiaries that is expressly required by this Agreement or with Parent’s written consent or at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is expressly prohibited by this Agreement, (6) any change or prospective change in the Company’s credit ratings; provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein, (7) any decline in the market price, or change in trading volume, of the shares of the Company; provided that the underlying causes of any such decline or change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein, (8) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position; provided that the underlying causes of any such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein, or (9) any epidemic, pandemic or disease outbreak; provided further, however, that any effect, change, event, circumstance, condition, development, state of facts or occurrence referred to in clause (A) or clauses (B)(1), (3), (4) or (9), if not otherwise falling within any of the exceptions provided by clauses (B)(2), (5), (6), (7), or (8), may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event, circumstance, condition, development, state of facts or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated participants in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Medical Device” has the same meaning as that term is defined in Article 2(1) of the EU MDR or Article 1(2)(a) of the EU Medical Devise Directive, and similar applicable Laws in any applicable foreign jurisdiction or as the term “device” is defined in 21 U.S.C. § 321(h) of the Federal Food, Drug, and Cosmetic Act.

“Open Source Software” means any computer Software program whose source code is published and made available under a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Owned Company Intellectual Property” means all Intellectual Property in which the Company or any of its Subsidiaries has (or purports to have) an ownership interest.

“Owned Real Property” means the real property (together with all structures, facilities, improvements and fixtures located thereon and all other interests and rights appurtenant thereto) owned in fee simple by the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” means any effect, change, event or occurrence that would prevent or materially delay, interfere with, hinder or impair (a) the consummation by Parent or Merger Sub of any of the Transactions, including the Merger on a timely basis and in any event on or before the Outside Date, (b) the ability of Guarantor to perform any of its material obligations under Section 8.15 required to consummate the Transactions on or before the Outside Date, or (c) the ability of Parent or Merger Sub to perform any of its material obligations under this Agreement required to consummate the Transactions on or before the Outside Date.

“Permitted Encumbrances” means (a) easements, rights-of-way, encroachments, restrictions, conditions and other similar non-monetary Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use, utility or value of the applicable Real Property or otherwise materially impair the present or reasonably contemplated business operations at such location, (b) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property which are not materially violated by the Company’s use thereof, (c) statutory Encumbrances for Taxes not yet due and payable or the amount or validity of which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP in the Company’s latest financial statements included in the Company SEC Documents, (d) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Encumbrances granted or which arise in the ordinary course of business for amounts that are not yet due and payable or the amount or validity of which are being contested in good faith and by appropriate proceedings, (e) Encumbrances securing payment, or any obligation, with respect to outstanding Indebtedness, so long as there is no event of default under such Indebtedness and such Encumbrances will be released in connection with the Merger Closing, (f) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases of personal property to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (g) non-exclusive licenses and similar rights granted to end customers in the ordinary course of business solely for their use of Products or to third-party service providers in the ordinary course of business solely to authorize the provision of services to the Company and its Subsidiaries, (h) Encumbrances discharged at or prior to the Effective Time, (i) terms, conditions and restrictions under Company Leases, including statutory Encumbrances of landlords, affecting any Leased Real Property, none of which materially interferes with the present use of such Leased Real Property and (j) Encumbrances that have been placed by any developer, landlord or other third party on Leased Real Property or property over which the Company or any of its Subsidiaries have easement rights and subordination or similar agreements relating thereto.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Information” means: (a) any information that identifies, or in combination with other information identify, an individual, including, without limitation, name, address, telephone number, health information (including protected health information (as defined in 45 C.F.R. § 160.103)), social security number, drivers’ license number, government issued identification number, any financial account numbers or log-in information, Internet Protocol addresses or other persistent device identifiers; (b) any personal information that is governed, regulated or protected by applicable Data Protection Laws; and (c) any analogous information that is covered by the payment card industry data security standards (PCI DSS).

“Product” means any and all products, product candidates, parts, materials, components, Medical Devices, biologics, goods, and services of the Company or any of its Subsidiaries, including Software of or related to the Company and its Subsidiaries, including those that are or have been studied, designed, developed, manufactured, propagated, supplied, prepared, processed, tested, assembled, packaged, labelled, processed, sold, serviced, marketed, advertised, commercialized, distributed, imported, exported, transported, stored, handled, provided, or paid for by, on behalf of, with, or at the direction of the Company or any of its Subsidiaries.

“Protected Information” means any information or data that is processed by the Company or any of its Subsidiaries that (a) is Personal Information, (b) is governed, regulated or protected by one or more applicable Data Protection Laws; or (c) is subject to a confidentiality obligation.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Registered Company Intellectual Property” means all Owned Company Intellectual Property that has been registered with or issued by, or is the subject of a pending application for, with or by any Governmental Authority or domain name registrar, by or on behalf of the Company or its Subsidiaries.

“Release” means any release, threatened release, presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping or disposal into or upon, or migration through, the indoor or outdoor environment.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Software” means all computer programs, including all software implementations of algorithms, models and methodologies, whether in source code, object code or other form.

“Subsidiary”, when used with respect to any Person, means (a) any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing at least 50% of the ordinary voting power (or, in the case of a partnership, at least 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (b) of which such Person or one of its Subsidiaries is a general partner or manager.

“Tax Returns” mean any reports, returns, information returns, filings, declarations, elections, disclosures, claims for refund or other information filed or required to be filed with a Governmental Authority in connection with Taxes, including any schedules or attachments thereto, and any amendments to any of the foregoing.

“Taxes” means any and all federal, state, provincial, local, foreign and other taxes, customs, tariffs, imposts, levies, duties, imposts, fees or other like assessments or charges, in each case in the nature of a tax, imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts, including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

“Trade Secret” is defined in the definition of Intellectual Property.

“Transactions” means (a) the execution and delivery of this Agreement and (b) all of the transactions contemplated by this Agreement and the CVR Agreement, including the Merger.

“WARN” means the United States Worker Adjustment and Retraining Notification Act, as amended or any state or provincial Mini-WARN Law.

“Zions Facility” means that certain Business Loan Agreement, dated as of March 24, 2022, as amended from time to time, by and between Zions Bancorporation, N.A. dba Vetra Bank Colorado and the Company.

The following terms are defined on the page of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section
401(k) Plan	Section 5.08(g)
Acceptable Confidentiality Agreement	Section 5.02.f)
Action	Section 3.08
Adverse Recommendation Change	Section 5.02(d)
Affiliate Transaction	Section 3.23
Agreement	Preamble
Announcement	Section 5.05
Anti-Bribery Laws	Section 3.09(c)
Applicable Proceeding	Section 5.10.b)
Appraisal Shares	Section 2.07
Balance Sheet Date	Section 3.05.c)
Bankruptcy and Equity Exception	Section 3.03.a)
Book-Entry Share	Section 2.01.c)
Capitalization Date	Section 3.02
Cash Amount	Recitals
Certificate of Merger	Section 1.03
Claim	Section 5.07(c)
Company	Preamble
Company Acquisition Agreement	Section 5.02(d)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Payoff Amounts	Section 5.15
Company Payoff Letters	Section 5.15
Company Preferred Stock	Section 3.02(a)
Company PSU	Section 5.03(b)
Company Related Parties	Section 7.03.c)
Company RSU	Section 2.03.a)
Company SEC Documents	Section 3.05.a)
Company Securities	Section 3.02.c)
Company Stock Option	Section 2.03.b)
Company Stockholder Approval	Section 3.03(c)
Company Stockholders Meeting	Section 5.11(a)

Terms Not Defined in this Section 8.12	Section
Company Termination Fee	Section 7.03.a)ii)
Confidentiality Agreement	Section 5.06
Continuing Employee	Section 5.08.a)
Contributor	Section 3.14(f)
CVR	Recitals
Data Room	Section 8.16.a)
Determination Notice	Section 5.02(d)
DGCL	Recitals
DOJ	Section 5.04(d)
DTC	Section 2.02(b)(i)
Effective Time	Section 1.03
Exchange Act	Section 3.04
Field Action	Section 3.19(l)
Filed SEC Documents	Article III
Financing	Section 8.17
Financing Parties	Section 8.17
Financing Party Action	Section 8.17
FTC	Section 5.04(d)
Inbound License	Section 3.14.d)
Indebtedness	Section 5.01(b)(v)
Indemnitee	Section 5.07.a)
Indemnitees	Section 5.07.a)
Judgment	Section 3.08
Material Contract	Section 3.17.a)
Maximum Amount	Section 5.07.d)
Merger	Recitals
Merger Closing	Section 1.02
Merger Closing Date	Section 1.02
Merger Consideration	Recitals
Merger Sub	Preamble
Misconduct Allegation	Section 3.12(d)
Non-U.S. Benefit Plan	Section 3.11(b)
Non-U.S. Company Employee	Section 3.12.a)
NYSE	Section 3.04
Outbound License	Section 3.14.d)
Outside Date	Section 7.01.b)i)
Parent	Preamble
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Permits	Section 3.09(b)
Proxy Statement	Section 3.04

Terms Not Defined in this Section 8.12	Section
PSC	Section 3.21
Regulatory Condition	Section 6.01.b)
Restraint Condition	Section 6.01(a)
Restraints	Section 6.01(a)
Restriction	Section 5.04(d)
SEC	Section 3.05.a)
Secretary of State of Delaware	Section 1.03
Section 262	Section 2.07(a)
Section 409A	Section 2.04
Securities Act	Section 3.02.f)
Share Certificate	Section 2.01.c)
Superior Proposal	Section 5.02(h)
Surviving Corporation	Section 1.01
Takeover Law	Section 3.20.b)
Takeover Proposal	Section 5.02(g)
U.S.	Section 2.02(a)
Voting Agreement	Recitals

Section 8.13. Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.

Section 8.14. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with the Merger shall be paid by Parent or Merger Sub when due and shall not be a liability of any holder of Company Common Stock or the Company.

Section 8.15. Obligation of Parent ; Guaranty. (a) Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.

(b) Guarantor hereby unconditionally and irrevocably guarantees to the Company, the Surviving Corporation and their successors and assigns the payment and performance of each of the covenants, obligations and liabilities applicable to Parent, Merger Sub or the Surviving Corporation, as applicable, and their respective Affiliates, successors and assigns under this Agreement (the “Guaranteed Obligations”). This guaranty is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance of the Guaranteed Obligations. This guaranty is a guaranty of payment and performance and not of collection. Guarantor expressly waives any requirement that any Person exhaust any right, remedy or power or proceed against Parent or Merger Sub (or any of their successors or assigns) under this Agreement or against any other Person under any other guaranty of, or security for, any of the Guaranteed Obligations. Should Merger Sub or Parent (or any of their successors or assigns) default in the timely discharge or performance of all or any portion of the Guaranteed Obligations, Guarantor shall immediately fully and punctually discharge and perform such Guaranteed Obligations. So long as this Section 8.15 is in effect, Guarantor shall not exercise any right or remedy arising by reason of its performance of its guaranty, whether by subrogation, reimbursement, indemnification, contribution or otherwise, against the Company, the Surviving Corporation or their successors and assigns or any express intended third party beneficiary of any Guaranteed Obligations described in Section 8.06, or any other guarantor of the Guaranteed Obligations or any security therefor. Guarantor represents and warrants to the Company as of the date of this Agreement and as of the Merger Closing Date as if made as of the Merger Closing Date (except to the extent any representation or warranty expressly relates to an earlier date or period, in which case as of such date or period) as follows:

(i) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority necessary to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

(ii) Guarantor has all necessary power and authority to execute and deliver, and to perform its obligations under, this Section 8.15. The board of directors of Guarantor has approved the execution, delivery and performance of this Section 8.15 by Guarantor. This Section 8.15 has been duly executed and delivered by Guarantor, and assuming due authorization, execution and delivery of this Agreement by the Company, this Section 8.15 constitutes the legal, valid and binding obligation of Guarantor and is enforceable against Guarantor in accordance with its terms, subject, in the case of enforceability, to the Bankruptcy and Equity Exceptions. No vote of Guarantor’s stockholders is necessary to approve this Agreement or any of the Transactions.

(iii) The execution and delivery of this Section 8.15, and the performance or compliance by Guarantor with the terms or provisions under this Section 8.15, will not (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Guarantor or (ii) assuming that the consents, approvals, filings, licenses, permits, authorizations, declarations, notifications and registrations referred to in this Section 8.15(iii) are obtained prior to the Effective Time and the filings referred to in this Section 8.15(iii) are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to Guarantor or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Guarantor is a party or accelerate Guarantor’s obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect

(iv) Except for (a) the filings required under and compliance with other applicable requirements of the HSR Act and any other applicable Antitrust Laws or Foreign Investment Laws, (b) the filing with the SEC of (i) the Proxy Statement and (ii) such reports under the Securities Act or Exchange Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (d) such filings as may be required under the rules and regulations of NYSE and (e) compliance with any applicable state securities or blue sky laws, no consent, approval, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Section 8.15 by Guarantor, the performance by Guarantor of its obligations under this Section 8.15, other than such other consents, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(v) As of the date of this Agreement, there is no Action pending or, to the knowledge of Guarantor, threatened against Guarantor, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date of this Agreement, Guarantor is not subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(vi) Guarantor acknowledges and agrees to all matters set forth in Section 4.07.

(vii) Guarantor acknowledges and agrees that all provisions of Article VIII (other than this Section 8.15) are binding upon Parent with respect to the Agreement shall apply to Guarantor mutatis mutandis with respect to this Section 8.15. Guarantor’s obligations under this Section 8.15 are expressly limited to the Guaranteed Obligations and shall automatically expire upon the full discharge and performance of all Guaranteed Obligations and thereafter, Guarantor shall no longer have any duties or obligations under this Agreement.

Section 8.16. Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, an Exhibit to or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents posted to the “Project Gator” electronic datasite hosted by Datasite on behalf of the Company (the “Data Room”) at least one Business Day prior to the execution and delivery of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References herein to any statute include all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the U.S. References to a Person are also to its permitted assigns and successors. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 8.17. Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company hereby agrees: (a) that any Action directly involving any Person (other than Parent, Merger Sub or any Affiliate thereof) that is an agent, arranger, lender or underwriter of, or otherwise a third party counterparty of Parent or Merger Sub with respect to any actual or potential Financing or any Affiliate of any such Person (collectively, with each of their respective Representatives acting as such, the “Financing Parties”), in each case, arising out of or relating to this Agreement, any Financing or any of the agreements entered into in connection with the Financing or any transaction contemplated hereby or thereby or the performance of any services thereunder (any such suit, legal action or proceeding, a “Financing Party Action”) shall be subject to the exclusive jurisdiction of any federal or state court in the County of New York, New York and any appellate court thereof (and each party hereto irrevocably submits itself and its property with respect to any Financing Party Action to the exclusive jurisdiction of such court); (b) that any Financing Party Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as expressly otherwise provided in any applicable agreement relating to the Financing; (c) not to bring or support, or permit any of its controlled Affiliates to bring or support, any Financing Party Action against any Financing Party in any forum other than any federal or state court in the County of New York, New York; (d) that it irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any Financing Party Action in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Financing Party Action brought against the Financing Parties; (f) that none of the Financing Parties will have any liability to the Company or to its respective Affiliates relating to or arising out of this Agreement, the Financing, any agreement relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (it being understood that nothing in this clause (f) shall affect the obligations of Parent, Merger Sub and their Affiliates under this Agreement); and (g) that (and each other party hereto agrees that) the Financing Parties are express third party beneficiaries of, and may enforce, the provisions of this Section 8.17, and which provisions shall not be amended in a manner adverse to any Financing Party without its prior written consent. “Financing” means any debt financing obtained by Parent or Merger Sub (or any of its Affiliates on its behalf) for the purpose of financing the transactions contemplated hereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ZIMMER, INC.,

BY	/S/ CHAD F. PHIPPS
NAME: CHAD F. PHIPPS
TITLE: SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY

GAZELLE MERGER SUB I, INC.,

BY	/S/ CHAD F. PHIPPS
NAME: CHAD F. PHIPPS
TITLE: SENIOR VICE PRESIDENT AND SECRETARY

ZIMMER BIOMET HOLDINGS, INC.,

BY	/S/ CHAD F. PHIPPS
NAME: CHAD F. PHIPPS
TITLE: SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY

PARAGON 28, INC.,

BY	/S/ ALBERT DACOSTA
NAME: ALBERT DACOSTA
TITLE: CHAIRMAN, CHIEF EXECUTIVE OFFICER, CO-FOUNDER

Exhibit A

Form of CVR Agreement

[Attached]

Agreed Form

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT1

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•] (this “Agreement”), is entered into by and between Zimmer, Inc., a Delaware corporation (“Parent”), [•], a [•], as rights agent (the “Rights Agent”) and, solely as provided by Section 7.8, Zimmer Biomet Holdings, Inc., a Delaware corporation (“Guarantor”).

RECITALS

WHEREAS, Parent, Gazelle Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Paragon 28, Inc., a Delaware corporation (the “Company”) and, solely as provided by Section 8.15 of the Merger Agreement, Guarantor, have entered into an Agreement and Plan of Merger, dated as of January 28, 2025 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, pursuant to the Merger Agreement, (a) Parent has agreed to provide to the holders of the common stock, par value $0.01 per share, of the Company (“Shares”) (other than holders of Shares to be canceled in accordance with Section 2.01(b) of the Merger Agreement and Appraisal Shares) that are outstanding as of immediately prior to the Effective Time and (b) Parent has agreed to provide to holders of Company RSUs, holders of Company PSUs and holders of Company Stock Options (other than options granted pursuant to the Company ESPP) that are (i) in-the-money as of immediately prior to the Effective Time or (ii) out-of-the-money as of immediately prior to the Effective Time but in-the-money when taking into account the sum of the Cash Amount and the maximum Milestone Payment, in each case, that are unexercised and outstanding as of immediately prior to the Effective Time (such Company RSUs, Company PSUs and applicable Company Stock Options, collectively, the “Covered Equity Awards”), in the case of each of clauses (a) and (b), the right to receive a contingent cash payment as hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties hereto agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1.	DEFINITIONS

1.1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Methodology” means the accounting methods, practices, policies and procedures used to prepare the consolidated financial statements (including, in each case, any notes thereto) contained in the most recent periodic report filed by Guarantor with the SEC prior to the Merger Closing as revised during the period following the Merger Closing and prior to the conclusion of the Milestone Measurement Period to incorporate changes required by Law or GAAP.

[1]	Note to Draft: Subject to review by Rights Agent.

“Acting Holders” means, at the time of determination, Holders of at least a majority of the outstanding CVRs as set forth on the CVR Register.

“Carve-Out Transaction” means any transaction (including a sale or other disposition of assets, merger or consolidation, sale of equity interests or exclusive licensing transaction) pursuant to which all or a substantial portion of the rights to the Company Products are sold, exclusively licensed or otherwise transferred, directly or indirectly, to, or acquired by, directly or indirectly, a Person other than Guarantor or any of its Subsidiaries. For clarification, any Change of Control shall not constitute a Carve-Out Transaction.

“Change of Control” means, with respect to a party, (a) a sale or other disposition of all or substantially all of the assets of such party on a consolidated basis (other than, in the case of Parent, to any Subsidiary (direct or indirect) of Guarantor), (b) a merger or consolidation involving such party in which such party is not the surviving entity or (c) any other transaction involving such party in which such party is the surviving or continuing entity but in which the stockholders of such party immediately prior to such transaction own less than 50% of such party’s voting power immediately after the transaction, other than any bona fide equity financing transaction solely related to the continued financing of the operations of such party and its subsidiaries.

“Company Product” means (i) any product sold by the Company or its Subsidiaries as of Merger Closing Date; (ii) those products in development or planned for development as of the Merger Closing Date, including those set forth on Schedule A attached hereto; and (iii), in the case of each of clauses (i) and (ii), any extensions thereof.

“Covered Equity Awards” has the meaning set forth in the Recitals.

“Covered Milestone Payments” has the meaning set forth in Section 2.4(f).

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVRs” means the contractual rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“DTC” means The Depository Trust Company or any successor thereto.

“Event of Default” has the meaning set forth in Section 6.1.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Maximum Milestone Threshold” means the achievement of Net Revenue in the Milestone Measurement Period that is at least equal to $361,000,000.

“Milestone” means each of the Minimum Milestone Threshold and the Maximum Milestone Threshold.

“Milestone Measurement Period” means the period from January 1, 2026 through December 31, 2026.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Notice Date” means March 31, 2027.

“Milestone Payment” means, the product of (a) the quotient of (i) the difference between (A) Net Revenue in the Milestone Measurement Period and (B) $346,000,000 divided by (ii) $15,000,000 multiplied by (b) $1.00 per CVR; provided, that (x) if the Net Revenue in the Milestone Measurement Period is equal to or less than $346,000,000, then the Milestone Payment shall be equal to $0.00 per CVR, (y) if the Net Revenue in the Milestone Measurement Period is equal to or greater than $361,000,000, then the Milestone Payment shall be equal to $1.00 per CVR and (z) with respect to a Company Stock Option, the Milestone Payment shall be reduced (including to $0) by the amount, if any, by which the exercise price per share of such Company Stock Option exceeded the Cash Amount. For the avoidance of doubt, in no event shall the Milestone Payment be greater than $1.00 per CVR.

“Milestone Payment Amount” means, for a given Holder, the product of (a) the Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice.

“Minimum Milestone Threshold” means the achievement of Net Revenue in the Milestone Measurement Period that is at least equal to $346,000,000.

“Net Revenue” means, in each case as determined in accordance with the Accounting Methodology, the gross amount billed or invoiced by or on behalf Parent or any of its Affiliates for sales of the Products to a third party purchaser in an arm’s-length transaction (including any amounts billed or invoiced with respect to related service agreements or service charges for such Products) less any Permitted Deductions; provided that the transfer of Products between or among any of Parent or its Affiliates will not be considered a sale, except where Parent or such Affiliate is an end-user of, and does not further sell, the Products (in which case Net Revenue shall be calculated in accordance with the Accounting Methodology based on the value charged or invoiced to such purchasing entity).

“Net Revenue Statement” means a written statement of Parent, certified by an authorized officer of Parent, setting forth in reasonable detail the calculation of Net Revenue in the Milestone Measurement Period, which shall include (a) an itemized calculation of the Net Revenue for all Products during the Milestone Measurement Period and (b) to the extent that sales for Products are recorded in currencies other than United States dollars, the exchange rates used for conversion of such foreign currency into United States dollars.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer, the secretary or other authorized officer, in each case, of Parent, in such individual’s capacity as such an officer, and delivered to the Rights Agent.

“Parent Product” means any product of Guarantor or its Affiliates (other than the Company Products).

“Permitted Deductions” means the following deductions to the extent (x) actually deducted from the gross invoiced sales price of any Product or (y) otherwise paid or incurred by Parent or an Affiliate of Parent with respect to the applicable sale of such Product:

(a)	normal and customary trade, quantity, prompt pay, cash, incentive and similar discounts or allowances actually allowed;

(b)	amounts repaid or credited by reasons of defects, recalls, withdrawals, rejections or returns (including wholesaler and retailer returns and returns of damaged, expired or expiring product);

(c)

amounts repaid or credited by reasons of price adjustments affecting any Product, including rebates or allowances of goods or because of retroactive price reductions to the extent related to any Product;

(d)

normal and customary chargebacks, rebates (or the equivalent thereof) and other amounts paid on sale of any Product, including such payments mandated by programs of Governmental Authorities and in respect of billing or quantity errors;

(e)

normal and customary price adjustments, allowances, credits, chargeback payments, discounts, concessions, reimbursements and rebates (or the equivalent thereof), and administrative fees paid to medical or managed healthcare organizations, group purchasing organizations, pharmacy benefit managers, Governmental Authorities (including U.S. federal or state Medicaid or Medicare programs) and their agencies, or to trade customers in line with approved contract terms or other normal and customary understandings and arrangements;

(f)	tariffs, duties, excise, sales, value-added and other similar taxes (other than taxes based on net income or profits);

(g)

reasonable deductions for uncollectible amounts on previously sold products (which adjustment shall be based on actual bad debts incurred and written off as uncollectible in a fiscal period as reflected in its audited financial statements for the applicable reporting period or other documentation maintained in the ordinary course of business by Parent or its Affiliates; provided that if the debt is recovered it will be included in Net Revenue);

(h)	discounts or products distributed for indigent patient programs assistance programs, or other patient support programs, including copay assistance programs; and

(i)

to the extent charged to customers on invoice, reasonable and customary costs for packing, packaging, freight, postage, importation, shipping insurance and other transportation expenses (for the avoidance of doubt, any costs for packaging, freight, postage, importation, shipping insurance and other transportation expenses not charged on invoice would be excluded);

provided that all such discounts, allowances, credits, rebates, reductions, payments, reimbursements, expenses, Taxes and other deductions that are attributable in part to the Products and other products of Parent and its Affiliates that are not included in the Products shall be equitably allocated among the Products and other products of Parent and its Affiliates that are not included in the Products such that the Products do not bear a disproportionate portion of such deductions. For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a) through (i) above, such item may not be deducted more than once.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC; (e) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (f) as provided in Section 2.6.

“Products” means, collectively, (a) each Company Product and (b) solely to the extent provided in Section 4.9, each Parent Product.

“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

1.1. Rules of Construction. For purposes of this Agreement, the parties hereto agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (c) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (d) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (e) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (f) a reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto; (g) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented; (h) they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document; (i) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subjects of the conjunction are mutually exclusive; and (j) the measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following August 18 is September 18 and one month following August 31 is October 1). The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. All references to “Dollars” or “$” are to United States Dollars, unless expressly stated otherwise.

2.	CONTINGENT VALUE RIGHTS

2.1. CVRs. The CVRs represent the contractual rights of Holders to receive a contingent cash payment pursuant to the Merger Agreement and this Agreement. The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this Agreement, and a list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1 hereof.

2.2. Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any such sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be null and void and of no effect.

2.3. No Certificate; Registration; Registration of Transfer; Change of Address.2

(a) The CVRs shall not be evidenced by a certificate or other instrument; Holders’ rights and obligations in respect of CVRs derive solely from this Agreement.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers of CVRs as herein provided. The CVRs shall initially, in the case of the holders of shares of Company Common Stock immediately prior to the Effective Time (other than Appraisal Shares), be registered in the names and addresses of the respective holders as set forth in the records of the Company at the Effective Time and in a denomination equal to the number of shares of Company Common Stock converted into the right to receive the Merger Consideration. The CVR Register will initially show one position for Cede & Co. representing all of the CVRs that are issued to the holders of Shares held by DTC on behalf of the street holders of the Shares. The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of the Shares by sending a lump sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. In the case of CVRs to be received by the holders of Covered Equity Awards pursuant to the Merger Agreement, such CVRs shall initially be registered in the name and address of the holder of such Covered Equity Awards as set forth in the records of the Company at the Effective Time and in a denomination equal to the number of Shares subject to such Covered Equity Awards cancelled in connection with the Merger.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register and notify the Parent of the same. No service charge shall be made for any registration of transfer of a CVR, but Parent and the Rights Agent may require payment of a sum sufficient to cover any stamp or other transfer Tax or similar charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register in accordance with this Agreement. The CVR Register is intended to comply with the requirements for “registered form” under Treasury Regulations Section 5f.103-1(c).

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

[2]	Note to Draft: Subject to review and comment by Rights Agent.

2.4. Payment Procedures.

(a) In the event that the Milestone is attained, then, on or prior to the Milestone Notice Date, Parent shall deliver or cause to be delivered to the Rights Agent (i) a notice (the “Milestone Notice”) indicating which Milestone was attained and an Officer’s Certificate certifying the same and (ii) cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, equal to the aggregate amount necessary to pay the Milestone Payment Amount to all Holders (other than Holders who received CVRs in consideration of the Covered Equity Awards) pursuant to Section 4.2, along with any letter of instruction reasonably required by the Rights Agent, solely to the extent such requirement has been communicated to Parent by the Rights Agent. The Milestone Notice shall include the Net Revenue Statement.

(b) The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of the items set forth in Section 2.4(a), send each Holder at its registered address a copy of such Milestone Notice. If a Milestone Payment is payable to the Holders (other than Holders who received CVRs in consideration of the Covered Equity Awards), then at the time the Rights Agent sends a copy of the Milestone Notice to such Holders, the Rights Agent shall also pay the Milestone Payment Amount to each of the Holders in accordance with the corresponding letter of instruction (i) by check mailed to the address of such Holder reflected in the CVR Register as of 5:00 p.m. Eastern Time on the date of the Milestone Notice or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the Milestone Notice, by wire transfer of immediately available funds to the account specified on such instructions. With respect to any Covered Milestone Payment that is payable to Holders of Covered Equity Awards, Parent shall or shall cause the Surviving Corporation or an affiliate of Parent (or, at Parent’s election, a third-party payroll provider of national reputation) to pay, as soon as reasonably practicable following the date on which the Milestone Notice has been delivered to the Rights Agent (but in no event later than March 15th of the calendar year following the calendar year in which the applicable Milestone was attained), the Covered Milestone Payment applicable to such Holder through Parent’s, the Surviving Corporation’s or an Affiliate of Parent’s (or such third-party payroll provider’s) payroll system or third-party payroll agent or by the Paying Agent. If any such payment in accordance with this Section 2.4(b) cannot be made through the applicable payroll system or payroll provider or by the Paying Agent, then the Parent shall cause to be issued a check for such payment to such Holder of Covered Equity Awards (less applicable withholding Taxes, if any), as soon as reasonably practicable following the delivery of the Milestone Notice (but in no event later than March 15th of the calendar year following the calendar year in which the applicable Milestone was attained) at the address for such Holder set forth in the CVR Register or, if such person is then employed by Parent or a Subsidiary of Parent, at the most recent address on the Parent’s or such Subsidiary’s personnel records for such Holder. For the avoidance of doubt, each Covered Milestone Payment is intended to constitute payments within the “short-term deferral” period following the lapse of a “substantial risk of forfeiture” (as such terms are defined for purposes of Section 409A) or shall otherwise be paid in compliance with or under an alternative exemption from Section 409A; provided, however, that to the extent any such payment would cause an impermissible acceleration event under Section 409A, such amount shall instead be paid at the earliest time such payment would not cause or reasonably be expected to cause an impermissible acceleration event under Section 409A.

(c) Parent (or its applicable Affiliate) shall be entitled to deduct or withhold, or cause the Rights Agent to deduct or withhold, from any payments made pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, the U.S. Treasury Regulations thereunder, or any other applicable Law. Any such withholding with respect to Holders who received CVRs in consideration of the Covered Equity Awards shall be made, or caused to be made, through making payments through the payroll systems of the Surviving Corporation or any of its

Affiliates. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder (other than ordinary course payroll withholding and reporting on the Covered Milestone Payments), Parent shall instruct the Rights Agent to solicit from such Holder an IRS Form W-9, IRS Form W-8 or other applicable Tax form within a reasonable amount of time in order to provide the opportunity for the Holder to provide any necessary Tax forms in order to avoid or reduce such withholding amounts. To the extent any such amounts are so deducted or withheld and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Holder to whom such amounts would otherwise have been paid. To the extent such amounts are so deducted or withheld from the Covered Milestone Payments (as defined below), the Rights Agent shall, as soon as reasonably practicable, deliver such amounts to Parent for the purposes of remitting such amounts to the IRS. In no event shall the Rights Agent have any duty, obligation or responsibility for wage or Form W-2 reporting with respect to Milestone Payments (including Covered Milestone Payments) made to the Holders.

(d) If any funds delivered to the Rights Agent for payment to the Holders as Milestone Payment Amounts remain undistributed to the Holders on the date that is six (6) months after the date of the Milestone Notice, Parent shall be entitled to require the Rights Agent to deliver to Parent or its designee any funds which had been made available to the Rights Agent in connection with such Milestone Payment Amounts and not disbursed to the Holders (including, all interest and other income received by the Rights Agent in respect of all funds made available to it), and, thereafter, such Holders shall be entitled to look to Parent or any successor in interest of Parent (subject to abandoned property, escheat and other similar Laws) only as general unsecured creditors thereof with respect to the Milestone Payment Amounts that may be payable, without interest.

(e) Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any Person (including any Holder) for any Milestone Payment Amounts delivered to a public official pursuant to any abandoned property, escheat or other similar Laws. If, despite Parent’s and the Rights Agent’s commercially reasonable efforts to deliver a Milestone Payment Amount to the applicable Holder, such Milestone Payment Amount has not been paid immediately prior to the date on which such Milestone Payment Amount would otherwise escheat to or become property of any Governmental Authority, such Milestone Payment Amount shall become, to the extent permitted by applicable Laws, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(f) Except as otherwise required by applicable law, including to the extent any portion of any Milestone Payment Amount is required to be treated as imputed interest pursuant to applicable Law (including Section 483 of the Code), the parties hereto intend to treat, for all U.S. federal and applicable state and local income Tax purposes, (i) any CVRs and Milestone Payment Amounts received with respect to Shares pursuant to the Merger Agreement as additional consideration for such Shares and (ii) Milestone Payment Amounts paid in respect of each CVR that was received with respect to Covered Equity Awards pursuant to the Merger Agreement (the “Covered Milestone Payments”), and not the receipt of such CVR, as wages in the year in which the applicable Milestone Payment Amount is made. Parent shall (and shall instruct the Rights Agent to) report for all Tax purposes in a manner consistent with the foregoing, including by instructing the Rights Agent to deliver to applicable Holders IRS Form 1099-B with respect to the receipt of Milestone Payments (other than Covered Milestone Payments), and none of the parties hereto will take any position to the contrary on any U.S. federal and applicable state and local income Tax Return or for other U.S. federal and applicable state and local income tax purposes, except as required by applicable Law. To the extent required by applicable Law, Parent shall, and shall cause the Surviving Corporation to, report imputed interest on the Milestone Payment Amounts in respect of CVRs received with respect to the Shares pursuant to the Merger Agreement pursuant to Section 483 of the Code.

2.5. No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates.

2.6. Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article 5 and Article 6. The Rights Agent shall update the CVR Register to reflect any abandonment or acquisition of CVRs described in this Section 2.6.

3.	THE RIGHTS AGENT[3]

3.1. Certain Duties and Responsibilities. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. Prior to the occurrence of an Event of Default, and after the curing or waiving of all such Events of Default which may have occurred, the Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its fraud, gross negligence, bad faith or willful or intentional misconduct (including willful breach). If an Event of Default has occurred (which has not been cured or waived), the Rights Agent shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a reasonably prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

3.2. Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of fraud, gross negligence, bad faith or willful or intentional misconduct (including willful breach) on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in good faith reliance upon such certificate;

[3]	Note to Draft: Subject to review and comment by Rights Agent.

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection to the Rights Agent, and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon after good faith consultation with Parent;

(d) in the absence of a duty specifically set forth in this Agreement, the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement except for any such breach by Parent resulting from any gross negligence, bad faith, willful or intentional misconduct or fraud of the Rights Agent;

(h) Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable out-of-pocket costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss was a result of the Rights Agent’s fraud, gross negligence, bad faith or willful or intentional misconduct (including willful breach);

(i) the Rights Agent shall not be liable for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder unless such loss was a result of the Right Agent’s fraud gross negligence, bad faith or willful or intentional misconduct (including willful breach);

(j) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof (which shall not exceed $[•] per year) and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable and necessary documented out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than withholding Taxes owed by Holders and Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and necessary documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(k) notwithstanding anything to the contrary herein, Parent shall not be required to indemnify, hold harmless or reimburse the expenses of the Rights Agent in connection with any Action commenced by the Rights Agent against Parent; and

(l) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

3.3. Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified but in no event shall such resignation become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent shall, as soon as is reasonably practicable, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal pursuant to Section 3.3(a) or after Parent has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within thirty (30) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(d) The Rights Agent will cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register to the successor Rights Agent.

3.4. Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the predecessor Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the predecessor Rights Agent. On request of Parent or the successor Rights Agent, the predecessor Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the predecessor Rights Agent.

4.	COVENANTS

4.1. List of Holders. Parent or the Surviving Corporation shall furnish or cause to be furnished to the Rights Agent, in a form reasonably satisfactory to the Rights Agent, and received from Parent’s Paying Agent in the Merger or, in the case of Holders who held Covered Equity Awards, the Company, the names and addresses of the Holders as promptly as practicable upon the Effective Time, and in no event later than thirty (30) days after the Effective Time. The Rights Agent will reflect all such names and addresses on the CVR Register and confirm the write up of the CVR Register and list of initial Holders to Parent promptly thereafter and, in any event, within thirty (30) days of the receipt of such names and addresses from Parent or the Surviving Corporation’s transfer agent, as the case may be.

4.2. Payment of Milestone Payments. If the Milestone has been achieved in accordance with this Agreement, Parent shall, promptly (but in any event no later than the Milestone Notice Date), deposit or cause to be deposited with the Rights Agent, for payment to the Holders when payable in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amounts to all Holders (other than Holders who received CVRs in consideration of the Covered Equity Awards).

4.3. Books and Records. Parent shall, and shall cause its Subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to determine the amounts payable hereunder (including books and records in sufficient detail to enable the calculation of Net Revenue in the Milestone Measurement Period).

4.4. Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

4.5. Operational Matters.

(a) From the Merger Closing Date through December 31, 2026, Parent shall maintain a dedicated “Foot and Ankle” business unit (the “Foot and Ankle Business Unit”) that will contain the business operations of the Company and its Subsidiaries.

(b) From the Merger Closing Date through December 31, 2026, neither Parent nor any of its Affiliates shall act in bad faith with the specific intent of avoiding achievement of the Minimum Milestone Threshold, the Maximum Milestone Threshold or the incurrence of the Milestone Payment obligation.

(c) Except as expressly set forth in this Section 4.5, none of Parent, Guarantor or any of their respective Affiliates shall have any obligation to make any particular level of efforts or engage in any particular activities in connection with the ownership of the Surviving Corporation or any other Person relevant to the Milestone Payment, the Products or Foot and Ankle Business Unit or otherwise in connection with achieving the Milestone. Nothing in this Agreement shall be construed as Parent providing, and the Rights Agent disclaims, on behalf of itself and each Holder, any covenants, obligations, representations or undertakings that are not set forth in this Agreement with respect to the Milestone or the Milestone Payment obligation and it is understood that the sole obligations of Parent with respect to the Products and the Foot and Ankle Business Unit shall be as set forth in this Section 4.5.

4.6. Audit Rights.

(a) If the Milestone is not attained, Parent shall deliver to the Rights Agent, on or before the Milestone Notice Date, a written notice (the “Expiry Notice”) indicating that no Milestone was attained and an Officer’s Certificate certifying that no Milestone was attained and that the Milestone Payment is not payable to the Holders of such CVR, and include the Net Revenue Statement. The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of the Expiry Notice, send each Holder at its registered address a copy of such Expiry Notice.

(b) During the sixty (60)-day period following the delivery of the Milestone Notice to the Holders in accordance with Section 2.4(a) or the Expiry Notice in accordance with Section 4.6(a) (the earlier such date, the “End Date”), upon the reasonable written request from the Acting Holders, Parent shall provide the Acting Holders with reasonable documentation to support Parent’s calculation of Net Revenue and shall make its financial personnel reasonably available to a designated representative of the Acting Holders to discuss and answer the Acting Holders’ questions regarding such calculations; provided that (x) such Acting Holders enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its Subsidiaries to be furnished pursuant to this Section 4.6, (y) such access does not unreasonably interfere with the conduct of the business of Parent or any of its Subsidiaries and (z) such confidential information or access shall not be required to be provided to the extent that such confidential information or access would reasonably be expected to result in the waiver of any attorney-client privilege or violate any applicable Law. If the Acting Holders do not agree with Parent’s calculations, the Acting Holders may, no later than thirty (30) Business Days after the Acting Holders request such documentation supporting Parent’s calculation, submit a written dispute notice to Parent setting forth the specific disputed items in the Net Revenue Statement and a reasonably detailed explanation thereof (such notice, a “Dispute Notice”). If the Acting Holders and Parent fail to agree on the matter under dispute within twenty (20) Business Days after the Acting Holders deliver the Dispute Notice to Parent (such period, the “Review Request Period”), Parent shall permit, shall cause its controlled Affiliates to permit, and shall use commercially reasonable efforts to cause its other Affiliates to permit, an independent certified public accounting firm of nationally recognized standing selected by such Acting Holders and reasonably acceptable to Parent (the “Independent Accountant”) to have access, with reasonable advance notice and at reasonable times during normal business hours to the books and records of Parent and its Subsidiaries as may be reasonably necessary to evaluate and verify Parent’s calculation of the Net Revenue in the Milestone Measurement Period as set forth in the Net Revenue Statement; provided that (x) the Independent Accountant enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its Subsidiaries to be furnished pursuant to this Section 4.6 and (y) such access does not unreasonably interfere with the conduct of the business of Parent or any of its Subsidiaries. The fees charged by the Independent Accountant shall be borne by the Acting Holders unless the Independent Accountant determines that Parent’s calculations of Net Revenue included in the Net Revenue Statement were erroneous such that the Holders were entitled to a greater Milestone Payment than the amount of the Milestone Payment that was set forth in the Net Revenue Statement, in which case such fees shall be borne by Parent. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Acting Holders concurrently with each such disclosures to the Acting Holders. The Independent Accountant shall act only as an expert and not as an arbitrator and shall be charged to come to a final determination solely with respect to those specific items in such Net Revenue Statement that the parties disagree on and submit to it for resolution. All other items in the Net Revenue Statement that the parties do not submit, prior to the end of the Review Request Period, to the Independent Accountant for resolution shall be deemed to be agreed by the parties and the Independent Accountant shall not be charged with calculating or validating those agreed upon items. The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be nonappealable and shall not be subject to further review, absent fraud or manifest error. Prior to the End Date, Parent shall not enter into any transaction constituting a Change of Control or Carve-Out Transaction unless such agreement contains provisions that would permit the Independent Accountant with such access to the records of the other party in such Change of Control or Carve-Out Transaction, as applicable, if and solely to the extent as are reasonably necessary to ensure compliance with this Section 4.6. If, in accordance with the procedures set forth in this Section 4.6, the Independent Accountant concludes that the Milestone Payment should have been paid but was not paid when due, or the Milestone Payment Amount paid should have been greater than the amount paid based on the amounts set forth in the Net Revenue Statement, Parent shall cause the applicable Milestone Payment Amount less any amounts deposited with the Rights Agent prior to such date pursuant to Section 4.2, to be paid (plus interest at the thirty (30) day U.S. dollar “prime rate” effective for the date such payment was due, as reported by Bloomberg, from when such Milestone Payment Amount should have been paid to the date of actual payment) promptly to each Holder, and in any event within thirty (30) days of the date the Independent Accountant delivers to Parent the Independent Accountant’s written report, with such payment made in accordance with the procedures set forth in Section 2.4.

(c) If, at the End Date, the Acting Holders have not requested a review of the Net Revenue Statement, or if the Acting Holders have not delivered a timely Dispute Notice, in each case in accordance with this Section 4.6, the calculations set forth in the Net Revenue Statement shall be and conclusive upon the Holders.

4.7. Net Revenue Statement. Prior to the Milestone Notice Date, Parent shall have compiled a Net Revenue Statement. Parent shall keep such Net Revenue Statement in its books and records.

4.8. Change of Control; Carve-Out Transactions. In the event that either Parent or Guarantor consummates a Change of Control prior to the End Date or the payment of the Milestone Payment Amounts in accordance with this Agreement, whichever occurs earlier, Parent, Guarantor or the Surviving Corporation, as applicable depending upon the structure of the Change of Control, will cause the Person acquiring Parent or Guarantor to assume Parent’s or Guarantor’s, as applicable, and the Surviving Corporation’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under this Agreement to the extent not effected by operation of law. In the event that Guarantor or any of its Subsidiaries desires to consummate a Carve-Out Transaction prior to the End Date or the payment of the Milestone Payment Amounts in accordance with this Agreement, whichever occurs earlier, Parent or Guarantor will cause the Person acquiring the rights to such Company Product to either (a) assume Parent’s obligations, duties and covenants under this Agreement pursuant to a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the Rights Agent or (b) provide the information to Parent necessary for Parent to comply with its obligations under this Agreement. If a Carve-Out Transaction is consummated with a Person and such Person does not assume all of Parent’s obligations, duties and covenants hereunder, Parent shall retain all such obligations, duties and covenants hereunder; provided that, for the avoidance of doubt, any Net Revenue of such Person who acquired such Company Products during the Milestone Measurement Period shall be included the Net Revenue calculation for the Milestone Measurement Period pursuant to this Agreement. Prior to or promptly following the consummation of any Change of Control or Carve-Out Transaction, as applicable, Parent or Guarantor will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control or Carve-Out Transaction complies with clause (a) of this Section 4.8 and that all conditions precedent herein relating to such transaction have been satisfied; provided, no Officer’s Certificate shall be required if compliance with clause (a) occurs by operation of law. Upon consummation of a Change of Control or Carve-Out Transaction in accordance with this Section 4.8, neither Parent nor any of its Affiliates (including the Surviving Corporation and Guarantor), shall have any further liability or obligation with respect to any Milestone Payments, and Parent and its Affiliates (including the Surviving Corporation and Guarantor) shall be fully relieved from any such obligations.

4.9. Parent Products. Any Parent Products that are sold by any sales personnel who (a) were employed (or contracted) by the Company or any of its Subsidiaries on the Merger Closing Date or (b) are employed (or contracted) by the Surviving Corporation, or otherwise primarily dedicated to sales of Company Products (such employees in clauses (a) and (b), the “Company Salesforce”), during the Milestone Measurement Period (determined based on Guarantor’s ordinary course procedures for attributing sales of products to sales representatives and any related commission-based sales agreements), shall be deemed to be sales of “Products” and shall be included in the calculation of Net Revenue. For avoidance of doubt, sales of any Parent Product that are not sold by the Company Salesforce shall not be included in the calculation of Net Revenue.

5.	AMENDMENTS

5.1. Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or in the Merger Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws;

(v) to evidence the assignment of this Agreement by Parent as provided in Section 7.3; or

(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b) Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments thereto to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 7.4 or to transfer CVRs to Parent pursuant to Section 2.6.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall transmit (or cause the Rights Agent to transmit) a notice through the facilities of DTC in accordance with DTC’s procedures or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.2. Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of any Holder or the Rights Agent), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.3. Execution of Amendments. Prior to executing any amendment permitted by this Article 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent and Parent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, powers, trusts or duties under this Agreement or otherwise.

5.4. Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

6.	REMEDIES OF THE HOLDERS

6.1. Event of Default. An “Event of Default” with respect to the CVRs, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority):

(a) default in the payment by Parent pursuant to the terms of this Agreement of all or any part of the Milestone Payment Amount after a period of thirty (30) days after the Milestone Payment Amount shall become due and payable; or

(b) material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a default in whose performance or whose breach is elsewhere in this Section 6.1 specifically dealt with), and continuance of such default or breach for a period of sixty (60) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “Notice of Default” hereunder and is sent by registered or certified mail to Parent by the Rights Agent or to Parent and the Rights Agent by the Acting Holders.

If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, (i) the Rights Agent by notice in writing to Parent or (ii) the Rights Agent upon the written request of the Acting Holders by notice in writing to Parent (and to the Rights Agent if given by the Acting Holders), may, in their discretion and at their own expense, commence a legal proceeding to protect the rights of the Holders, including to obtain damages or payment for any amounts then due and payable. Notwithstanding anything herein to the contrary, damages directly resulting from, and in the event of, an Event of Default shall be the sole and exclusive remedy of any and all Holders for any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the CVRs, or the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby.

The foregoing provisions of this Section 6.1, however, are subject to the condition that if, at any time after the Rights Agent shall have commenced such legal proceeding, and before any award shall have been obtained, Parent shall pay or shall deposit with the Rights Agent a sum sufficient to pay all amounts which shall have become due and such amount as shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel, and all Events of Default under this Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Acting Holders, by written notice to Parent and to the Rights Agent, shall waive all defaults that are the subject of such legal proceeding, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default.

6.2. Enforcement. If an Event of Default has occurred, has not been waived and is continuing, the Rights Agent may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by commencing a legal proceeding in accordance with Section 7.6.

6.3. Limitations on Suits by Holders. Subject to the last sentence of this Section 6.3, no Holder of any CVR shall have any right under this Agreement to commence proceedings under or with respect to this Agreement, including in the case of an Event of Default, and no individual Holder or other group of Holders, nor the Rights Agent on behalf thereof, will be entitled to exercise such rights, and such rights may only be exercised by the Acting Holders subject to Section 6.4 and satisfaction of the following conditions: (i) the Acting Holders previously shall have given to the Rights Agent written notice of default, (ii) the Acting Holders shall have made written request upon the Rights Agent to commence such proceeding in its own name as Rights Agent hereunder and shall have offered to the Rights Agent such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and (iii) the Rights Agent for fifteen (15) days after its receipt of such notice, request and offer of indemnity shall have failed to commence any such proceeding and no direction inconsistent with such written request shall have been given to the Rights Agent pursuant to Section 6.4. Notwithstanding any other provision in this Agreement, the right of any Holder of any CVR to receive payment of the amounts that a Milestone Notice indicates are payable in respect of such CVR on or after the applicable due date, or to commence legal proceedings for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder.

6.4. Control by Acting Holders. Subject to the last sentence of this Section 6.4, the Acting Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Rights Agent, or exercising any power conferred on the Rights Agent by this Agreement; provided that such direction shall be in accordance with Law and the provisions of this Agreement; provided, further that (subject to the provisions of Section 3.1) the Rights Agent shall have the right to decline to follow any such direction if the Rights Agent, being advised by its own counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Rights Agent (acting in good faith through its board of directors, the executive committee, or a committee of directors of the Rights Agent) shall determine that the action or proceedings so directed would involve the Rights Agent in personal liability or if the Rights Agent in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction. Nothing in this Agreement shall impair the right of the Rights Agent in its discretion to take any action deemed proper by the Rights Agent and which is not inconsistent with such direction or directions by the Acting Holders.

7.	OTHER PROVISIONS OF GENERAL APPLICATION

7.1. Notices to the Rights Agent and Parent. Any notice or other communication required or permitted to be delivered to Parent or the Rights Agent under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 5:00 p.m. recipient’s local time, upon transmission thereof (provided that no bounceback or similar “undeliverable” message is received by such sender) or (d) if sent by email transmission after 5:00 p.m. recipient’s local time, the Business Day following the date of transmission (provided that no bounceback or similar “undeliverable” message is received by such sender); provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other party):

If to the Rights Agent, to it at:

[•]

with a copy to (which shall not constitute notice):

[•]

If to Parent, to it at:

Zimmer, Inc.

345 East Main Street

Warsaw, Indiana 46580

Attn: General Counsel

E-mail: legal.americas@zimmerbiomet.com

with a copy to (which shall not constitute notice):

Hogan Lovells US LLP

555 13th Street NW

Washington, DC 20004

Telephone No.: (202) 637-5600

Attention: Joseph Gilligan, Gabrielle Witt

Email: joseph.gilligan@hoganlovells.com,

gabrielle.witt@hoganlovells.com

The Rights Agent or Parent may specify a different address, facsimile number or email address by giving notice in accordance with this Section 7.1.

7.2. Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

7.3. Parent Successors and Assigns. The Parent may not assign this Agreement without the prior written consent of the majority of the Acting Holders; provided that Parent may, without such consent, assign this Agreement (a) in connection with (i) a Change of Control of Parent, (ii) a Carve-Out Transaction, in each case in accordance with Section 4.8 or (b) to one or more direct or indirect controlled Affiliates of Parent; provided that in the case of clause (b), Parent remains jointly and severally liable. Any assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to this Section 7.3. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and permitted assignees. The Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect.

7.4. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than Parent and the Rights Agent) any right, benefit, legal or equitable right, claim or remedy of any nature whatsoever under or by reason of this Agreement, except for Parent’s successors and permitted assignees, each of whom is intended to be, and is, a third party beneficiary hereunder; provided that the Holders shall be considered third party beneficiaries solely to the extent set forth in Article 6. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. The Holders shall have no rights except the contractual rights as are expressly set forth in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to the Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

7.5. Governing Law. This Agreement, the CVRs and all actions arising under or in connection herewith and therewith (whether sounding in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

7.6. Jurisdiction; Waiver of Jury Trial. In any action or proceeding arising out of or relating to this Agreement or any of the matters contemplated hereby: (a) each of Parent, the Rights Agent and the Holders irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 7.6 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than Parent, the Rights Agent and the Holders); and (b) each of Parent, the Rights Agent and the Holders irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 7.1 or Section 7.2, as applicable. Each of Parent, the Rights Agent and the Holders hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum (including, any claim based on the doctrine of forum non conveniens or any similar doctrine). Parent, the Rights Agent and the Holders agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any Person’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.7. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.8. Obligation of Parent; Guaranty. Parent shall cause Merger Sub and the Surviving Corporation to duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to Merger Sub or the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with Merger Sub and the Surviving Corporation for the performance and satisfaction of each of said covenants, obligations and liabilities. References to Merger Sub herein apply to the Surviving Corporation from and after the Effective Time. Guarantor hereby unconditionally and irrevocably guarantees to the Rights Agent, the payment and performance of each of the covenants, obligations and liabilities applicable to Parent and its respective successors and assigns under this Agreement, in each case, as and when due (the “CVR Guaranteed Obligations”). This guaranty is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance of the CVR Guaranteed Obligations. This guaranty is a guaranty of payment and performance and not of collection. Guarantor expressly waives any requirement that any Person exhaust any right, remedy or power or proceed against Parent (or any of its successors or assigns) under this Agreement or against any other Person under any other guaranty of, or security for, any of the CVR Guaranteed Obligations. Should Parent (or any of its successors or assigns) default in the timely discharge or performance of all or any portion of the CVR Guaranteed Obligations, Guarantor shall immediately fully and punctually discharge and perform such CVR Guaranteed Obligations. Guarantor acknowledges and agrees that all provisions of Section 7 (other than this Section 7.8) shall apply to the Guarantor mutatis mutandis with respect to this Section 7.8. Guarantor’s obligations under this Section 7.8 are expressly limited to the CVR Guaranteed Obligations and shall automatically expire upon the full discharge and performance of all CVR Guaranteed Obligations and thereafter, Guarantor shall no longer have any duties or obligations under this Agreement.

7.9. Entire Agreement; Counterparts. This Agreement and the Merger Agreement constitute the entire agreement and supersede all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, (i) this Agreement shall govern and be controlling with respect to CVR matters only, and (ii) the Merger Agreement shall govern and be controlling with respect to all matters unrelated to CVRs. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by email shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

7.10. Termination. This Agreement will be terminated and of no force or effect and the parties hereto will have no liability or obligation to make any payments hereunder (other than with respect to monies due and owing by Parent to the Rights Agent), upon the earliest to occur of (a) the payment by the Rights Agent to each Holder of the Milestone Payment Amounts required to be paid under the terms of this Agreement in accordance with Section 2.4, (b) the delivery of a written notice of termination duly executed by Parent and the Acting Holders and (c) if the Milestone is not attained, the later of the expiration of the Review Request Period and the decision of the Independent Accountant with respect to any Dispute Notice. For the avoidance of doubt, (x) the termination of this Agreement will not affect or limit (i) the right to receive the Milestone Payment Amounts under Section 2.4 to the extent earned prior to termination of this Agreement or (ii) the right of Acting Holders to submit a Dispute Notice during the Review Request Period and (y) the provisions applicable thereto will survive the expiration or termination of this Agreement. Notwithstanding the foregoing, no such termination shall effect any rights or obligations accrued prior to the effective date of such termination (including any liability in respect of any breach of this Agreement prior to such termination) or Sections 2.4(e), 3.2, 7.4, 7.6, 7.7, 7.8 or this Section 7.10, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ZIMMER, INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

Exhibit 99.1

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of January 28, 2025, is by and among Zimmer, Inc., a Delaware corporation (“Parent”), Gazelle Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and each of the undersigned stockholders (each, a “Stockholder”, and together the “Stockholders”) of the Company.

WHEREAS, as of the date hereof, each Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of (i) the number of shares of common stock, par value $0.01 per share (“Company Common Stock”), of the Company (as defined below) indicated opposite such Stockholder’s name on Schedule 1 attached hereto (such shares, together with any shares of Company Common Stock described in Section 4.4, the “Subject Shares” of such Stockholder), and (ii) the Equity-Based Awards, and any other securities or rights to acquire beneficial ownership of the number of shares of Company Common Stock indicated opposite such Stockholder’s name on Schedule 2 attached hereto (“Subject Equity Awards” of such Stockholder);

WHEREAS, concurrently with the execution hereof, Parent, Merger Sub and Paragon 28, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof and as it may be amended from time to time (the “Merger Agreement”), which provides, among other things, for Merger Sub to be merged with and into the Company (the “Merger”) with the Company surviving the Merger as the surviving corporation in the Merger and as a wholly owned Subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that each Stockholder, and as a material inducement and in consideration therefor, each Stockholder (in such Stockholder’s capacity as a beneficial owner of the Subject Shares and Subject Equity Awards) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO VOTE

Section 1.1 Agreement to Vote. Subject to the terms of this Agreement, each Stockholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that the Subject Shares are entitled to vote (or to give consent) thereon: (a) cause all of the Subject Shares to be counted as present at any such annual or special meeting or adjournment or postponement thereof for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted if another Person is the holder of record of any Subject Shares beneficially owned by such Stockholder) at any such annual or special meeting or adjournment or postponement thereof, or deliver (or cause to be delivered) a written consent with respect to, all of such Stockholder’s Subject Shares (i) in favor of the adoption and approval of the Merger Agreement and the approval of the Merger, (ii) against any Takeover Proposal and (iii) against any other action that is intended or would reasonably be expected to materially impede, interfere with or delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement. Until the Effective Time, each Stockholder shall retain at all times the right to vote the Subject Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

Section 1.2 Irrevocable Proxy. In furtherance and not in limitation of the foregoing, but only in the event and in each case that any Stockholder fails to be counted as present or fails to vote all of the Subject Shares at the Company Stockholder Meeting in accordance with Section 1.1, until the termination of this Agreement in accordance with Section 5.2 hereof, each Stockholder hereby appoints Parent, or any designee thereof, and each of them individually, as such Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent (and to instruct nominees or record holders to vote or act by written consent) during the time this Agreement is in effect with respect to any and all of the Subject Shares in accordance with this Section 1.2. This proxy and power of attorney are given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby agrees that this proxy and power of attorney granted by the Stockholder shall be irrevocable until the termination of this Agreement pursuant to Section 5.2, shall be deemed to be coupled with an interest sufficient under applicable Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder with respect to any Shares regarding the matters set forth in this Section 1.2. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the bankruptcy, death or incapacity of the Stockholder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder, severally and not jointly, represents and warrants to Parent and Merger Sub that:

Section 2.1 Organization and Good Standing. Each Stockholder that is an entity is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Stockholder has full power and authority, and each Stockholder that is an entity is duly authorized, to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder.

Section 2.2 Authority; Binding Agreement. Each Stockholder has all requisite legal right, power, authority and capacity to execute, deliver and perform such Stockholder’s obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Stockholder, and constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms and, no other action is necessary to authorize the execution and delivery by the Stockholder or the performance of the Stockholder’s obligations hereunder, subject to the Bankruptcy and Equity Exception.

Section 2.3 Non-Contravention. The execution and delivery of this Agreement by each Stockholder does not, and the performance by such Stockholder of such Stockholder’s obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby will not (a) conflict with or violate any Law or Judgment applicable to such Stockholder or the Subject Shares or Subject Equity Awards of such Stockholder, (b) except as may be required by applicable U.S. Federal securities Laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, violate or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrances on such Stockholder’s properties or assets (including the Subject Shares or Subject Equity Awards of such Stockholder) pursuant to, any (i) Contract, agreement, trust, commitment, order, judgment, writ, stipulation, settlement, award, decree or other instrument binding on such Stockholder or the Subject Shares or Subject Equity Awards of such Stockholder or (ii) any applicable Law or (iii) any provision of the organizational or governing documents with respect to each Stockholder that is an entity, or (c) render any Takeover Law applicable to the Merger or any other transaction involving Parent, Merger Sub or any Affiliate thereof, in the case of each of clauses (a) and (b), except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Stockholder to perform such Stockholder’s obligations under this Agreement in any material respect or to consummate the transactions contemplated hereby in a timely manner.

Section 2.4 Ownership of Subject Shares; Subject Equity Awards; Total Shares. Each Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares and Subject Equity Awards of such Stockholder and has good and valid title to such Subject Shares free and clear of any Encumbrances, except for Encumbrances as may be imposed pursuant to (a) this Agreement (b) the organizational documents of the Company, or (c) the Securities Act or other applicable securities Laws; provided, that any Encumbrances imposed pursuant to the organizational documents of the Company do not limit the ability of Parent to enjoy full rights of ownership of the capital stock of the Surviving Corporation. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire record or beneficial ownership of all or any portion of the Subject Shares or Subject Equity Awards. Except for the Subject Shares and Subject Equity Awards of each Stockholder, none of the Stockholders is a record or beneficial owner of any (i) Company Common Stock or voting securities of the Company or (ii) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for Company Common Stock or voting securities of the Company.

Section 2.5 Voting Power. Other than as provided in this Agreement, each Stockholder has investment and voting decision control with respect to all of the Subject Shares of such Stockholder, and investment and voting decision control of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares and Subject Equity Awards of such Stockholder. None of the Subject Shares of any Stockholder are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except as provided hereunder.

Section 2.6 Reliance. Each Stockholder has been represented by or had the opportunity to be represented by independent counsel of such Stockholder’s own choosing and has had the right and opportunity to consult with such Stockholder’s attorney, and to the extent, if any, that each Stockholder desired, each Stockholder availed itself of such right and opportunity. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

Section 2.7 Absence of Litigation. With respect to each Stockholder, as of the date hereof, there is no Action pending against, or, to the knowledge of such Stockholder, threatened in writing against, and there is no Judgment imposed upon, such Stockholder or any of such Stockholder’s properties or assets (including the Subject Shares and Subject Equity Awards) except as would not, individually or in the aggregate, be reasonably expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact such Stockholder’s ability to perform such Stockholder’s obligations hereunder in any material respect.

Section 2.8 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of any Stockholder, on behalf of any such Stockholder in its capacity as a stockholder of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represent and warrant to the Stockholders, jointly and severally, that:

Section 3.1 Organization; Authorization. Each of Parent and Merger Sub is duly organized or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction). The consummation of the transactions contemplated hereby are within each of Parent’s and Merger Sub’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent and Merger Sub. Each of Parent and Merger Sub has all requisite corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby.

Section 3.2 Binding Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees that until the valid termination of this Agreement in accordance with Section 5.2:

Section 4.1 No Transfer; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, from and after the date hereof and until this Agreement is validly terminated in accordance with Section 5.2, no Stockholder shall, directly or indirectly, (a) create or permit to exist any Encumbrances, other than Encumbrances as may be applicable under the Securities Act or other applicable securities Laws or as expressly contemplated by the Merger Agreement and the terms of the organizational documents of the Company and that do not limit the ability of Parent to enjoy full rights of ownership of the capital stock of the Surviving Corporation, on all or any portion of the Subject Shares or Subject Equity Awards, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (whether by sale, liquidation, dissolution, dividend or distribution), or enter into any derivative arrangement with respect to (collectively, “Transfer”), all or any portion of the Subject Shares or Subject Equity Awards, or any right or interest therein (or consent to any of the foregoing), (c) enter into any Contract with respect to any Transfer of the Subject Shares or Subject Equity Awards, or any interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to all or any portion of the Subject Shares, (e) deposit or permit the deposit of all or any portion of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to all or any portion of the Subject Shares or (f) take or permit any other action that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or seek to do or solicit any of the foregoing actions, or cause or permit any other Person to take any of the foregoing actions. From and after the date hereof until this Agreement is validly terminated in accordance with Section 5.2, no Stockholder shall tender, agree to tender or cause or permit to be tendered all or any portion of the Subject Shares into or otherwise in connection with any tender or exchange offer. Any action taken in violation of the foregoing sentences of this Section 4.1 shall be null and void ab initio and each Stockholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of all or any portion of the Subject Shares or Subject Equity Awards of such Stockholder shall occur (including, if applicable, a sale by a Stockholder’s trustee in any bankruptcy, or a sale to a Merger Sub at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement in accordance with Section 5.2. From and after the date hereof until this Agreement is validly terminated in accordance with Section 5.2, each Stockholder agrees that it shall not, and shall cause each of such Stockholder’s Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, each Stockholder may make Transfers of Subject Shares and Subject Equity Awards of such Stockholder (i) to any “Permitted Transferee” (as defined below), in which case any such transferred Subject Shares or Subject Equity Awards shall continue to be bound by this Agreement and provided that any such Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement prior to the consummation of any such Transfer, or (ii) as Parent may otherwise agree in writing in its sole discretion. A “Permitted Transferee” means, with respect to any Stockholder, (A) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Stockholder, (B) any charitable organization described in Section 170(c) of the Code, (C) any trust, the beneficiaries of which include only the Persons named in clause (A) or (B) of this definition, or (D) any corporation, limited liability company or partnership, the stockholders, members and general or limited partners of which include only the Persons named in clause (A) or (B) of this definition.

Section 4.2 No Exercise of Appraisal Rights; Actions. Each Stockholder (a) waives and agrees not to exercise or assert any appraisal or dissenters’ rights (including under Section 262 of the DGCL) in respect of all or any portion of the Subject Shares of such Stockholder that may arise with respect to the Merger and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any Actions (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging breach of any fiduciary duty of any Person (except with respect to fraud or misconduct) in connection with the negotiation and entry into the Merger Agreement or the transactions contemplated thereby.

Section 4.3 Documentation and Information. Except as required by applicable Laws (including the filing of a Schedule 13D with the SEC which may include this Agreement as an exhibit thereto), no Stockholder (solely in its capacity as such) shall, and each Stockholder shall direct such Stockholder’s Representatives not to, make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent. Each Stockholder (solely in its capacity as such) consents to and hereby authorizes Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Merger Sub reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, the Stockholders’ identity and ownership of each Stockholder’s Subject Shares or Subject Equity Awards, the existence of this Agreement and the nature of each Stockholder’s commitments and obligations under this Agreement, and each Stockholder acknowledges that Parent and Merger Sub may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority. Each Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and each Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Stockholder shall become aware that any such information shall have become false or misleading in any material respect.

Section 4.4 Adjustments; Additional Shares. If, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization, exchange of shares, reorganization, merger, conversion or other similar transaction, or (b) such Stockholder shall become the record or beneficial owner of any additional shares of Company Common Stock, then the terms of this Agreement shall apply, without further action of the parties hereto, to the shares of Company Common Stock held by such Stockholder immediately following the effectiveness of the events described in this Section 4.4(a) or such Stockholder becoming the record or beneficial owners thereof as described in Section 4.4(b), as though, in either case, they were Subject Shares of such Stockholder hereunder and such Stockholder will promptly notify Parent of any such event.

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery) to the parties as follows: (a) if to Parent or Merger Sub, in accordance with the provisions of the Merger Agreement and (b) if to a Stockholder, to such Stockholder’s address or e-mail address set forth on a signature page hereto or, in the case of clauses (a) and (b), such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 5.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms,(b) the Effective Time, (c) the entry, without the prior written consent of the Stockholders, into any material modification or amendment to the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to any of the Stockholders pursuant to the Merger Agreement as in effect on the date hereof and (d) the mutual written consent of all of the parties hereto. Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 5.2 shall relieve any party hereto from liability for damages resulting from a knowing and intentional breach of this Agreement or from fraud prior to termination of this Agreement and (ii) the provisions of this Article V shall survive any termination of this Agreement.

Section 5.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto or, in the case of a waiver, by each party hereto against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.4 Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses, whether or not the Merger is consummated.

Section 5.5 Binding Effect; No Third-Party Beneficiaries; Assignment. The parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except to the extent that such rights, interests or obligations are assigned pursuant to a Transfer expressly permitted under Section 4.1. No assignment by any party hereto shall relieve such party hereto of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 5.6 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of laws principles.

(b) All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any Action, any state or federal court within the State of Delaware). The parties hereto irrevocably (i) submits to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waives the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agrees to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agrees to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the Judgment of any such court. The consents to jurisdiction and venue set forth in this Section 5.6(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each of the parties hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 5.1 of this Agreement (provided that nothing in this Section 5.6(b) shall affect the right of any party to serve legal process in any other manner permitted by applicable Law). The parties hereto agree that a final Judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any parties’ rights to seek any post-judgment relief regarding, or any appeal from, a final trial court Judgment.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.6.

Section 5.7 Counterparts. This Agreement may be executed in one or more counterparts (including by DocuSign, facsimile or electronic mail with .pdf attachments), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 5.8 Entire Agreement. This Agreement (together with Schedule I and the other documents delivered pursuant hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement.

Section 5.9 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy (as determined by a final judgement), all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 5.10 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them hereunder to consummate this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 5.6(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of this Agreement and without that right parties would not have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party in seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.10 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 5.11 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties hereto; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Section 5.12 Further Assurances. Parent, Merger Sub and each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.

Section 5.13 Interpretation. When a reference is made in this Agreement to an Article, a Section or a Schedule, such reference shall be to an Article of, a Section of or a Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or” and “any” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References herein to any statute include all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the U.S. References to a Person are also to its permitted assigns and successors. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

Section 5.14 Capacity as Stockholder. Notwithstanding anything herein to the contrary, (a) each Stockholder signs this Agreement solely in such Stockholder’s capacity as a Stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of such Stockholder in such Stockholder’s capacity as an officer, director or employee of the Company, and (b) nothing herein shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer.

Section 5.15 No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

Section 5.16 No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares or Subject Equity Awards. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Subject Shares, except as otherwise provided herein.

[Signature Page Follows]

The parties hereto are executing this Agreement on the date set forth in the introductory clause.

ZIMMER, INC.

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	Senior Vice President, General Counsel and Corporate Secretary

GAZELLE MERGER SUB I, INC.

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	Senior Vice President and Secretary

STOCKHOLDERS:

ALBERT DA COSTA DACOSTA INVESTMENT COMPANY LLC

THE DACOSTA FAMILY TRUST DTD 08/18/19 ALBERT DACOSTA TTEE

ENTRUST GROUP CUSTODIAN FOR ALBERT DACOSTA IRA

THE DACOSTA FAMILY TRUST

By:	/s/ Albert DaCosta
Name:	Albert DaCosta, on behalf of himself and other Stockholders
Title:	Chairman, CEO, Co-Founder of the Company